Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

USA COMPRESSION PARTNERS, LLC,

USA COMPRESSION PARTNERS, LP,

WESTERMAN, LTD.,

J-W ENERGY COMPANY

and

J-W POWER COMPANY

Dated as of November 29, 2025

i

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 29, 2025 (the “Signing Date”), is by and among USA Compression Partners, LLC, a Delaware limited liability company (“Buyer”), USA Compression Partners, LP, a Delaware limited partnership and sole member of Buyer (“Parent” and, together with Buyer, the “Buyer Parties”), Westerman, Ltd., a Texas limited partnership (“Seller”), J-W Energy Company, a Texas corporation (“HoldCo”), and J-W Power Company, a Texas corporation (the “Company”). Each of Buyer, Seller, HoldCo and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Section 1.1 of this Agreement contains the definitions used in this Agreement.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, no par value, of HoldCo, and all of the issued and outstanding shares of preferred stock of HoldCo, par value $0.01 per share (collectively, the “Shares”);

WHEREAS, HoldCo owns all of the issued and outstanding shares of common stock, no par value, of the Company;

WHEREAS, each of HoldCo and the Company is sometimes individually referred to herein as an “Acquired Company” and HoldCo and the Company are sometimes collectively referred to herein as the “Acquired Companies”; and

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“12-Month Indemnification Reserve Released Common Units” has the meaning set forth in Section 8.10(c).

“15-Month Indemnification Reserve Released Common Units” has the meaning set forth in Section 8.10(d).

“280G Stockholder Approval Requirements” has the meaning set forth in Section 8.1(j).

“Accounting Methodologies” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements; provided, that, with respect to the determination of Total Effective Time Working Capital, Estimated Effective Time Working Capital, and Final Effective Time Working Capital, such methodology shall be as modified by the adjustments set forth in Schedule EWC.

“Acquired Company” and “Acquired Companies” has the meaning set forth in the Recitals.

“Action” means any arbitration, audit, investigation, lawsuit, litigation, claim, petition, complaint, action, demand, summons, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at Law or in equity), by or before any Governmental Authority.

“Adjustment Amount” means an amount equal to:

(i) the amount of all cash and cash equivalents (determined in accordance with the Accounting Methodologies) contributed to the Acquired Companies after the Effective Time but before the Closing by Seller or any Person who, directly or indirectly, owns an Equity Interest in Seller; plus

(ii) the aggregate amount of new or additional Funded Indebtedness incurred by any Acquired Company from and after the Effective Time through the Closing; plus

(iii) the aggregate amount of all Taxes allocated to Buyer pursuant to Section 8.2 that are paid by Seller or any of Seller’s direct or indirect owners, other than any Taxes that are taken into account in the calculation of Final Closing Indebtedness, Final Seller Transaction Expenses, Final Effective Time Working Capital or the Final Income Tax Liability Amount; minus

(iv) the aggregate amount of all Leakage;

provided, that if any action would require adjustment pursuant to more than one provision of this Agreement, only one adjustment shall be made and there shall be no duplication of any amounts taken into account in any adjustment.

“Adjustment Common Units Amount” means an amount equal to $20,000,000.

“Adjustment Common Units” means the number of Parent Common Units equal to the Adjustment Common Units Amount divided by the Parent Common Unit Price (rounded down to the nearest whole number).

“Affected Employee” and “Affected Employees” have the meanings set forth in Section 8.1(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” means any Contract (other than any Employee Plan, Organizational Document or similar Contract) between (a) HoldCo or the Company, on the one hand, and (b) Seller or any of Seller’s Affiliates (other than HoldCo or the Company), on the other hand.

“Aggregate Closing Cash Consideration Amount” means an amount equal to (1) the Cash Consideration Amount minus (2) the Final Closing Indebtedness.

“Aggregate Closing Equity Consideration Amount” means an aggregate amount equal to (1) the Equity Consideration Amount, minus (2) the Final Seller Transaction Expenses, plus (3) the amount, if any, by which the Final Effective Time Working Capital is greater than the Working Capital Top Collar, minus (4) the amount, if any, by which the Final Effective Time Working Capital is less than the Working Capital Bottom Collar; plus (5) the Final Effective Time Cash Amount; plus (6) the Final Adjustment Amount if the Final Adjustment Amount is a positive number; minus (7) the absolute value of the Final Adjustment Amount if the Final Adjustment Amount is a negative number; minus (8) the Final Income Tax Liability Amount.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Transaction” has the meaning set forth in Section 7.5.

“Ancillary Agreements” means the Registration Rights Agreement, the Sublease, and all other agreements, certificates, documents and instruments contemplated herein or therein to which any Party is a party in connection with the Contemplated Transactions.

“Anti-Money Laundering Legislation” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), the United States Department of the Treasury Office of Foreign Assets Control regulations and the money laundering laws of all applicable jurisdictions where the Business is conducted.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, any state antitrust, competition or trade regulation Law, and all other Laws, decrees or orders that are designed, intended or applied to prohibit, restrict or regulate monopolization, restraint of trade or the lessening of competition.

“Antitrust Regulatory Approval” means, collectively, any consent, clearance, authorization, approval, exemption, ruling, permit, license, waiver and expiration or termination of a waiting period required under any Antitrust Laws, including under the HSR Act.

“Applicable Anticorruption Laws” means, with respect to any Person, the United States Foreign Corrupt Practices Act of 1977, as amended, and all other similar or equivalent anticorruption or antibribery laws of any jurisdiction applicable to such Person.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located.

“Audited Financial Statements” has the meaning set forth in Section 4.6.

“Award” has the meaning set forth in Section 2.4(b)(ii).

“Benefit Period” has the meaning set forth in Section 8.1(c).

“Benefit Period Qualifying Offer Terms” has the meaning set forth in Section 8.1(c).

“Board Observer Rights Agreement” means that certain Board Observer Rights Agreement, in the form attached as Exhibit C (including, for the avoidance of doubt, the Board Observer Agreement in the form included therein).

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates of the Acquired Companies (including each of the Acquired Company’s Organizational Documents), in each case, that are in tangible or electronic form, including all financial and accounting records, studies, reports, Contracts, instruments, property records, equipment maintenance files, customer lists, supplier lists, marketing materials, complaint and Action files, written correspondence with Governmental Authorities, quality control records and procedures, engineering data and operating guidelines, blueprints, specifications, designs and drawings, and personnel and employment records.

“Business” means providing natural gas compression services, manufacturing and servicing gas compression equipment and selling gas compression equipment and parts.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are required to be closed.

“Business Records” means all (a) currently applicable material administrative and policy manuals, customer lists, marketing materials and sales records of the Acquired Companies, (b) material accounting records of the Acquired Companies for all fiscal years beginning on or after November 1, 2019, (c) personnel files of any current employee of the Acquired Companies, including payroll records, Form I-9s (or any alternative), and any other record or file required by Law to be maintained for all current employees of the Acquired Companies and similar records required by Law to be maintained by the Acquired Companies for former employees of the Acquired Companies whose employment with the Acquired Companies terminated on or after November 15, 2019 (in each case, as may be redacted for purposes of compliance with Antitrust Laws), (d) current employee manuals and handbooks of the Acquired Companies, (e) records of the Acquired Companies relating to Taxes and Tax Returns records for all fiscal years beginning on or after November 1, 2019, (f) current documentation constituting or relating to any Employee Plan for the past three (3) years, (g) documentation in the possession of the Acquired Companies regarding the confidential or proprietary information of any Acquired Company (in each case, in any form or medium), and (h) other documentation relating to clauses (a) through (g) above, notwithstanding any limitations on time periods included in such clauses, that is in the possession of the Acquired Companies, Seller or any of their respective Affiliates or that can be procured by Seller or any of its Affiliates (without the incurrence of any material out-of-pocket cost or expense by Seller) with reasonable efforts.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.1(f).

“Buyer Certificate” has the meaning set forth in Section 2.5(b)(ii).

“Buyer Hiring Protocols” has the meaning set forth in Section 8.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Party Material Adverse Effect” means, with respect to Buyer or Parent, any event, circumstance or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, or would, or would reasonably be expected to, materially impair the ability of Buyer or Parent to (a) consummate the Contemplated Transactions or (b) perform its obligations under any of the Transaction Documents.

“Buyer Plans” has the meaning set forth in Section 8.1(b).

“Buyer Prepared Returns” has the meaning set forth in Section 8.2(a)(ii).

“Buyer Related Party” means Buyer, its Affiliates (including Parent) and each of their respective equityholders, members, Representatives, general or limited partners, beneficiaries, heirs, successors or assignees (or any future equityholder, member, Representative, general or limited partner, beneficiary, heir, successor or assign of any of the foregoing).

“Buyer Released Claims” means any and all Actions, suits, claims, demands, debts, promises, judgments, Liabilities or obligations of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to the Seller Related Parties’ direct or indirect ownership in the Acquired Companies, which Buyer or any Buyer Related Party (including the Acquired Companies after the Closing) can, shall or may have against the Seller Related Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters existing on or prior to the Closing, including (a) any information (whether written or oral), documents or materials furnished by the Company, HoldCo or Seller (or on their behalf) in connection with the Contemplated Transactions; or (b) any facts or circumstances, directly or indirectly relating to the Acquired Companies or any Assets, properties or operations of the Acquired Companies, which existed on or prior to the Signing Date.

“CapEx Budget” has the meaning set forth in Section 4.25.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash Consideration Amount” means $430,000,000.

“Change of Control Payments” means any severance, transaction, change in control, termination, retention, incentive, stock-based or equity-based participation or appreciation rights or other similar amounts or benefits payable to any employee or other Person that will be owed or payable by any Acquired Company, at the Closing or in connection with the Contemplated Transactions (either alone or upon the occurrence of any reasonably related and foreseeable additional or subsequent event following the Closing), together with, as to any amount payable to an employee, any employer-side payroll Taxes, excise Taxes or other penalties, in each case, incurred with respect to any such payments.

“Claim Notice” has the meaning set forth in Section 11.6(b).

“Clean Team Agreement” means that certain Clean Team Agreement, dated as of November 6, 2025, by and between Parent and HoldCo.

“Closing” means the closing of the Contemplated Transactions.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means an amount, without duplication, equal to all the Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Statement” means a statement prepared by Buyer in good faith and in accordance with the Accounting Methodologies setting forth Buyer’s calculation of (a) the Total Effective Time Working Capital, (b) the Closing Indebtedness, (c) the Effective Time Cash Amount, (d) the Seller Transaction Expenses, (e) the Final Adjustment Amount and (f) based on the foregoing, the Aggregate Closing Cash Consideration Amount and the Aggregate Closing Equity Consideration Amount, along with a copy of the unaudited balance sheet of each Acquired Company as of the Effective Time upon which such calculations by Buyer in the Closing Statement were based.

“Closing Time” means 12:00:01 a.m. Central Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 8.1(e).

“Company Associates” means the officers, independent contractors or employees of each Acquired Company as of the Signing Date.

“Company Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Certificates” has the meaning set forth in Section 2.5(a)(vii).

“Company Facilities” has the meaning set forth in Section 4.10(e).

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Intellectual Property” has the meaning set forth in Section 4.11(b).

“Company Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Company’s Knowledge” and similar formulations mean that one or more members of the Executive Team has actual knowledge of the fact or other matter at issue, after reasonable inquiry of their respective direct reports.

“Company Material Adverse Effect” means any event, circumstance, change, effect, occurrence, development or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the (x) Business, Assets or Liabilities, results of operations or condition (financial or otherwise) of the Company or (y) the ability of Seller, HoldCo, the Company or any of their respective Affiliates to perform its or their obligations under this Agreement or to consummate the Contemplated Transactions; provided, however, that, in the case of clause (x), none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industry in which the Company operates, including any change in markets for commodities or supplies used in connection with the Business or any changes in current or projected oil or natural gas prices; (b) any adverse change, effect or circumstance arising out of the announcement or pendency of the Contemplated Transactions; (c) changes, including changes in interpretation, in Law or GAAP or, with respect to the Company, arising out of, resulting from or attributable to any action required to be taken under any Law or Material Contract by which the Company (or any of its Assets or properties) is bound; (d) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including changes in interest rates, currency exchange rates, tariff rates or inflation; (e) any change in the financial, banking, credit or securities markets; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, or other force majeure event; (g) any national or international political or social conditions in any jurisdiction in which the Company conducts business; (h) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist or cyber attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel (each, a “Hostile Act”); (i) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, pronouncement, guideline or interpretation thereof issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or other group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement, guideline or interpretation thereof following the date of this Agreement; (j) any actions taken, or failures to take action, in each case, to which Buyer has consented in writing; (k) any other acquisition, consolidation, or merger by or involving any current or future competitor of the Business; (l) compliance by Seller, HoldCo or the Company with the terms of this Agreement; (m) any event, circumstance or state of facts resulting, directly or indirectly, from any breach of this Agreement by Buyer or Parent; and (n) any failure of the Company to achieve any projected, forecasted or budgeted earning or revenues (provided, however, that this clause (n) shall not prevent a determination that any event, circumstance, change, effect, occurrence, development or state of facts underlying or contributing to such failure has resulted in a Company Material Adverse Effect other than any event, circumstance, change, effect, occurrence, development or state of facts excluded pursuant to clauses (a) through (m) shall not be considered); provided, further, that any event, circumstance, change, effect, occurrence, development or state of facts resulting from the matters described in any of clauses (a), (c), (d), (e), (f), (g), (h) or (i) may nonetheless be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such effect has had or would reasonably be expected to have a disproportionate adverse impact on (A) the Company, or (B) the Business, Assets, condition (financial or otherwise) or results of operations of the Company as compared to other Persons similarly situated in the industry in which the Company operates.

“Compensation” means, with respect to any Company Associate, all cash wages (including bonuses and severance), paid or provided by the Acquired Companies to or for the benefit of such Company Associate.

“Compression Contracts” has the meaning set forth in Section 4.15(a)(xviii).

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement between the Company and Energy Transfer LP, dated as of June 17, 2025.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Equity Purchase and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contract” means any legally enforceable agreement, contract, lease, license, indenture, mortgage, note, instrument, bond, guaranty or other legally binding commitment or undertaking, in each case, whether oral or written.

“Contract Legend” has the meaning set forth in Section 4.32(c).

“Contract Rate” means interest at the lesser of (a) the WSJ Prime Rate or (b) the maximum rate permitted by the Law governing this Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Person” and “D&O Indemnified Persons” have the meanings set forth in Section 8.3(a).

“D&O Insurance” means a non-cancellable, customary and fully prepaid six (6) year “tail” insurance policy for the existing officers’ and directors’ liability insurance.

“Data Room” has the meaning set forth in Section 1.2(k).

“Deal Communications” has the meaning set forth in Section 8.5(c).

“Deemed Tax Refund” has the meaning set forth in Section 8.2(d)(i).

“Disclosure Schedules” has the meaning set forth in the introductory statement to ARTICLE III.

“Disqualified Employee” has the meaning set forth in Section 8.1(a).

“Disqualified Individual” has the meaning set forth in Section 8.1(j).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” means 12:00:01 a.m., Central Time, on January 1, 2026.

“Effective Time Balance Sheet” has the meaning set forth in Section 2.2(c).

“Effective Time Cash Amount” means, without duplication, the aggregate amount equal to (a) all cash and cash equivalents on hand, credit balances or other currency, in each case, in any Acquired Company’s bank accounts, lock boxes or other accounts (including cash resulting from the clearance of checks deposited with any Acquired Company on or prior to the Effective Time, whether or not such clearance occurs before, on or after the Effective Time), (b) the amount of all marketable securities owned by any Acquired Company, (c) direct obligations held by any Acquired Company issued or unconditionally guaranteed by (i) the United States government or issued by any agency thereof or (ii) any state of the United States or any political subdivision of any such state or any public instrumentality thereof, (d) certificates of deposit or bankers’ acceptances issued to or for any Acquired Company by any commercial bank, (e) commercial paper issued by any bank or any bank holding company owning any bank and (f) the amount of all deposits, security deposits, prepayments, letters of credit and other amounts held by any third party (excluding, for the avoidance of doubt, any Affiliates of any Acquired Company) for the benefit of any Acquired Company, including landlords and lessors of the Leased Real Property or any other leased Assets, in each case, as of the Effective Time and as determined in accordance with the Accounting Methodologies, in each case, including Restricted Cash.

“Effective Time Cut-off Date” means the day immediately prior to the date that includes the Effective Time.

“Employee Plan” means any (a) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (b) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (c) bonus, incentive or deferred compensation, long-term incentive plan, or equity or equity-based compensation plan, program, policy or arrangement, (d) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (e) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by any Acquired Company or any of their respective Affiliates, including any ERISA Affiliate, for the benefit of current or former employees, Company Associates, directors, managers, retirees, or consultants of any Acquired Company, their respective Affiliates, including any ERISA Affiliate, or any spouse or dependent of such individual, or under which any Acquired Company or any of their respective Affiliates, including any ERISA Affiliate, has or may have any Liabilities, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liabilities, contingent or otherwise.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, pledge, charge, claim, license, limitation, deed of trust, hypothecation, option, proxy, voting agreement, right of first refusal or right of first offer, adverse claim, security interest, mortgage, or transfer restriction (but expressly excluding any Permitted Encumbrance).

“Enforceability Exceptions” means all applicable bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby are subject to the Enforceability Exceptions.

“Environment” means surface water, groundwater, drinking water, land surface, sediments, subsurface strata, indoor air, ambient air and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Laws regulating, relating to, or imposing Liability or standards of conduct relating to pollution, protection of the Environment, health and safety (to the extent relating to Hazardous Materials) or the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release or threatened Release of, or exposure to, Hazardous Materials, including the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

“Equity Consideration” means the number of Parent Common Units equal to (a) the Estimated Aggregate Closing Equity Consideration Amount divided by (b) the Parent Common Unit Price (rounded down to the nearest whole number).

“Equity Consideration Amount” means $430,000,000.

“Equity Interest” means, with respect to any entity Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right, equity appreciation right, profits interest or phantom stock or equity right or other Contract which would entitle any other Person to acquire any such interest in such Person.

“Equity Purchase” has the meaning set forth in Section 2.1.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be considered a single employer with any Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA during any of the most recent six (6) years.

“ERISA Effective Date” has the meaning set forth in Section 8.1(e).

“Estimated Adjustment Amount” means an estimate, prepared in good faith by the Acquired Companies in accordance with the Accounting Methodologies, of the Adjustment Amount.

“Estimated Aggregate Closing Cash Consideration Amount” means the cash amount that is equal to (1) the Cash Consideration Amount minus (2) the Estimated Closing Indebtedness.

“Estimated Aggregate Closing Equity Consideration Amount” means the cash amount that is equal to (1) the Equity Consideration Amount, minus (2) the Estimated Seller Transaction Expenses, plus (3) the amount, if any, by which the Estimated Effective Time Working Capital is greater than the Working Capital Top Collar, minus (4) the amount, if any, by which the Estimated Effective Time Working Capital is less than the Working Capital Bottom Collar; plus (5) the Estimated Effective Time Cash Amount, plus (6) the Estimated Adjustment Amount if the Estimated Adjustment Amount is a positive number; minus (7) the absolute value of the Estimated Adjustment Amount if the Estimated Adjustment Amount is a negative number; minus (8) the Estimated Income Tax Liability Amount.

“Estimated Closing Indebtedness” means an estimate, prepared in good faith by the Acquired Companies in accordance with the Accounting Methodologies, of the Closing Indebtedness.

“Estimated Effective Time Cash Amount” means an estimate, prepared in good faith by the Acquired Companies in accordance with the Accounting Methodologies, of the Effective Time Cash Amount.

“Estimated Effective Time Working Capital” means an estimate, prepared in good faith by Seller (or the Acquired Companies) in accordance with the Accounting Methodologies, of the Total Effective Time Working Capital.

“Estimated Income Tax Liability Amount” means an estimate, prepared in good faith by Seller (or the Acquired Companies), of the Income Tax Liability Amount.

“Estimated Seller Transaction Expenses” means an estimate, prepared in good faith by Seller (or the Acquired Companies) in accordance with the Accounting Methodologies, of the Seller Transaction Expenses.

“Example Working Capital Schedule” means Schedule EWC attached to this Agreement.

“Excess Parachute Payments” has the meaning set forth in Section 8.1(j).

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Team” means John Dutton, Pam Barnhart, James Barr and Kavin Tubbs.

“Ex-Im Laws” means (a) all trade, export control, import, and antiboycott laws imposed, administered or enforced by the U.S. government, including the Arms Export Control Act, the International Emergency Economic Powers Act, Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations, the Export Administration Regulations, the U.S. customs regulations at 19 C.F.R. Chapter I and the Foreign Trade Regulations; and (b) all applicable trade, export control, import and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Final Closing Date Payment” has the meaning set forth in Section 2.4(c).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(c).

“Final Effective Time Cash Amount” has the meaning set forth in Section 2.4(c).

“Final Effective Time Working Capital” has the meaning set forth in Section 2.4(c).

“Final Income Tax Liability Amount” has the meaning set forth in Section 2.4(c).

“Final Seller Transaction Expenses” has the meaning set forth in Section 2.4(c).

“Financial Statements” means, collectively, the Company Financial Statements and the HoldCo Financial Statements.

“Firm” has the meaning set forth in Section 8.5(a).

“FMLA” means the Family and Medical Leave Act of 1993.

“Foreign Person” is defined in Section 5.11.

“Fraud” means, with respect to a Person, common law fraud as determined under the Laws of the State of Delaware, involving actual and intentional fraud (and not constructive or negligence-based claims) as construed under the common law of the State of Delaware in the making of the representations and warranties in ARTICLE III or ARTICLE IV (and shall expressly not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, and Section 4.21.

“Funded Indebtedness” means Indebtedness, the proceeds of which have been received by any Acquired Company.

“GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect from time to time, consistently applied.

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or generally accepted by the oil and gas compression services and equipment industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, applicable Law, reliability and safety. The term “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications.

“Governmental Authority” means any United States federal, state, or local government, or any governmental, regulatory, taxing, agency, bureau, board, commission, court, judicial body, department, political subdivision, or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority (including any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Governmental Prohibition” has the meaning set forth in Section 9.1(e).

“Gregg County Lease” has the meaning set forth in Section 7.9.

“Hazardous Material” means (a) any substance that is limited or regulated by, or for which Liability or standards of conduct have been imposed under, any Environmental Law, including any substance that is defined under any Environmental Law as a “hazardous material,” “hazardous substance,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant” or words of similar import and (b) petroleum, petroleum distillate, petroleum products or byproducts, natural gas, natural gas liquids, radioactive material or waste, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo Annual Financial Statements” has the meaning set forth in Section 4.6(b).

“HoldCo Financial Statements” has the meaning set forth in Section 4.6(b).

“HoldCo Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“HoldCo Material Adverse Effect” means, with respect to HoldCo, any event, circumstance or fact that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, or would reasonably be expected to materially impair the ability of HoldCo to (x) consummate the Contemplated Transactions or (y) perform its obligations under any of the Transaction Documents.

“HoldCo Owned Shares” has the meaning set forth in Section 4.4(a).

“Hostile Act” is defined in item (h) under the definition of Company Material Adverse Effect in Section 1.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Liability Amount” means an amount (not less than zero) equal to the liability for income Taxes of the Acquired Companies for the Pre-Effective Time Tax Period and the portion of any Straddle Period that ends on the Effective Time Cut-off Date that are unpaid as of the Effective Time; provided, that, the Income Tax Liability Amount shall be determined in accordance with the principles set forth in Section 8.2(g).

“Indebtedness” means, with respect to any Acquired Company without giving effect to the Contemplated Transactions, without duplication, the following Liabilities of, or guaranteed by, the applicable Acquired Company (whether or not then due and payable): (a) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible); (c) any obligations for the deferred purchase price of property, goods or services which have been delivered or provided to any Acquired Company (including “earn outs” and “seller notes,” and any long-term portion of deferred revenue to the extent not captured in Schedule EWC up to an amount equal to but not in excess of $900,000 of deferred revenue); (d) any reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds or similar instruments, (e) liabilities or other obligations associated with interest rate or other derivative securities; (f) interest expense accrued but unpaid on or relating to any of such Indebtedness; (g) any obligations and Liabilities in respect of any (i) accrued, earned or unpaid severance or termination payments, (ii) accrued, earned or unpaid bonuses, commissions or other incentive payments, (iii) accrued paid time off (including vacation, personal and sick days) hours that are accrued by the Affected Employees prior to or on December 31, 2025 and carried over by such Affected Employees from calendar year 2025 to calendar year 2026, (iv) any unfunded or underfunded pension or pension-like Liabilities or obligations and any unfunded or underfunded post-retirement and post-employment benefits, Liabilities or obligations, and (v) any nonqualified deferred compensation plan, program, agreement or arrangement, in each case as to clauses (i) through (v), as determined based on accruals as of the Closing together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts; (h) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (i) in respect of any (A) accrued and unpaid severance or termination payments and (B) accrued and unpaid bonuses, commissions or other incentive payments, in each case, payable to any current or former directors, managers, officers or employees of any Acquired Company, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes owed by an Acquired Company in connection with such amounts and (C) unfunded or underfunded nonqualified deferred compensation plans, programs, agreements or arrangement liabilities or obligations, in each case as to clauses (A), (B) and (C), as determined based on accruals as of the Closing together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts; and (j) prepayment penalties, premiums, late charges, penalties, “make-whole amounts” collection fees, costs and expenses and other agreed payment obligations of any Acquired Company (without any double counting) relating to any of such Indebtedness described in clauses (a) through (f) that would arise (whether or not then due and payable) if the aggregate amount of all such Indebtedness were prepaid in full on the Closing Date (including if any item of Indebtedness cannot be repaid on or before the Closing Date (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item that occurs between the Closing Date and the earliest date that repayment may occur (e.g., if notice were delivered on the Closing Date) and all out-of-pocket fees and expenses incurred in connection with repayment of such Indebtedness of any Acquired Company, whether or not due and payable, including any amounts owing to any trustee or advisors, but without double-counting with any amounts included in Indebtedness); provided, however, that Indebtedness shall not include any amount taken into account in the determination of Total Effective Time Working Capital, Seller Transaction Expenses, or Income Tax Liability Amount.

“Indemnification Reserve Amount” means an amount equal to $60,000,000.

“Indemnification Reserve Common Units” means the portion of the Equity Consideration consisting of a number of Parent Common Units equal to (a) the Indemnification Reserve Amount divided by (b) the Parent Common Unit Price (rounded down to the nearest whole number).

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnified Taxes” means, without duplication, (a) Taxes of Seller (or any of Seller’s direct or indirect owners) for any Tax period, (b) all Taxes of the Acquired Companies for all Pre-Effective Time Tax Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Effective Time Cut-off Date (as apportioned pursuant to Section 8.2(f)); (c) all Liabilities for Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies (i) by virtue of having been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes on or prior to the Closing Date, or (ii) as a transferee or successor or by contract, which Taxes relate to an event or transaction occurring before the Effective Time; and (d) any costs or expenses (including reasonable attorneys’ fees and advisors’ fees) incurred by the Acquired Companies following the Effective Time or the Buyer, in each case with respect to a Tax Action relating to a Pre-Effective Time Tax Period or the portion of any Straddle Period ending on and including the Effective Time Cut-off Date; provided, however, notwithstanding anything to the contrary in this Agreement, that Indemnified Taxes shall not include (I) any Transfer Taxes for which Buyer is responsible pursuant to Section 8.2(d), (II) any and all Taxes arising as a result of any election under Section 338 of the Code (or any analogous provision of applicable Tax Law) that is made with respect to the Contemplated Transactions, (III) any Taxes that are taken into account in the calculation of Final Closing Indebtedness, Final Seller Transaction Expenses, Final Effective Time Working Capital, Final Income Tax Liability Amount, or (IV) all Liabilities for Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies by virtue of having been a member of an affiliated, combined, consolidated, unitary or similar group with Buyer or any of its Affiliates (other than the Acquired Companies).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Independent Expert” means a nationally-recognized, independent accounting firm mutually agreed upon by Buyer and Seller.

“Individual Claim Threshold” has the meaning set forth in Section 11.3(a).

“Insurance Policies” means insurance policies, including fire, liability, workmen’s compensation and other forms of insurance, owned, held by, maintained by or for the benefit of each Acquired Company.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations and social media accounts; and (f) other intellectual property and related proprietary rights.

“Interim Statement Date” has the meaning set forth in Section 4.6(a).

“Law” means all United States laws, constitutions, treaties, acts, statutes, rules, regulations, tariffs, codes, and ordinances of any Governmental Authority and other requirements of any Governmental Authority having the force or effect of law and all Governmental Orders.

“Leakage” means the aggregate amount of (a) all payments made by or on behalf of the Acquired Companies in respect of Indebtedness or Seller Transaction Expenses during the period after the Effective Time and prior to the Closing, (b) the excess of (x) the reasonable cost of replacement attributable to any and all revenue-generating Material Equipment that has been destroyed by a casualty event or “total loss” event from and after the Signing Date and prior to the Closing, minus (y) the insurance proceeds received or reasonably expected to be received by the Acquired Companies within ninety (90) days after the Closing for all such events described in the immediately preceding clause (x), minus (z) $1,000,000, (c) the payment of any Indemnified Taxes by or on behalf of the Acquired Companies prior to the Closing; and (d) all of the following made by or on behalf of any Acquired Company to a Leakage Party to the extent occurring during the period after the Effective Time and prior to the Closing, in each case, without duplication of any other adjustment to the Purchase Price (but expressly excluding any amounts payable by any Acquired Company pursuant to this Agreement):

(i)	any dividend or other distribution (whether in cash, Assets or otherwise in-kind) declared, set aside, paid or made (whether actual or deemed);

(ii)

any payment made for the repurchase, redemption, purchase, issuance or repayment or return of units or loan capital (or any other relevant securities), directly or indirectly, in each case, by or on behalf of any Acquired Company to a Leakage Party;

(iii)

any royalty payments, management fees, monitoring fees, interest payments, loan payments, advances, capital contributions, service or directors’ fees, directors’ bonuses or other directors’ cash compensation of any kind by any Acquired Company;

(iv)	any Liabilities assumed, indemnified, guaranteed, incurred or paid by any Acquired Company for the benefit of or on behalf of a Leakage Party;

(v)	any waiver, forgiveness, discount, discharge or release by any Acquired Company of any amount owed to it by (or any right or any claim against) any Leakage Party;

(vi)	any transfer of assets, rights, or other benefits by any Acquired Company to a Leakage Party;

(vii)	any agreement or arrangement entered into by any Acquired Company to give effect to any matter referred to in subparts (i) through (vi) above; and

(viii)

any fees, costs, or Taxes (including, for the avoidance of doubt, the employer portion of any employment or payroll Taxes) incurred, paid or payable by any Acquired Company in respect of any of the matters set out in clauses (i) to (vi) above (and, for the purposes of the definition of “Leakage”, any Taxes falling within this clause (viii) shall be treated as having been paid to, on behalf of or for the benefit of a Leakage Party).

“Leakage Party” means Seller or any other Seller Related Party or any of their respective Affiliates (other than HoldCo or the Company).

“Leased Real Property” all real property leased, subleased or licensed by any Acquired Company or to which any Acquired Company otherwise holds a right to use or occupy any real property as a lessee, licensee or sublessee.

“Liability” means any obligation or liability of any nature (whether pecuniary or not, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether matured or unmatured, whether determined or determinable, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loss” or “Losses” means any loss, Liability, cost, fine, penalty, deficiency, damage or expense (including reasonable attorneys’ fees and advisors’ fees).

“LTCIP” has the meaning set forth in Section 8.1(k).

“Material Contracts” means the Real Property Leases and each Contract required to be disclosed on Section 4.15(a) of the Disclosure Schedules.

“Material Customers” means the twenty (20) largest customers of the Acquired Companies measured by the aggregate dollar amount of revenues (whether paid or payable) of the Acquired Companies from each such customer for the fiscal year ended October 31, 2025.

“Material Equipment” has the meaning set forth in Section 4.9(d).

“Material Suppliers” means the top twenty (20) largest suppliers of the Acquired Companies measured by the aggregate dollar amount of purchases (whether paid or payable) from each such supplier by the Acquired Companies for the fiscal year ended October 31, 2025.

“Non-Party Affiliate” has the meaning set forth in Section 12.13.

“Notice of Objection” means a reasonably detailed, written statement describing Seller’s objections to the Closing Statement timely submitted by Buyer.

“Objection Period” has the meaning set forth in Section 2.4(b)(i).

“OFAC” has the meaning set forth in Section 4.26(c)(i).

“Offered Employee” has the meaning set forth in Section 8.1(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business, consistent with past practices; provided, however, that, deviations from such ordinary course of business consistent with the respective past practices of each of the Acquired Companies shall not be deemed outside the Ordinary Course of Business to the extent such deviations are required by applicable Law to protect the health and safety of either of the Acquired Companies’ employees and other individuals having business dealings with either of the Acquired Companies.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” means the real property owned in fee by any Acquired Company together with all buildings, structures, improvements and facilities located thereon.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Unit Price” means $23.50.

“Parent Common Units” means common units representing limited partner interests in Parent.

“Parent GP” means USA Compression GP, LLC, a Delaware limited liability company and the general partner of Parent.

“Parent Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent, dated as of April 2, 2018.

“Parent SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed by Parent with the SEC under the Exchange Act or the Securities Act.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” means payoff letters in connection with the repayment to the holders of the Closing Indebtedness, which holders are set forth on Section 7.6 of the Disclosure Schedules, which shall (a) set forth the aggregate principal amount and all accrued but unpaid interest and other payment obligations (including any prepayment premiums, commitment and other fees, related expenses, penalties or termination fees payable as a result of the consummation of the Contemplated Transactions) constituting such Closing Indebtedness, (b) provide for the release of all related Encumbrances upon the Assets or Equity Interests of any Acquired Company, (c) provide for automatic and irrevocable release of the applicable Acquired Company from any payment obligations (other than those indemnification and other contingent obligations that customarily remain following termination of a credit agreement) in respect of such Closing Indebtedness, (d) provide for prompt delivery of all possessory collateral in the possession of such applicable Person to which such Closing Indebtedness is owed in respect of such Closing Indebtedness and (e) otherwise be in a form reasonably acceptable to Buyer; provided, that the Payoff Letters may specify that the matters addressed in clauses (b) through (d) are subject to satisfaction in full at the Closing of the applicable payment obligations specified in clause (a).

“Permits” means approvals, permits, licenses, certificates, registrations, franchises, consents, or other similar authorizations, and all amendments and modifications of any of the foregoing, issued by, or otherwise granted by, any Governmental Authority.

“Permitted Contract” means, as of any date of determination, (a) any new compression Contract for Assets already owned as of such date that requires capital expenditures not disclosed in Section 4.25 of the Disclosure Schedules of less than $500,000, or (b) any new Contract entered into in the Ordinary Course of Business that requires capital expenditures not disclosed in Section 4.25 of the Disclosure Schedules of less than $20,000,000 in the aggregate for projects that are reasonably expected to earn a rate of return that is consistent with the historical rate of return earned by the Acquired Companies for projects of a similar nature.

“Permitted Encumbrance” means any of the following: (a) liens for Taxes not yet delinquent, (b) liens for Taxes, the amount or validity of which is being contested in good faith, and for which adequate reserves have been established in the Financial Statements in accordance with GAAP on the Effective Time Balance Sheet, (c) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business that are not overdue or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (d) liens to secure the interests of landlords, lessors, renters, or licensors of Real Property under a lease, rental agreement or sublease (to the extent the applicable company is not in default under such lease, rental agreement or sublease) that, in each case, individually or in the aggregate, do not materially interfere with present use of the Assets encumbered thereby, (e) Encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, any Real Property in any material respect, (f) in the case of a security, any restriction on the transfer of such security arising solely under applicable Law or under the applicable Organizational Documents or (g) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially interfere with the value or present or proposed use and operation of the Assets.

“Permitted Transfer” means shall mean any Transfer (i) to an Affiliate of Seller or, upon prior written notice and subject to the execution of a lock-up agreement as set forth in the proviso below, an entity in which one or more Affiliates of Seller, directly, or indirectly through one or more Affiliates of Seller, owns equity interests with sufficient voting control in such entity, or otherwise has legally enforceable rights, such that one or more Affiliates of Seller retain sole dispositive power and exclusive voting control with respect to the Parent Common Units received as Equity Consideration held by such entity; (ii) to Parent or any of its Subsidiaries, including pursuant to a unit buyback, tender offer or any other lawful purchase of Parent Common Units by Parent or any of its Subsidiaries; (iii) pursuant to a liquidation, merger, consolidation, unit exchange, reorganization, tender offer or other similar transaction involving Parent or any of its Subsidiaries that has been approved, authorized or recommended by the board of directors of Parent GP; and (iv) (A) for estate planning purposes to any trust, partnership, limited liability company or other vehicle for the benefit of Seller or the equityholders of Seller or its Affiliates that are natural Persons; (B) by will or intestate succession upon the death the equityholders of Seller or its Affiliates that are natural Persons or a division or distribution of a trust described in clause (A) above; (C) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (D) as a bona fide gift or charitable distribution, or for bona fide estate planning purposes; (E) to any trust for the direct or indirect benefit of Seller or the equityholders of Seller or its Affiliates that are natural Persons or the immediate family of the foregoing, or if any of the foregoing is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this definition, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin); (F) to a partnership, limited liability company or other entity of which the Seller, its Affiliates, or the equityholders thereof and their immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (G) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (F) above; (H) (x) to another corporation, partnership, limited liability company, trust or other business entity that controlled or managed by Seller (including, but not limited to, any distribution to its partners), or (y) to partners, limited liability company members, or stockholders of Seller; and (I) a pledge, hypothecation or grant of a security interest to a bona fide third-party lender as collateral for indebtedness, provided no foreclosure or disposition occurs during the Restricted Period; provided, however, that in the case of any Transfer or distribution pursuant to clause (iv) above, such Transfer shall not involve a disposition for value and in the case of any Transfer or distribution pursuant to clause (i) or clause (iv) each donee, devisee, transferee or distributee must sign and deliver a lock-up agreement on substantially the same terms as set forth in Section 8.9 of this Agreement to Parent for a period terminating upon the expiration of the Restricted Period.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Post-Closing Distribution Amount” means the Post-Effective Time Distribution Amount minus the Pre-Effective Time Distribution Amount (which may, for the avoidance of doubt, be a positive or a negative number).

“Post-Closing Distribution Amount Estimate” means the Post-Effective Time Distribution Amount minus the Pre-Effective Time Distribution Amount Estimate (which may, for the avoidance of doubt, be a positive or a negative number).

“Post-Closing Distribution True-Up Amount” means an amount equal to the Post-Closing Distribution Amount minus the Post-Closing Distribution Amount Estimate.

“Post-Effective Time Distribution Amount” means, if Parent establishes any record dates for the payment of any quarterly distributions to holders of Parent Common Units in respect of any fiscal quarters beginning on or after the Effective Time that are (a) before the Closing Date, an amount equal to (i) the aggregate number of Parent Common Units comprising the Equity Consideration multiplied by (ii) the cash distribution payable in respect of each Parent Common Unit with respect to such fiscal quarters, or (b) on or after the Closing Date, zero dollars ($0).

“Pre-Closing Certificate” means a certificate, duly executed by Seller, setting forth Seller’s good faith estimate (along with reasonable supporting documentation) of each component of (a) the Estimated Effective Time Working Capital, (b) the Estimated Closing Indebtedness, (c) the Estimated Seller Transaction Expenses, together with invoices or other documents evidencing the amount of the Estimated Seller Transaction Expenses, (d) the Estimated Effective Time Cash Amount, (e) the Estimated Adjustment Amount and (f) based on the foregoing estimates, the Estimated Aggregate Closing Cash Consideration Amount and the Estimated Aggregate Closing Equity Consideration Amount.

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Effective Time Distribution Amount” means, if the Parent establishes a record date for the payment of a quarterly distribution to the holders of Parent Common Units in respect of the full fiscal quarter immediately preceding the Effective Time that is (a) on or after the Closing Date, an amount equal to (i) the aggregate number of Parent Common Units comprising the Equity Consideration multiplied by (ii) the cash distribution payable in respect of each Parent Common Unit with respect to such fiscal quarter immediately preceding the Effective Time, or (b) prior to the Closing Date, an amount equal to zero dollars ($0).

“Pre-Effective Time Distribution Amount Estimate” means Parent’s good faith estimate of the Pre-Effective Time Distribution Amount, determined in accordance with the Accounting Methodologies and consistent with Parent’s then-current distribution guidance (if any).

“Pre-Effective Time Tax Period” means any Tax period ending on or before the Effective Time Cut-off Date.

“Privileged Deal Communications” has the meaning set forth in Section 8.5(c).

“Process,” “Processed” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Protected Parties” has the meaning set forth in Section 8.5(c).

“Purchase Price” means $860,000,000, which is an amount equal to the sum of the Cash Consideration Amount and the Equity Consideration Amount.

“Qualifying Schedule Supplement” has the meaning set forth in Section 8.6.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 4.10(b).

“Registered Intellectual Property” means Intellectual Property registered by any Acquired Company with any Governmental Authority, and applications for such registration.

“Registration Rights Agreement” means that certain Registration Rights Agreement, in the form attached as Exhibit B.

“Related Party Transaction” has the meaning set forth in Section 4.16(b).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into or through the Environment.

“Released Claims” means any and all actions, suits, claims, demands, debts, promises, judgments, Liabilities or obligations of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to HoldCo’s or Seller’s ownership of the Shares or the Equity Interests, directly or indirectly, of the Company, which Seller or HoldCo can, shall or may have against the Buyer Related Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters existing on or prior to the Closing, whether known or unknown.

“Remaining Indemnification Reserve Released Common Units” has the meaning set forth in Section 8.10(e).

“Reporting Standard” means a position in law and fact that has a more likely than not (or greater) level of support.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requisite Financial Statement Information” has the meaning set forth in Section 8.12.

“Resolution Period” means the thirty (30)-day period following Buyer’s receipt of the Notice of Objection.

“Restricted Cash” means any cash or cash equivalents subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends, collateral for letters of credit, repatriations or any other form of restriction.

“Restricted Period” means, as applicable, (a) with respect to fifty percent (50%) of the Parent Common Units comprising the Equity Consideration, the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date and (b) with respect to the remaining fifty percent (50%) of the Parent Common Units comprising the Equity Consideration, the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.

“Restricted Units” means the Adjustment Common Units and the Indemnification Reserve Common Units.

“Retention Obligations” has the meaning set forth in Section 8.1(d).

“Right” means any option, warrant, convertible or exchangeable security or other right to subscribe for, purchase or otherwise acquire any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.

“Sanctions” has the meaning set forth in Section 4.26(c)(i).

“Schedule Supplement” has the meaning set forth in Section 8.6.

“Section 280G” has the meaning set forth in Section 8.1(j).

“Section 280G Waiver” has the meaning set forth in Section 8.1(j).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 11.2.

“Seller Material Adverse Effect” means, with respect to Seller, any event, circumstance or state of fact that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, or would reasonably be expected to materially impair the ability of Seller to (x) consummate the Contemplated Transactions or (y) perform its obligations under any of the Transaction Documents.

“Seller Owned Shares” has the meaning set forth in Section 3.5(c).

“Seller Prepared Returns” has the meaning set forth in Section 8.2(a)(i).

“Seller Related Party” means Seller and its Affiliates (including, prior to the Closing, each Acquired Company) and each of their respective equityholders, members, Representatives, general or limited partners, beneficiaries, heirs, successors or assignees (or any future equityholder, member, Representative, general or limited partner, beneficiary, heir, successor or assign of any of the foregoing).

“Seller Severance Plan” has the meaning set forth in Section 8.1(d).

“Seller Transaction Expenses” means, to the extent unpaid, all costs and expenses of each Acquired Company (or to which any Acquired Company may have any Liabilities from and after the Closing) incurred at or prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions, including legal, accounting, investment banking, advisory and other costs, fees and expenses and any Change of Control Payments, but excluding (a) any amount taken into account in the determination of Total Effective Time Working Capital, Leakage or Closing Indebtedness, (b) the premiums associated with the D&O Insurance “tail” policy, (c) the required filing fee under the HSR Act and (d) any fees paid by any Acquired Company in connection with obtaining Consents necessary or advisable for the consummation of the Contemplated Transactions.

“Seller Transaction Expenses Deductions” means, without duplication, the aggregate amount of deductions allowable applying the Reporting Standard to the Acquired Companies for Tax purposes that are attributable to Seller Transaction Expenses; provided, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the Contemplated Transactions, the portion of such fee that will be treated as “Seller Transaction Expenses Deductions” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Severance Plan” has the meaning set forth in Section 8.1(d).

“Shares” has the meaning set forth in the Recitals.

“Signing Date” has the meaning set forth in the Preamble.

“Straddle Period” means a Tax period that begins on or before and ends after the Effective Time Cut-off Date.

“Sublease” means that certain Sublease Agreement, in the form attached as Exhibit A.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.

“Support Obligations” means guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances issued and outstanding in connection with the Business.

“Surrendered Units” has the meaning set forth in Section 11.10(a).

“Surrendered Unit Indemnification Payment” has the meaning set forth in Section 11.10(a).

“Tax” or “Taxes” means any and all United States federal, state, local or foreign taxes, including income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gains, capital stock, franchise, profits, margins, withholding, social security (or similar, including FICA), unemployment, disability, ad valorem, real property, personal property, escheat or unclaimed property obligation, sales, use, service, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever or any other governmental charges, assessments or fees of any kind of the same or similar nature to a tax imposed by any Governmental Authority, including any interest, penalty, or addition thereto.

“Tax Action” means any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination, litigation or other judicial or administrative proceeding by a Governmental Authority in respect of Taxes of the Acquired Companies for which Seller may be liable or with respect to which Seller may have an indemnification obligation pursuant to this Agreement.

“Tax Assets” means any current tax assets of the Acquired Companies resulting from excess income tax deposits or overpayments of cash income taxes as of the Effective Time.

“Tax Reduction” has the meaning set forth in Section 8.2(d)(ii).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or other documents relating to Taxes filed or required to be filed with a Governmental Authority, with respect to the assessment, determination, or collection of Taxes or the administration of any Laws relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means 5:00 p.m. Central Time on the date that is ninety (90) days following the Signing Date, which date may be extended from time to time by mutual written consent of Buyer and Seller or as set forth in Section 10.1(c).

“Termination Fee” means $5,000,000.

“Third Party Claim” has the meaning set forth in Section 11.6(b).

“Third-Party Recovery Proceeds” has the meaning set forth in Section 11.3(b).

“Total Effective Time Working Capital” means, with respect to the Acquired Companies as of the Effective Time and without giving effect to the Contemplated Transactions, the Working Capital Assets of the Acquired Companies less the Working Capital Liabilities of the Acquired Companies, in each case, determined in accordance with Accounting Methodologies. For illustrative purposes only, a calculation of Total Effective Time Working Capital as of the Interim Statement Date is set forth on the Example Working Capital Schedule. For the avoidance of doubt, the calculation of Total Effective Time Working Capital shall not include any amount taken into account in the determination of Income Tax Liability Amount.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transfer” means, with respect to the Parent Common Units, directly or indirectly, by operation of Law, contract or otherwise, (a) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Parent Common Units, in whole or in part, including as a result of foreclosure on a security interest, (b) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Parent Common Units, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Parent Common Units, (c) any short sale of, or trade in, such Parent Common Units, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Parent Common Units, or (d) any entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (a) to (c). The entry into a Rule 10b5-1 plan that does not authorize transactions during the Restricted Period shall not constitute a Transfer; provided that no public announcement or disclosure of such is made prior to the termination of the Restricted Period with respect to any of the Parent Common Units subject thereto.

“Transfer Agent Documentation” means documents reasonably requested by Parent’s transfer agent in connection with the cancellation of Surrendered Units pursuant to Section 11.10.

“Transfer Taxes” means all transfer, real property transfer or mortgage, documentary, sales, use, stamp, stock transfer, registration, ad valorem and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Union” has the meaning set forth in Section 4.17(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Assets” means all current Assets of the Acquired Companies in the line items set forth on the Example Working Capital Schedule (excluding, for the avoidance of doubt, Effective Time Cash Amounts, Tax Assets and deferred tax assets) as of the Effective Time, determined in accordance with the Accounting Methodologies, but subject to the adjustments (if any) reflected on the Example Working Capital Schedule.

“Working Capital Bottom Collar” means $65,882,000.

“Working Capital Liabilities” means all current Liabilities of the Acquired Companies in the line items set forth on the Example Working Capital Schedule (excluding, for the avoidance of doubt, Closing Indebtedness, Seller Transaction Expenses and deferred tax liabilities, and operating lease liabilities) as of the Effective Time, determined in accordance with the Accounting Methodologies, but subject to the adjustments (if any) reflected on the Example Working Capital Schedule.

“Working Capital Top Collar” means $73,882,000.

“WSJ Prime Rate” means a fluctuating rate of interest equal to the Prime rate of interest published by the Wall Street Journal.

Section 1.2 Interpretation.

(a) The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. When the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Any reference to an Article, Section, Exhibit or Schedule is to the articles, sections, exhibits or schedules, if any, of and to this Agreement unless otherwise specified.

(b) Unless the context of this Agreement otherwise requires, words of any gender shall include all genders and the neuter and words using the singular or plural number also include the plural or singular number, respectively.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) References to “$” are references to United States Dollars, and with respect to any Liability that is contemplated in this Agreement but denominated in currency other than United States Dollars, the amount of such Liability as converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

(e) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Unless expressly provided otherwise, the measure of a period of one (1) month or one (1) year for purposes of this Agreement shall be that date of the following month or year, as applicable, corresponding to the starting date; provided, however, that if no corresponding date exists, the measure shall be that date of the following month or year, as applicable, corresponding to the next day following the starting date.

(h) References to any statute shall include the rules and regulations promulgated thereunder and the reference to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(j) The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”. The word “or” is not exclusive. The word “will” shall be interpreted to express a command. References to “Law” or “Laws” shall be deemed also to include any applicable Law.

(k) All references to materials being “made available” by Seller, HoldCo or the Company as of the Signing Date means documents posted and accessible to Buyer and its advisors (including such materials provided only to Buyer’s Clean Team (as defined in the Clean Team Agreement) for purposes of compliance with Antitrust Laws) in the electronic data room for “Project Aurora”, hosted by Jefferies (the “Data Room”) at least two (2) Business Days prior to the Signing Date and remained so posted and accessible continuously through the Closing.

(l) Time is of the essence with respect to all due dates and time periods set forth in this Agreement.

(m) The principles of interpretation set forth in this Section 1.2 shall apply equally to all Transaction Documents.

ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING

Section 2.1 Purchase and Sale of the Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Shares, free and clear of all Encumbrances (the “Equity Purchase”).

Section 2.2 Closing.

(a) The Closing shall occur no later than the second (2nd) Business Day after the fulfillment or waiver of all conditions set forth in ARTICLE IX (other than those conditions which by their terms are to be satisfied or waived at the Closing), or at such other time as Buyer and Seller may agree in writing, and shall be conducted remotely via the electronic exchange of documents and signatures; provided, however, that in no event shall the Closing occur prior to January 2, 2026. The consummation of the Contemplated Transactions shall be deemed to have occurred at the Closing Time.

(b) The aggregate consideration to be paid by Buyer for the Shares at the Closing shall be (i) the Estimated Aggregate Closing Cash Consideration Amount, plus (ii) the Post-Closing Distribution Amount Estimate plus (iii) Equity Consideration.

(c) At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer the Pre-Closing Certificate along with a copy of the estimated balance sheet of each Acquired Company as of the Effective Time (without giving effect to the Contemplated Transactions), prepared by Seller (or the Acquired Companies) in good faith in accordance with the Example Working Capital Schedule and the Accounting Methodologies, upon which such estimates and calculations are based (the “Effective Time Balance Sheet”).

Section 2.3 Payments at the Closing; Seller Transaction Expenses; and Closing Indebtedness. At the Closing, the Parties shall deliver, or cause to be delivered, each of the following:

(a) Buyer shall pay (or cause to be paid) to Seller a cash amount, by wire transfer of immediately available funds to the applicable account(s) designated in writing by Seller prior to the Closing, equal to (i) the Estimated Aggregate Closing Cash Consideration Amount plus (ii) the Post-Closing Distribution Amount Estimate.

(b) Buyer shall deliver to Seller evidence of the issuance of the Equity Consideration in book entry form, registered in the name of Seller, duly authorized and validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA), and delivered free and clear of any Encumbrances (except as arising pursuant to this Agreement and the Registration Rights Agreement) and in accordance with the terms of this Agreement;

(c) Buyer will pay (or cause to be paid) on behalf of Seller, HoldCo and the Company the amount of the Estimated Seller Transaction Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Buyer by Seller prior to the Closing; provided, however, that Buyer shall pay any Estimated Seller Transaction Expenses that are subject to employment Tax withholding to be paid to either Acquired Company and shall cause the applicable Acquired Company to pay such amounts, less applicable withholdings, through payroll to the applicable payee.

(d) Buyer shall pay (or cause to be paid), on behalf of the applicable Acquired Company, to the holders of the Closing Indebtedness, all amounts necessary to discharge in full all of the Closing Indebtedness pursuant to the Payoff Letters.

(e) Buyer shall pay (or cause to be paid) one hundred percent (100%) of all fees, expenses and premiums associated with the D&O Insurance “tail” policy to the issuer(s) of the D&O Insurance.

Section 2.4 Purchase Price Adjustment.

(a) Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Statement. If for any reason Buyer fails to timely deliver the Closing Statement pursuant to this Section 2.4(a), then the amounts set forth in the Pre-Closing Certificate shall be deemed final and binding for all purposes upon the Parties.

(b) Objections; Resolution of Disputes.

(i) If Buyer timely delivers the Closing Statement and Seller disputes any item in the Closing Statement, then Seller must deliver to Buyer a Notice of Objection within forty-five (45) days (such forty-five (45)-day period, the “Objection Period”) after Buyer’s delivery of the Closing Statement to Seller. If Buyer timely delivers the Closing Statement and Seller does not timely submit a Notice of Objection during the Objection Period, then the Closing Statement timely provided by Buyer and such computations therein shall become final and binding on the Parties for the purposes of this Section 2.4. Following the timely delivery by Buyer of the Closing Statement and for purposes of Seller’s review of the Closing Statement and preparation of any Notice of Objection, Buyer shall (i) permit Seller and its Representatives prompt and full access to, and the full right to review, Buyer’s and each Acquired Company’s Books and Records relating to each item set forth in the Closing Statement and all working papers of Buyer’s accountants relating to each item in the Closing Statement and Buyer shall make available to Seller all of each Acquired Company’s applicable Books and Records; and (ii) provide all such additional information reasonably requested by Seller. Any Notice of Objection shall reasonably detail the basis for the objections set forth therein.

(ii) If Seller timely provides the Notice of Objection to Buyer within the Objection Period, Buyer and Seller shall during the Resolution Period attempt in good faith to resolve each and all of Seller’s objections to the Closing Statement. If Buyer and Seller are unable to resolve all such objections to the Closing Statement within the Resolution Period, then all of the matters remaining in dispute shall be submitted to the Independent Expert. If Buyer and Seller are unable to agree on a mutually acceptable Independent Expert within ten (10) days following the expiration of the Resolution Period, then each of Buyer and Seller shall select a nationally-recognized, independent accounting firm, and the two selected independent accounting firms shall within fifteen (15) days mutually select a separate nationally-recognized, independent accounting firm to serve as the Independent Expert. The Independent Expert shall be engaged pursuant to an engagement letter among Buyer, Seller and the Independent Expert. The Independent Expert shall resolve only those matters set forth in the Notice of Objection remaining in dispute and shall not otherwise investigate any other matter independently. Buyer and Seller shall each furnish to the Independent Expert access to such Persons and such books, records and information as may be requested by the Independent Expert to make its final determination. Buyer and Seller shall also instruct the Independent Expert to render its reasoned written decision (the “Award”) as promptly as practicable but in no event later than thirty (30) days from the date of engagement of the Independent Expert. With respect to each disputed line item, the Independent Expert, in rendering the Award, shall be limited to selecting only one of the amounts submitted by Buyer or Seller. Absent Fraud or manifest error, the resolution of disputed items by the Independent Expert shall be final and binding on the Parties for the purposes of this Section 2.4, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereof. All communications between a Party and the Independent Expert shall be in writing and shall be transmitted to each other Party, and neither Buyer nor Seller shall have ex parte communications with the Independent Expert.

(iii) The fees, costs and expenses of the Independent Expert shall be allocated to and borne by Seller, on the one hand, and Buyer, on the other, based on the inverse of the percentage that the Independent Expert’s determination (before such allocation) bears to the total amount of the total dollar amount of items in dispute as originally submitted to the Independent Expert; provided, however, that if such fees, costs and expenses are to be borne by Seller, then they shall be payable solely with Adjustment Common Units. For example, should the items in dispute total in amount to $1,000 and the Independent Expert awards $600 in favor of Seller’s position, sixty percent (60%) of the fees, costs and expenses of the Independent Expert would be borne by Buyer and forty percent (40%) of such fees, costs and expenses would be borne by Seller.

(iv) Notwithstanding anything herein to the contrary, absent Fraud or manifest error, the dispute resolution mechanism contained in this Section 2.4(b) shall be the exclusive mechanism for resolving any and all disputes regarding the Closing Statement and the adjustments to the Total Effective Time Working Capital, the Closing Indebtedness, the Effective Time Cash Amount, the Seller Transaction Expenses and the Adjustment Amount.

(c) Adjustment Amount. The Closing Statement as modified by the mutual agreement of Buyer and Seller or as modified by the Award shall become final, binding and conclusive on the Parties for all purposes of this Agreement, and the Total Effective Time Working Capital, the Closing Indebtedness, the Effective Time Cash Amount, the Seller Transaction Expenses, the Adjustment Amount and the corresponding Aggregate Closing Cash Consideration Amount and Aggregate Closing Equity Consideration Amount, each as finally determined in accordance with this Section 2.4 and the Accounting Methodologies, are referred to in this Agreement as the “Final Effective Time Working Capital,” “Final Closing Indebtedness,” “Final Effective Time Cash Amount,” “Final Seller Transaction Expenses,” “Final Adjustment Amount,” and “Final Income Tax Liability Amount,” respectively, and the corresponding Aggregate Closing Cash Consideration Amount and Aggregate Closing Equity Consideration Amount using such calculations are referred to collectively as the “Final Closing Date Payment.”

(d) Adjustment of Purchase Price. Within two (2) Business Days after the Final Closing Date Payment has been finally determined in accordance with Section 2.4(b), (i) if the Final Closing Date Payment reflects an increase to the sum of the Aggregate Closing Cash Consideration Amount or the Aggregate Closing Equity Consideration Amount, then Buyer shall promptly (and in any event within three (3) Business Days) pay to Seller an amount in cash equal to the amount of such difference; and (ii) if the Final Closing Date Payment reflects a decrease to the sum of the Aggregate Closing Cash Consideration Amount or the Aggregate Closing Equity Consideration Amount, Seller shall surrender to Buyer the number of Adjustment Common Units (valued at the Parent Common Unit Price) equal to such amount from the Adjustment Common Units to Buyer. The Parties agree that, from and after the Closing, except in the case of Fraud, the Adjustment Common Units shall provide the sole and exclusive remedy and source of funding to Buyer or Seller, as applicable, for any amount payable to Buyer or Seller, as applicable, pursuant to this Section 2.4 and the dispute resolution provisions in this Section 2.4 shall be the sole and exclusive remedy of the Parties with respect to the matters contemplated herein.

(e) Distribution Settlement.

(i) If, after Parent declares its cash distribution for the fiscal quarter in which the Closing occurs, the Post-Closing Distribution True-Up Amount is determined to be a positive number, then within two (2) Business Days thereafter, Buyer shall pay to Seller an amount in cash equal to the Post-Closing Distribution True-Up Amount by wire transfer of immediately available funds.

(ii) If, after Parent declares its cash distribution for the fiscal quarter in which the Closing occurs, the Post-Closing Distribution True-Up Amount is determined to be a negative number, then within two (2) Business Days thereafter, Seller shall pay to Buyer an amount in cash equal to the absolute value of the Post-Closing Distribution True-Up Amount by wire transfer of immediately available funds.

(f) Any payments made pursuant to this Section 2.4 shall constitute an adjustment of the Aggregate Closing Cash Consideration Amount or the Aggregate Closing Equity Consideration Amount, as applicable, for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

Section 2.5 Deliveries at the Closing.

(a) Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or caused to be delivered, to Buyer, the following:

(i) a duly and validly completed and executed IRS Form W-9 of Seller;

(ii) the Payoff Letters in accordance with Section 7.6;

(iii) the resignations of the directors and officers of each Acquired Company, effective as of the Closing, as directed by Buyer on or prior to the date that is three (3) Business Days prior to the Closing Date;

(iv) stock certificates (if any) evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of Seller certifying that attached thereto are: (A) true and complete copies of all resolutions adopted by the board of directors of the general partner of Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted by the general partner of Seller in connection with the Contemplated Transactions, (B) the names and signatures of the officers of the general partner of Seller authorized to sign this Agreement and the Ancillary Agreements to be executed and delivered by Seller hereunder, and (C) true and complete copies of the Organizational Documents of the general partner of Seller;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Acquired Company certifying that attached thereto are: (A) true and complete copies of all resolutions adopted by the board of directors of such Acquired Company authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions of such Acquired Company adopted in connection with the Contemplated Transactions, (B) the names and signatures of the officers of such Acquired Company authorized to sign this Agreement and the Ancillary Agreements to be executed and delivered by such Acquired Company hereunder, and (C) true and complete copies of the Organizational Documents of such Acquired Company;

(vii) certificates in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, signed by a duly-authorized Representative of the applicable Acquired Company certifying that the conditions in Section 9.1(a) and Section 9.1(b) are satisfied as of the Closing Date (the “Company Certificates”);

(viii) certificate of facts for Seller, HoldCo and the Company issued by the Texas Secretary of State certifying that each such entity has legal existence and, as to the general partner of Seller and as to HoldCo and the Company, is in good standing, as of a date not more than ten (10) days prior to the Closing Date, and certificates of account status issued by the Texas Comptroller of Public Accounts for Seller, HoldCo and the Company;

(ix) a certificate of fact for each Acquired Company issued by the Secretaries of State (or comparable authorities) of each jurisdiction in which such Acquired Company is qualified to do business certifying that such Acquired Company is in good standing as of a date not more than ten (10) days prior to the Closing Date;

(x) certificate of an authorized officer of Seller, the Vice President and Treasurer of HoldCo and the Vice President of Finance of the Company, in each case, certifying the amount of Leakage;

(xi) evidence reasonably satisfactory to Buyer of the termination of all Contracts for Related Party Transactions, as listed in Section 2.5(a)(xi) of the Disclosure Schedules;

(xii) the Sublease duly executed by Westerman Family Office, LLC;

(xiii) the Registration Rights Agreement duly executed by Seller; and

(xiv) the Board Observer Rights Agreement, duly executed by Seller and Avril Westerman, as applicable.

(b) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver, or caused to be delivered, the following:

(i) to the parties indicated in Section 2.3, the payments, repayments and deposits described in Section 2.3;

(ii) to Seller, a certificate in form and substance reasonably acceptable to Seller, dated as of the Closing Date, signed by a duly authorized Representative of Buyer certifying that the conditions in Section 9.2(a) and Section 9.2(b) are satisfied as of the Closing Date (the “Buyer Certificate”);

(iii) the Registration Rights Agreement duly executed by Parent;

(iv) the Board Observer Rights Agreement, duly executed by Parent and Parent GP;

(v) the Sublease duly executed by Buyer; and

(vi) evidence of issuance the Parent Common Units comprising the Equity Consideration and the recordation of such issuance on the books and records of the transfer agent and registrar of the Parent Common Units.

Section 2.6 Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law. Buyer shall cause any amounts that are deducted and withheld pursuant to this Section 2.6 to be properly remitted to the appropriate Governmental Authority in accordance with applicable Law. Any amounts withheld pursuant to this Section 2.6 and properly and timely remitted to the appropriate Governmental Authority in accordance with applicable Law shall be treated for all purposes as having been paid to the applicable Person in respect of whom such withholding was made.

Section 2.7 Parent Guaranty. Parent hereby fully and completely guarantees the timely payment and performance of each and all of the agreements, covenants and obligations of Buyer when due under this Agreement and under any Ancillary Agreement to which Buyer is a party. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement effected in accordance with this Agreement or such other Ancillary Agreement. This is a guaranty of payment and performance and not of collectability. To the extent Buyer is relieved from any of its obligations under this Agreement or any other Ancillary Agreement, Parent shall similarly be relieved of its corresponding obligation pursuant to this Section 2.7 solely in respect of such relieved obligation. Parent shall be entitled to all defenses that would be available to Buyer under this Agreement or any other Ancillary Agreement, as well as any defenses in respect of Fraud of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND HOLDCO

Seller and HoldCo, jointly and severally, hereby represent and warrant to Buyer and Parent, in each case subject to the modifications, exceptions and disclosures as set forth on the Disclosure Schedules delivered pursuant to this Agreement (the “Disclosure Schedules”), as follows:

Section 3.1 Entity Status.

(a) Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Seller has all requisite partnership power and authority necessary to own, lease, hold and operate its properties and assets and to carry on its business as now conducted, is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing.

(c) HoldCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.

(d) HoldCo has all requisite corporate power and authority necessary to own, lease, hold and operate its properties and assets and to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing.

Section 3.2 Authorizations.

(a) Seller has the requisite limited partnership power and authority to execute and deliver each of the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Seller has duly executed and delivered this Agreement and at the Closing will deliver all of the other Transaction Documents to which it will be a party. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the Contemplated Transactions, have been duly and validly authorized by Seller, and no other proceedings on the part of Seller are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Contemplated Transactions. This Agreement constitutes, and the Ancillary Agreements to which Seller is a party when fully executed and delivered by Seller and all other parties thereto will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its or their terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) HoldCo has the requisite limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. HoldCo has duly executed and delivered this Agreement and at the Closing will deliver all of the other Transaction Documents to which it will be a party. The execution, delivery and performance by HoldCo of each of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the Contemplated Transactions, have been duly and validly authorized by HoldCo, and no other proceedings on the part of HoldCo are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Contemplated Transactions. This Agreement constitutes, and the Ancillary Agreements to which HoldCo is a party when fully executed and delivered by HoldCo and all other parties thereto will constitute, the legal, valid and binding obligation of HoldCo, enforceable against HoldCo in accordance with its or their terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 3.3 Authorization of Governmental Authorities.

(a) No Consent of any Governmental Authority is required by or on behalf of Seller for (i) the authorization, execution, or delivery by Seller of, or the performance by Seller of its covenants or agreements in, this Agreement or any Ancillary Agreement to be entered into by Seller at the Closing, or (ii) the consummation of the Contemplated Transactions, except for Consents under the HSR Act.

(b) No Consent of, or notice to, any Governmental Authority is required by or on behalf of HoldCo for (i) the authorization, execution, or delivery by HoldCo of, or the performance by HoldCo of its covenants or agreements in, this Agreement or any Ancillary Agreement to be entered into by HoldCo at the Closing, or (ii) the consummation of the Contemplated Transactions, except for Consents under the HSR Act.

Section 3.4 Noncontravention.

(a) Neither the execution and delivery by Seller of, or performance by Seller of, this Agreement or any Ancillary Agreement to be entered into by Seller at the Closing, nor the consummation by Seller of the Contemplated Transactions, does or will (i) contravene, violate or conflict with any Law or Action applicable to Seller; (ii) (A) conflict with, (B) result in a breach or violation of, or loss of any benefit under, (C) require any consent or approval under, (D) give rise to any right of termination, suspension, cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) or (E) constitute a default under, any provision of (x) any Contract to which Seller is a party or by which any of the Assets of Seller are bound, (y) any Permit owned by Seller in connection with the operation of the Business or its ownership of the Shares or (z) the Organizational Documents of Seller; or (iii) result in the creation of any Encumbrance on any Asset of any Acquired Company or the Shares; except in the cases of clauses (ii) and (iii), where the contravention, breach, violation or conflict would not result in a Company Material Adverse Effect, HoldCo Material Adverse Effect or Seller Material Adverse Effect.

(b) Except as set forth in Section 3.4(b) of the Disclosure Schedules, neither the execution and delivery by HoldCo of, or performance by HoldCo of, this Agreement or any Ancillary Agreement to be entered into by HoldCo at the Closing, nor the consummation by HoldCo of the Contemplated Transactions, does or will (i) contravene, violate or conflict with any Law or Action applicable to HoldCo or by which any Assets of HoldCo are bound or subject; (ii) (A) conflict with, (B) result in a breach or violation of, or loss of any benefit under, (C) require any consent or approval under, (D) give rise to any right of termination, suspension, cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) or (E) constitute a default under, any provision of (x) any Contract to which HoldCo is a party or by which any of the Assets of HoldCo are bound, (y) any Permit owned by HoldCo in connection with the operation of the Business or its ownership of the Equity Interests of the Company or (z) the Organizational Documents of HoldCo; or (iii) result in the creation of any Encumbrance on any Asset of HoldCo or the Company or the Shares or the Equity Interests of the Company; except in the cases of clauses (ii) and (iii), where the contravention, breach, violation or conflict would not result in a Company Material Adverse Effect or HoldCo Material Adverse Effect.

Section 3.5 Share Ownership.

(a) Seller owns, beneficially and of record, and has valid title to, all of the Shares, free and clear of any and all Encumbrances.

(b) At the Closing, Seller will transfer good and valid title to the Shares to Buyer, free and clear of any Encumbrances. Other than this Agreement, Seller is not a party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any of the Shares or to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Shares.

(c) The authorized capital stock of HoldCo consists of 100,000 shares of Common Stock, no par value, and 3,000,000 shares of Preferred Stock, par value $0.01 per share (of which 2,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock), and 50,000 shares of the Common Stock of HoldCo (collectively, the “Seller Owned Shares”) are issued and outstanding and owned by Seller. The Seller Owned Shares are the only Equity Interests of HoldCo that are issued and outstanding. All of the Seller Owned Shares have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive or other similar rights and were issued in compliance with all applicable Laws.

(d) Except as set forth in Section 3.5(d) of the Disclosure Schedules, there are no outstanding (i) securities, bonds, debentures or Indebtedness of HoldCo convertible into or exercisable or exchangeable for Equity Interests in HoldCo; (ii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from HoldCo, or other obligation of HoldCo to issue, transfer, sell, repurchase or redeem any Equity Interests of HoldCo; (iii) voting trusts, stockholder agreements, proxies or other similar agreements or understandings to which HoldCo is a party or by which HoldCo is bound with respect to the voting of any Equity Interests in HoldCo; or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Equity Interests in HoldCo. There are no outstanding obligations of HoldCo to repurchase, redeem or otherwise acquire any Equity Interests of HoldCo. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting any Equity Interests in HoldCo.

(e) HoldCo owns, beneficially and of record, and has valid title to, all of the HoldCo Owned Shares, free and clear of any and all Encumbrances. HoldCo is not a party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any of the HoldCo Owned Shares, or to any voting trust, proxy or other agreement or understanding with respect to the voting of the HoldCo Owned Shares. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the HoldCo Owned Shares.

(f) HoldCo is a holding company and, as of the date hereof and as of the Closing, does not and will not, directly or indirectly, own, lease or otherwise have any right, title or interest in or to any assets, properties or rights of any kind, whether real, personal, tangible or intangible (including cash or cash equivalents), other than its direct ownership of the HoldCo Owned Shares.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT) TO WHICH SELLER OR HOLDCO IS A PARTY, NEITHER SELLER NOR HOLDCO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SELLER AND HOLDCO HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY, INCLUDING ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE SHARES, HOLDCO OWNED SHARES, SELLER, HOLDCO, THE COMPANY, THE BUSINESS OF HOLDCO OR THE COMPANY, THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING HOLDCO AND THE COMPANY

Seller, HoldCo and the Company, jointly and severally, hereby represent and warrant to Buyer and Parent, in each case subject to the modifications, exceptions and disclosures as set forth on the Disclosure Schedules, as follows:

Section 4.1 Corporate Status.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 4.2 Corporate and Governmental Authorizations.

(a) The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The Company has duly executed and delivered this Agreement and at the Closing will deliver all of the other Transaction Documents to which it will be a party. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the Contemplated Transactions, have been duly and validly authorized by the Company, and no other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Contemplated Transactions. This Agreement constitutes, and the Ancillary Agreements to which the Company is a party when fully executed and delivered by the Company and all other parties thereto will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its or their terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) No Consent of, or notice to, any Governmental Authority is required by or on behalf of the Company for (i) the authorization, execution, or delivery by the Company of, or the performance by the Company of its covenants or agreements in, this Agreement or any Ancillary Agreement to be entered into by the Company at the Closing, or (ii) the consummation of the Contemplated Transactions, except for (x) Consents under the HSR Act and (y) the Consents identified on Section 4.2(b) of the Disclosure Schedules. The execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party does not, and the consummation of the Contemplated Transactions by the Company will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the Assets owned or used by the Company.

Section 4.3 Non-Contravention; Organizational Documents.

(a) Except as set forth on Section 4.3(a) of the Disclosure Schedules, neither the execution and delivery by the Company of, or performance by the Company of, this Agreement or any Ancillary Agreement to be entered into by the Company at the Closing, nor the consummation by the Company of the Contemplated Transactions, will (i) contravene, violate or conflict with any Law or Action applicable to the Company or by which any of the Assets of the Company are bound or subject; (ii) (A) conflict with, (B) result in a breach or violation of, or loss of any benefit under, (C) require any consent or approval under, (D) give rise to any right of termination, suspension, cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) or (E) constitute a default under, any provision of (x) any Contract to which the Company is a party or by which any of the Assets of the Company are bound, (y) any Permit owned by the Company in connection with the operation of the Business or (z) the Organizational Documents of the Company; or (iii) result in the creation of any Encumbrance on any Asset of the Company; except in the cases of clauses (ii) and (iii), where the contravention, breach, violation or conflict would not be materially adverse to the Company or the ability of the Company to consummate the Contemplated Transactions.

(b) Each Acquired Company has made available to Buyer copies of all Organizational Documents of such Acquired Company and all such copies are complete and accurate.

Section 4.4 Capitalization; Ownership of HoldCo Owned Shares.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which 1,000 shares (the “HoldCo Owned Shares”) are issued and outstanding and owned by HoldCo. The HoldCo Owned Shares are the only Equity Interests of the Company that are issued and outstanding. All of the HoldCo Owned Shares have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive or other similar rights and were issued in compliance with all applicable Laws.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedules, there are no outstanding (i) securities, bonds, debentures or Indebtedness of the Company convertible into or exercisable or exchangeable for Equity Interests in the Company; (ii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, transfer, sell, repurchase or redeem any Equity Interests of the Company; (iii) voting trusts, stockholder agreements, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any Equity Interests in the Company; or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Equity Interests in the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting any Equity Interests in the Company.

Section 4.5 Subsidiaries. Except for HoldCo’s ownership of the Company, (a) no Acquired Company owns or has any interest in any Equity Interests in, any other Person, whether directly or indirectly; (b) neither Acquired Company has, and neither Acquired Company is a party to or bound by any Contract to acquire, any Equity Interests of any Person; and (c) no Acquired Company is obligated to make any investment (whether in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.6 Financial Statements.

(a) Section 4.6(a) of the Disclosure Schedules sets forth copies of (i) the audited balance sheet and audited statements of income or operations, cash flows and equity of the Company, at and for the periods ended October 31, 2023 and October 31, 2024 (the “Company Audited Financial Statements”) and (ii) the unaudited balance sheet and unaudited statements of income or operations, cash flows of the Company as of October 31, 2025 (the “Company Interim Financial Statements”, and, together with the Company Audited Financial Statements, the “Company Financial Statements” and such date the “Interim Statement Date”). Except as stated in Section 4.6(a) of the Disclosure Schedules, the Company Financial Statements (including any notes thereto) have been prepared in accordance with the Accounting Methodologies, are derived from the books and records of the Company, were prepared in accordance with GAAP, except for the absence of footnotes, other presentation items and tax accruals in the Company Interim Financial Statements, and fairly present in all material respects the financial position, results of operations and cash flows of the Company of and for the respective periods indicated (subject, in each case, in the case of the Company Interim Financial Statements, to normal recurring year-end audit adjustments which are not material, individually or in the aggregate, to the Financial Statements).

(b) Section 4.6(b) of the Disclosure Schedules sets forth copies of (i) the unaudited balance sheet and unaudited statements of income or operations, cash flows and equity of HoldCo at and for the periods ended October 31, 2023 and October 31, 2024 (the “HoldCo Annual Financial Statements”) and (ii) the unaudited balance sheet and unaudited statements of income or operations, cash flows of HoldCo as of the Interim Statement Date (the “HoldCo Interim Financial Statements”, and, together with the HoldCo Annual Financial Statements, the “HoldCo Financial Statements”). Except as stated in Section 4.6(b) of the Disclosure Schedules, the HoldCo Financial Statements (including any notes thereto) have been prepared in accordance with the Accounting Methodologies, are derived from the books and records of HoldCo, and fairly present in all material respects the financial position, results of operations and cash flows of HoldCo as of and for the respective periods indicated (subject, in each case, in the case of the HoldCo Interim Financial Statements, to normal recurring year-end audit adjustments which are not material, individually or in the aggregate, to the Financial Statements).

(c) The books of account and other financial records of the Acquired Companies have been, and are being, maintained in all material respects in accordance with their respective customary accounting practices and applicable Law and accurately reflect, in all material respects the transactions of the Acquired Companies that are required to be recorded therein.

(d) The Acquired Companies have established and maintain a system of internal controls that is customary and appropriate for the size and nature of its business and is designed in good faith to facilitate the preparation of financial statements in accordance with GAAP. To the Company’s Knowledge, except as set forth on Section 4.6(d) of the Disclosure Schedules, there are no significant deficiencies or material weaknesses in the design or operation of either Acquired Company’s internal controls that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth on Section 4.6(e) of the Disclosure Schedules, since January 1, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from any employee regarding material questionable accounting or auditing matters, have been received by the Vice President of Finance of the Company, the Treasurer of HoldCo or the board of directors (or equivalent governing body) of the applicable Acquired Company.

(f) The Business Records (i) have been (or, (x) with respect to the Business Records described in clause (b) of the definition of “Business Records” relating to fiscal years 2019-2022, will be as of Closing, (y) with respect to the Business Records described in clause (c) of the definition of “Business Records”, have been made available to Buyer or will have access granted to Buyer during the Pre-Closing Period pursuant to Section 7.3, and (z) with respect to the Business Records described in clause (h) of the definition of “Business Records”, will be as of Closing) made available to Buyer, (ii) are (or, with respect to the Business Records described in clause (h) of the definition of “Business Records”, will be) true, complete and correct in all material respects and (iii) have been maintained in all material respects in accordance with commercially reasonable practices and applicable Law.

(g) Except as set forth in Section 4.6(g) of the Disclosure Schedules, no Acquired Company has guaranteed, endorsed or otherwise become directly or contingently liable or responsible for any Indebtedness of any other Person.

(h) To the Company’s Knowledge, neither Acquired Company has any “predecessor(s)” for financial reporting purposes within the meaning of such term as set forth in Rule 405 under the Securities Act or as contemplated by the financial reporting requirements of Regulation S-X promulgated under the Securities Act.

(i) There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement that would be required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act if either Acquired Company were a reporting company) pertaining to either Acquired Company.

Section 4.7 No Undisclosed Liabilities. Except as set forth in Section 4.7 of the Disclosure Schedules, no Acquired Company has any Liabilities required to be accrued, reflected or specifically reserved against in a balance sheet prepared in accordance with GAAP other than Liabilities (a) which are adequately reflected or reserved against on the Financial Statements; (b) which have arisen after the Interim Statement Date in the Ordinary Course of Business (and none of which, individually, is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit); (c) incurred in connection with or as a result of this Agreement and the Contemplated Transactions; (d) Liabilities for Seller Transaction Expenses or any other payments that, in either case, have been paid or will be paid on or prior to the Closing Date or (e) under the Material Contracts (except to the extent such Liabilities arose or resulted from a violation of, breach of, default under, termination of or acceleration of any Liability pursuant to such Material Contract).

Section 4.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.8 of the Disclosure Schedules, since the Interim Statement Date, (a) each Acquired Company has conducted the Business in the Ordinary Course of Business, (b) neither Acquired Company has experienced any change, development, occurrence, condition or event that constitutes, or would reasonably be expected to result in, a Company Material Adverse Effect or a HoldCo Material Adverse Effect, (c) neither Acquired Company has taken any of the actions set forth in Section 7.2, or agreed or committed, in writing, to take any of such actions or take any action or omission that would result in any of the foregoing, and (d) neither Acquired Company has (i) incurred or suffered material damage to or destruction or material Loss of any property or Assets material to the operation of the Business; (ii) received any written notice, or to the Company’s Knowledge, any oral notice, from a Material Customer or Material Supplier indicating or threatening that such Material Customer or Material Supplier has or intends to cancel, terminate or otherwise materially modify any material Contract between such Material Customer or Material Supplier and such Acquired Company; (iii) received any written notice, demand letter, request for information or citation from any Governmental Authority responsible for enforcing health and safety Laws, including but not limited to the U.S. Occupational Safety and Health Administration and any equivalent or similar state or local agencies, regarding potential safety violations, reports, workplace injuries or investigations; (iv) incurred or experienced, to the Company’s Knowledge, any recordable incidents of material workplace injuries to any current or former employees of, independent contractors of, or other services providers to either Acquired Company, any material worker safety violations or any other material noncompliance with the health and safety policies of the applicable Acquired Company; or (v) failed to renew any material Permit. At the Closing, neither Acquired Company will have incurred any Leakage in excess of $500,000.

Section 4.9 Assets.

(a) Title to Assets. Each Acquired Company has good, valid and marketable title to, and owns or has the valid right to use, pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its Assets (including, for the avoidance of doubt, Business Records) in each case free and clear of any Encumbrance (other than Encumbrances that will be released in connection with the Closing or, in the case of Business Records, Encumbrances imposed pursuant to an applicable license or similar contractual arrangement whereby access to the Business Records is granted to the Acquired Companies). The applicable Acquired Company will be able to conduct the business and operations of such Acquired Company immediately after the Closing, in all material respects, as the business and operations of each Acquired Company are conducted immediately prior to the execution of this Agreement. Except as set forth in Section 4.9(a) of the Disclosure Schedules, no other Person, including each Acquired Company’s Affiliates and any of the Acquired Company’s or its Affiliate’s directors, officers, or shareholders, owns any property or right, tangible or intangible, used in the Business.

(b) Tangible Property. Except as set forth in Section 4.9(b) of the Disclosure Schedules and subject to ordinary maintenance and repairs, the machinery, equipment, motor vehicles, structures, improvements, fixtures, building systems and other tangible personal property and Assets owned, operated or leased by either Acquired Company that are material to the Business are (i) in normal operating condition in all material respects and adequate in all material respects for the use, operation and maintenance as of the Signing Date, taking into account the age and history of use (normal wear and tear and preventive maintenance excepted); (ii) structurally sound with no material defects, (iii) not in need of material repairs except for ordinary or routine maintenance, (iv) have been maintained in accordance with Good Industry Practice, and (v) have not had any material maintenance deferred.

(c) Sufficiency of Assets. Other than as set forth on Section 4.9(c) of the Disclosure Schedules, (i) upon the Closing, each Acquired Company’s Assets and properties (including all Material Equipment) will constitute assets and properties sufficient to own, operate and maintain the Business in all material respects as owned, operated and maintained by each Acquired Company prior to the Closing Date, and (ii) as of the Closing, no Person other than Buyer and each Acquired Company will own any assets or properties used in or held for use in the Business as currently conducted.

(d) Material Equipment. Section 4.9(d) of the Disclosure Schedules lists (i) all compression units, (ii) all treating units, (iii) trucks, cars and other rolling stock, (iv) any other equipment, tools, machinery, parts, products, materials, supplies and each other item of tangible personal property with, (x) for any such property related to the manufacture, servicing or sale of gas compression equipment parts, a reasonable cost of replacement in excess of $50,000, and, (y) for any such property related to the provision of natural gas compression services, a reasonable cost of replacement in excess of $20,000, in each case owned or leased by either Acquired Company or used in or necessary for the conduct of the Business (all such Assets required to be listed on Section 4.9(d) of the Disclosure Schedules, collectively, the “Material Equipment”). Except as set forth in Section 4.9(d) of the Disclosure Schedules, the applicable Acquired Company has good title to, or valid leasehold or license interests in, all of the Material Equipment free and clear of all Encumbrances.

(e) Operations. Other than as set forth on Section 4.9(e) of the Disclosure Schedules, at or prior to the Closing Date no Acquired Company: (i) has ever held any fee mineral interest, leasehold interest, or other direct ownership interest in any oil and gas property derived from the mineral estate or a leasehold estate, and (ii) is obligated or has otherwise agreed to bear a share of drilling, operating or other Liabilities that are unrelated to either the Business or the Assets used in the Business and in connection with oil and gas operations relating to the site preparation, exploration, drilling, completion, reworking, remediation, or plugging or abandonment of any oil and gas well, including pursuant to a surety bond or any other collateral or support arrangement.

Section 4.10 Real Property.

(a) Each Acquired Company has good and valid title to all Owned Real Property, free and clear of Encumbrances (other than Encumbrances that will be released in connection with the Closing). Section 4.10(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Owned Real Property, together with the street address and legal descriptions for each such Owned Real Property. Except for the Owned Real Property, neither Acquired Company owns any real property. No Acquired Company is a party to any Contract to purchase or sell any real property and no party has a right of first offer, right of first refusal, purchase option or other right to acquire any of the Owned Real Property. No Acquired Company uses or occupies any real property (by lease, license or otherwise) other than the Owned Real Property or the Real Property Leases. None of the Real Property or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property. No Acquired Company leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b) Section 4.10(b) of the Disclosure Schedules sets forth a true, correct and complete list of all Leased Real Property (other than storage facilities leased on a month-to-month basis with monthly lease payments of less than $200), together with the street address and , if applicable and in the Company’s possession or control, legal descriptions for each such Leased Real Property, and a list, as of the Signing Date, of all leases or subleases for each parcel of Leased Real Property (other than storage facilities leased on a month-to-month basis with monthly lease payments of less than $200), including the identification of the lessee and lessor thereunder. The Acquired Companies have provided copies to Buyer of any leases affecting the Real Property (other than storage facilities leased on a month-to-month basis with monthly lease payments of less than $200), together with all amendments, renewals, guarantees, subordination, non-disturbance and attornment agreements and material correspondence thereto (collectively, the “Real Property Leases”). Each Acquired Company has a valid leasehold interest in all of its Leased Real Property, free and clear of Encumbrances (other than Encumbrances that will be released in connection with the Closing). No Acquired Company is a sublessor or grantor under any sublease, license or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. Neither Acquired Company, and to the Company’s Knowledge, no other party to any Real Property Lease, is currently, or in the last twelve (12) months has been, in default under any Real Property Lease or has received notice from any lessor under an existing Real Property Lease that either Acquired Company is in default under any Real Property Lease in any material respect. To the Company’s Knowledge, there exists no event, occurrence, condition or act that, with the giving of notice, the lapse of time, or both the giving of notice and the lapse of time, would give rise to a material default by either Acquired Company under any Real Property Lease. Other than as set forth in the Real Property Leases, neither Acquired Company has any first offer, right of first refusal, purchase option or other right to acquire any of the Leased Real Property. All Real Property Leases under which either Acquired Company leases, subleases or similarly holds any real property are valid and effective against either Acquired Company and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, subject to any creditors’ rights.

(c) No casualty event has occurred with respect to all or any portion of the Real Property that has not been remedied in all material respects, including in accordance with the terms of the applicable Real Property Lease under which either Acquired Company leases, subleases or similarly holds any real property, if applicable. There is no pending, nor to the Company’s Knowledge, threatened, condemnation, eminent domain or similar Action with respect to the Real Property.

(d) There are no pending property insurance claims with respect to any Real Property or any portion thereof. No Acquired Company has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting either Acquired Company, or, to the Company’s Knowledge, any landlord or other party, to perform any repairs, alterations, improvements or other work for such Real Property which such party has not completed in full or (ii) notifying either Acquired Company of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.

(e) Each Acquired Company’s facilities located on the Real Property (the “Company Facilities”) are solely used by such Acquired Company and, except as set forth on Section 4.10(e) of the Disclosure Schedules, no other Person is occupying or has a right to occupy such Company Facilities. Except as set forth on Section 4.10(e) of the Disclosure Schedules, the Company Facilities are (i) are adequate and suitable in all material respects for the present use, operation and maintenance thereof as used, operated or maintained in the Ordinary Course of Business, taking into account the age and history of use, and except for ordinary wear and tear and ordinary maintenance, (ii) not in need of material repairs except for ordinary or routine maintenance, (iii) have been maintained in all material respects consistent with Good Industry Practice (subject to normal wear and tear taking into account use and age), (iv) have not had any material maintenance deferred that is the obligation of an Acquired Company and (v) are generally suitable for the conduct of the Business as currently conducted. Neither Acquired Company is violating in any material respect any Law relating to the Real Property or its operations thereon. Neither Acquired Company has received any uncured notice of violation of any real property Law regarding the Real Property.

Section 4.11 Intellectual Property.

(a) Neither Acquired Company owns or uses any Registered Intellectual Property that is issued or registered or is the subject of a pending application for issuance or registration, other than as set forth in Section 4.11(a) of the Disclosure Schedules. Section 4.11(a) of the Disclosure Schedules lists all Registered Intellectual Property and material unregistered trademarks used in the Acquired Companies’ current operations.

(b) Each Acquired Company owns or has the right to use all Intellectual Property used in such Acquired Company’s current operations (“Company Intellectual Property”), free and clear of Encumbrances (other than Encumbrances that will be released in connection with the Closing).

(c) The Company Intellectual Property as currently owned, licensed, or used by either Acquired Company, and each Acquired Company’s conduct of its business as currently conducted, do not infringe, violate, or misappropriate the Intellectual Property of any Person. To the Company’s Knowledge, neither Acquired Company has received any written communication, and no Action has been instituted, settled or threatened in writing that alleges any such infringement, violation, or misappropriation by either Acquired Company, and none of the Company Intellectual Property is subject to any outstanding Governmental Order.

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedules, neither Acquired Company licenses, sublicenses, or grants any rights or authority to any Person with respect to any Company Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business.

Section 4.12 Legal Compliance; Permits.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, the each Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with, and has not received a written notice of any violation with respect to, any applicable Law or Governmental Order.

(b) Each Acquired Company possesses, maintains and is in material compliance with all Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. A true, correct and complete list of all Permits held by either Acquired Company (other than building occupancy and fire department certificates issued as to the Leased Real Property) is set forth in Section 4.12(b) of the Disclosure Schedules. All Permits set forth or required to be set forth in Section 4.12(b) of the Disclosure Schedules and are valid and in full force and effect, and no written notice or assertion has been received by or on behalf of either Acquired Company in the past three (3) years that would reasonably be expected to result in the termination, impairment, modification or nonrenewal, or any penalty, payment or fine in respect thereof. To the Company’s Knowledge, neither Acquired Company is in default or violation in any material respect under any such Permits, and no event, circumstances or state of facts has occurred or, to the Company’s Knowledge, is threatened which, with notice or the lapse of time, or both, would constitute a default or violation in any material respect under any of the Permits.

(c) This Section 4.12 does not address any matter with respect to Tax matters, employee benefits, or Environmental Laws, as such matters are covered exclusively in Section 4.13, Section 4.14, Section 4.17 and Section 4.22.

Section 4.13 Tax Matters. Except as set forth in Section 4.13 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by or with respect to the Acquired Companies have been filed with the appropriate Governmental Authority. All such Tax Returns were, as of filing, true, correct and complete in all material respects, and all Taxes required to be paid by the Acquired Companies, whether or not shown on any Tax Return, have been paid. Neither of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. Neither of the Acquired Companies has received written notice of any claim by any taxing authority in any jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction.

(b) There are no Encumbrances for Taxes upon any of the Assets of the Acquired Companies other than Permitted Encumbrances.

(c) There are no pending or active audits, claims, examinations or other proceedings involving Tax matters, or threatened or proposed audits, deficiencies, claims, examinations or other proceedings involving Tax matters of or with respect to either of the Acquired Companies. No deficiency for any Taxes of the Acquired Companies has been proposed by a taxing authority that remains outstanding. Neither of the Acquired Companies has participated or engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local or non-U.S. Tax Law or regulation.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim by a taxing authority for, or the period for the collection or assessment by a taxing authority of, Taxes due from or with respect to the Acquired Companies for any taxable period and there are no outstanding written requests or demands by a taxing authority to extend or waive any such period of limitation or collection or assessment. No power of attorney granted by or with respect to either of the Acquired Companies relating to Taxes is currently in force. Seller has made available to Buyer true, complete and correct copies of all income and all other material Tax Returns of the Acquired Companies for each of the last four (4) taxable years or periods, and all Tax audit or examination reports and statements of deficiencies for each of the last four (4) taxable years or periods issued to or with respect to the Acquired Companies. No written rulings or legally binding agreements in respect of any Tax are pending or have been issued by or entered into by the Acquired Companies with any relevant Governmental Authority with respect to the Acquired Companies.

(e) All Taxes which the Acquired Companies are obligated to withhold or collect for payment (including sales and use Taxes and Taxes in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder or other third party) have been duly withheld and collected and have been paid to the appropriate Governmental Authority and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed and requirements to obtain and retain exemption certificates and other certifications from customers with respect thereto have been satisfied in full.

(f) Neither of the Acquired Companies owns any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code with respect to which either of the Acquired Companies is a “U.S. Shareholder” within the meaning of Section 951(b) of the Code; or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal income Tax purposes.

(g) Neither of the Acquired Companies has distributed the stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code during the prior two years.

(h) Neither of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) made prior to the Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Effective Time; (iii) installment sale or open transaction disposition transaction made by the Acquired Companies prior to the Effective Time; (iv) prepaid amount received by the Acquired Companies prior to the Effective Time; or (v) as a result of Code Section 965.

(i) There are no agreements relating to allocating or sharing of Taxes to which either of the Acquired Companies is a party, and neither of the Acquired Companies is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by either of the Acquired Companies with respect to any amount of Taxes of any other Person (in each case excluding this Agreement and agreements and contractual obligations entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes). Neither of the Acquired Companies has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law, except for liability imposed by Texas Tax Code Section 171.1014(i)), as a transferee or successor, by contract or otherwise (other than any contract entered into in the Ordinary Course of Business the primary focus of which is not Taxes).

(j) Neither of the Acquired Companies has elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and the Acquired Companies have not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act which remain outstanding.

(k) All material assets of the Acquired Companies have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no material portion of such assets constitutes omitted property for property Tax purposes.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.13 and (to the extent explicitly relating to Taxes) Section 4.14 are the sole and exclusive representations and warranties with respect to Tax matters.

Section 4.14 Employee Benefit Plans.

(a) Seller will deliver to Buyer, within three (3) Business Days of the Signing Date a true, correct and complete list that contains the name, job title, date of hire, exempt/non-exempt status pursuant to applicable Law, annualized base salary or hourly base wage as applicable, target bonus opportunity and other eligible incentive compensation, employing entity, and principal location (city and state) of employment of each employee of each Acquired Company as of the date of delivery.

(b) Section 4.14(b) of the Disclosure Schedules lists all Employee Plans. With respect to each Employee Plan, the Acquired Companies have made available to Buyer copies of each of the following: (i) the current plan documents together with all amendments thereto (or for unwritten Employee Plans, a written description of the material terms of such Employee Plan), and any related trust agreements, (ii) the most recent summary plan description, if any, required under ERISA, or any other material descriptions provided to employees or participants, and all modifications thereto, (iii) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, advisory or opinion letter from the IRS, (iv) the most recently filed Form 5500, (v) the most recent non-discrimination testing results, and (vi) all non-routine or material correspondence to and from any Governmental Authority with respect to an Employee Plan received in the last three (3) years.

(c) Neither of the Acquired Companies nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, has ever maintained, sponsored, contributed to, had any obligation to contribute to, or otherwise has any Liability (contingent or otherwise) under or with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code or as defined in ERISA Section 4063 or 4064), (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(d) Each Employee Plan is, and has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Law. There is no pending or, to the Company’s Knowledge, threatened Action, audit or investigation relating to any Employee Plan (including any such Action, audit or investigation of any Governmental Authority) (other than routine claims for benefits provided for by the Employee Plans and appeals of such claims). Neither of the Acquired Companies nor any Affiliate thereof, including any ERISA Affiliate, is in material breach of their obligations under any Employee Plan or in material non-compliance with the requirements of Laws as applicable to any Employee Plan.

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedules, no Acquired Company will be obligated to pay separation, severance, termination, retention or similar payments or benefits as a result of or in connection with any transaction contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), nor will any such transaction (or additional or subsequent event) accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(f) The execution of this Agreement and the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent event) will not result in any “parachute payment” (as such term is defined in Section 280G of the Code) to any Person who is a “disqualified individual” (as such term is defined in Section 280G of the Code).

(g) Except as set forth in Section 4.14(g) of the Disclosure Schedules, each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and complies with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder.

(h) Neither Seller, either Acquired Company nor any of their respective Affiliates, nor any Employee Plan, provides for an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(i) Except as set forth in Section 4.14(i) of the Disclosure Schedules, neither of the Acquired Companies nor any ERISA Affiliate is obligated to provide, and no Employee Plan provides, life, medical or other welfare benefits to any employee or former employee of either Acquired Company or their respective predecessors or any other Person after termination of employment, except as required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or other applicable Law.

(j) Each Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a preapproved plan adopted in accordance with the requirements for such reliance, and no event or omission has occurred that would reasonably be expected to adversely affect the qualified status of any Employee Plan or require corrective action to the IRS or the IRS’s employee plans compliance resolution system to maintain such qualification.

(k) Each Acquired Company has complied in all material respects with all applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code) and the applicable employer information reporting requirements under Sections 6055 and 6056.

(l) No Employee Plan is subject to any law of any jurisdiction outside of the United States.

Section 4.15 Contracts.

(a) Contracts. Section 4.15(a) of the Disclosure Schedules lists each of the following Contracts to which any Acquired Company is a party or by which it or any of its respective Assets are bound as of the Signing Date:

(i) each Contract not otherwise described in any other subsection of this Section 4.15(a) that (A) is reasonably expected to involve future payments by or to either Acquired Company of $500,000 or more on an annualized basis and (B) cannot be terminated by either Acquired Company on notice of sixty (60) days’ or less without payment or penalty;

(ii) each acquisition or divestiture Contract that contains obligations of either Acquired Company (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making by or to either Acquired Company of payments in excess of $250,000 in the twelve (12)-month period following the Signing Date;

(iii) all Contracts evidencing Indebtedness;

(iv) all Contracts with any Governmental Authority;

(v) all Contracts (A) that limit or purport to limit the ability of either Acquired Company or any of its successors or assigns or any of their respective Affiliates to engage, participate or compete (1) in any line of business, (2) with any Person or (3) in any geographic area or during any period of time, (B) that imposes any minimum sales or other requirements on either Acquired Company or otherwise permits the counterparty to claw back amounts previously paid to either Acquired Company or (C) that otherwise prohibits, limits or otherwise restricts in any way either Acquired Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(vi) any Contract to which either Acquired Company is a party that (A) provides for any joint venture, partnership, strategic alliance or similar arrangement by either Acquired Company, (B) involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, or (C) any Contract that involves the payment of royalties to any other Person;

(vii) any dealer, distributor, reseller or similar Contract;

(viii) Contracts constituting open purchase orders or other Contracts relating to the sale, purchase, lease or provision by either Acquired Company of goods or services in excess of $175,000 as of the Interim Statement Date (other than master services agreements and compression Contracts for individual units entered into in the Ordinary Course of Business and purchase orders or service Contracts issued thereunder or in connection therewith);

(ix) other than in the Ordinary Course of Business, any Contracts (A) providing for the grant by a third party of any right to use material Intellectual Property (other than non-exclusive end-user licenses of uncustomized, commercially available software with one-time or annual replacement costs of $100,000 or less), (B) providing for the grant to a third party of any right to use any material Intellectual Property owned by either Acquired Company (other than Intellectual Property licensed to customers on a non-exclusive basis in the Ordinary Course of Business) or (C) otherwise relating to the acquisition, development or transfer of any material Intellectual Property of either Acquired Company;

(x) Contracts requiring either Acquired Company to guaranty, provide surety or indemnify or hold harmless any Person whereby either Acquired Company is responsible for indemnification obligations in excess of $175,000 (with respect to indemnification, other than Contracts entered into in the Ordinary Course of Business that contain customary indemnification provisions), including any Support Obligations;

(xi) except with respect to the Compression Contracts listed on Section 4.15(a)(xviii) of the Disclosure Schedules, Contracts providing for (A) the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $150,000 annually;

(xii) Contracts granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right or property of the Business or either Acquired Company;

(xiii) any Contract (other than offer letters on either Acquired Company’s respective standard form for at-will employment with no severance entitlements) providing for the employment, engagement or consultancy of any individual on a full-time, part-time, consulting or other basis, which either (A) provides for base compensation in excess of $150,000 annually or (B) is not terminable at-will for employees and terminable with less than sixty (60) days’ notice for consultants;

(xiv) any Contract or plan relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of either Acquired Company;

(xv) except with respect to the Compression Contracts listed on Section 4.15(a)(xviii) of the Disclosure Schedules, any Contract pursuant to which either Acquired Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving aggregate lease payments of more than $150,000 in any annual period;

(xvi) any Contract pursuant to which either Acquired Company is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving aggregate lease payments of more than $150,000 in any annual period;

(xvii) any Contract pursuant to which any Acquired Company has in the last three (3) years (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person, or (C) granted to any Person any preferential rights to purchase any properties or assets of either Acquired Company;

(xviii) any compression Contract which produces gross revenue in excess of $1,500,000 annually or rental revenue in excess of $125,000 annually (collectively, the “Compression Contracts”); and

(xix) any Contract with a Material Customer or Material Supplier.

(b) The Acquired Companies have made available to Buyer accurate and complete copies of each Material Contract (it being understood that, solely as relates to the Compression Contracts, the Acquired Companies have made available such Compression Contracts only to the Buyer’s Clean Team (as defined in the Clean Team Agreement)), together with all amendments, exhibits, annexes or other supplements thereto, in each case, as in effect as of the as of the Signing Date. The Material Contracts are in full force and effect and Enforceable against the applicable Acquired Company and, to the Company’s Knowledge, Enforceable against each other party to such Contract. Each Acquired Company has (and, to the Company’s Knowledge, each other party thereto has) performed in all material respects the obligations required to be performed by it under, and is entitled to all material benefits under, each Material Contract. Neither Acquired Company is and, to the Company’s Knowledge, no other party to any Material Contract is, in material breach or violation of, or material default under, any Material Contract. Neither Acquired Company has received any written, or to the Company’s Knowledge oral, notice regarding (x) any actual or alleged violation or breach of, default under, or intention to cancel, modify or not renew any Material Contract that has not been resolved or (y) any intent to terminate, cancel, not renew, modify, repudiate or rescind any Material Contract that remains outstanding. Except as set forth in Section 4.15(b) of the Disclosure Schedules, in the past six (6) months, no party has asserted in writing or, to the Company’s Knowledge, has (except by operation of Law), any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract.

Section 4.16 Related Party Transactions.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, no Affiliate of either Acquired Company: (i) has any direct or indirect ownership interest in any Asset owned or leased by either Acquired Company or used in connection with the Business or (ii) is engaged in any transaction, arrangement or understanding with either Acquired Company (other than payments made to, and other Compensation provided to, directors, officers and managers in the Ordinary Course of Business).

(b) Except as set forth on Section 4.16(b) of the Disclosure Schedules, (a) there are no Affiliate Contracts, commitments or transactions with respect to either Acquired Company or the Business, on the one hand, and Seller or any of its Affiliates, on the other hand, (b) the Acquired Companies have no Liability for any Liabilities (or have committed to incur any such Liability) of Seller or any of its Affiliates, and (c) neither Seller nor any of its Affiliates has any claim or right of action against either Acquired Company or any of its respective Assets (each such Contract, commitment, transaction or other item listed on, or that should be listed on, Section 4.16(b) of the Disclosure Schedules, a “Related Party Transaction”).

Section 4.17 Labor Matters.

(a) Seller has provided to Buyer an accurate list of all individual independent contractors utilized by either Acquired Company in the last twelve (12) months, containing: (i) their names; (ii) the entity with which they are employed if not self-employed and their location (country, state, city); (iii) their start dates and end dates; (iv) description of services; (v) their full-time, part-time, or temporary status; (vi) their contract rate; (vii) their target bonus rates or target commission rates; and (viii) any other compensation payable to them. Each Person classified by the Company or HoldCo as an independent contractor or consultant in the past three (3) years has satisfied in all material respects the requirements of any applicable Laws to be so classified. Each of the Company and HoldCo has accurately reported such independent contractors’ and/or consultants’ compensation on Form 1099 when required to do so, and it has paid all independent contractors and/or consultants all monies due and owing, other than accrued amounts owed for current services that are not yet due.

(b) Neither the Company nor HoldCo is, or within the past five (5) years has been, a party to, bound by or negotiating any collective bargaining agreement or similar Contract with a labor union or similar labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee, including any Affected Employee, in connection with work performed on behalf of the Company or HoldCo, and, to the Company’s Knowledge, no Union is seeking to organize any employees for collective bargaining or similar purposes and no union organization campaign has occurred in the past five (5) years. Neither the Company nor HoldCo has received any notice that any representation or petition respecting any employee has been filed with the National Labor Relations Board or any other Governmental Authority.

(c) There are no Actions or arbitrations pending or threatened in writing, against the Company or HoldCo by any current or former employee, candidate, or independent contractor relating to any labor or employment matters, including any Action asserting that either Acquired Company has committed an unfair labor practice within the meaning of the National Labor Relations Act. There are no concerted strikes, slowdowns, work stoppages, lockouts or, to the Company’s Knowledge, other organized labor disputes pending or threatened against the Company or HoldCo, and no such concerted strike, slowdown, work stoppage or lockout has occurred in the past three (3) years. Within the past three (3) years, neither the Company nor HoldCo has received any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or HoldCo. There has not been, within the past three (3) years, any audit or investigation of the Company or HoldCo performed by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and/or their state or local equivalents relating to the employment of employees, including, without limitation, wage and hour, worker classification, working terms and conditions, and safety and health or injuries.

(d) Since June 30, 2022, neither the Company nor HoldCo has implemented any “plant closing” or “mass layoff” (as defined in the WARN Act) that would trigger advance notification obligations under the WARN Act. Neither the Company nor HoldCo has any outstanding Liability under the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act).

(e) Seller, Company and its HoldCo are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to the employment or labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the retention and classification of independent contractors, workers’ compensation and unemployment insurance. In the past three (3) years, neither the Company nor HoldCo has received notice or citations from any Governmental Authority regarding or alleging any violation of, conflict with or failure to comply with, any such Laws. Neither the Company nor HoldCo is delinquent in any payments and is not liable for any arrears to any employees for any wages, salaries, commissions, incentive pay, bonuses, severance pay or other compensation, or any Taxes or any penalty for failure to comply with withholding or reporting all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to its employees.

(f) Except as set forth in Section 4.17(f) of the Disclosures Schedules, the Company and HoldCo have properly verified the employment eligibility of all of their employees in compliance with the Immigration Reform and Control Act and have retained a completed and executed Form I-9 for each of their employees and any required supporting documentation as required by any Laws. During the past five (5) years, the Company and HoldCo have not received any written correspondence from any Governmental Authority questioning the validity of the social security number or work authorization status of any employee of the Company or HoldCo.

Section 4.18 Litigation; Governmental Orders. Except as set forth in Section 4.18 of the Disclosure Schedules, there are no, and in the last three (3) years (or longer if unresolved) there have been no, Actions pending, served or, to the Company’s Knowledge, otherwise threatened in writing or orally, in each case, (a) against or brought by either Acquired Company or involving any of their respective properties (including the Real Property) or Assets or (b) against either Acquired Company’s directors, officers or other employees, in each case, in their capacities as such, in each case of clause (a) and (b), only to the extent the amount at issue in such Action exceeds $50,000 (and excluding collection matters brought by the either Acquired Company in the Ordinary Course of Business). To the Company’s Knowledge, neither Acquired Company is subject to any outstanding Governmental Order (other than Governmental Orders of general applicability affecting companies operating in the same industry) and, to the Company’s Knowledge, no such Governmental Order is threatened to be imposed by any Governmental Authority.

Section 4.19 Insurance. Section 4.19(a) of the Disclosure Schedules contains a true, correct and complete list of the Insurance Policies, including the type of policy, policy period, form of coverage, amount of coverage, the policy number and the name of the insurer, in each case, under which each Acquired Company is a named insured or otherwise is a beneficiary of coverage. Each Acquired Company has made available to Buyer true and accurate copies of each such policy, the most recent inspection reports received from insurance brokers or underwriters relating thereto and accurate loss runs with respect to all pending claims and the claims history with respect to the Insurance Policies since January 1, 2022 (including with respect to insurance obtained but not currently maintained). With respect to such Insurance Policies, to the Company’s Knowledge, (i) all claims thereunder have been filed in due and timely fashion and (ii) there is no claim by or with respect to either Acquired Company pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy or in respect of which such underwriters have reserved their rights. The Insurance Policies (i) are issued by an insurer that, to the Company’s Knowledge, is financially sound and reputable and (ii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of either Acquired Company. Each Insurance Policy is in full force and effect (or has been renewed in the Ordinary Course of Business) and no Acquired Company is in material default with respect to its obligations under any of the Insurance Policies. All premiums due and payable under all such policies have been timely paid and each Acquired Company is otherwise in material compliance with the terms of such policies and bonds. Except as set forth in Section 4.19(b) of the Disclosure Schedules, to the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any outstanding Insurance Policy.

Section 4.20 Customers and Suppliers.

(a) Section 4.20(a) of the Disclosure Schedules sets forth a true, correct and complete list of the Material Customers (and Seller has made available to Buyer the dollar volume in respect of each Material Customer disclosed on Section 4.20(a) of the Disclosure Schedules for each period). To the Company’s Knowledge, no Material Customer has provided any oral or written notice to either Acquired Company that such Material Customer (i) will cease being a customer of either Acquired Company; (ii) will materially reduce its business with either Acquired Company; (iii) will request changes to the terms on which such Material Customer does business with either Acquired Company that will be materially adverse to the applicable Acquired Company; or (iv) is, or may become, unable to satisfy such Material Customer’s current and future payment obligations to either Acquired Company. Neither Acquired Company is involved in any material dispute involving any Material Customer.

(b) Section 4.20(b) of the Disclosure Schedules sets forth a true, correct and complete list of the Material Suppliers (including the dollar volume in respect of each Material Supplier for each period). To the Company’s Knowledge, no Material Supplier has provided any oral or written notice to either Acquired Company that such Material Supplier (i) will cease being a supplier of either Acquired Company; (ii) will materially reduce its business with either Acquired Company; (iii) will request changes to the terms on which such Material Supplier does business with either Acquired Company that will be materially adverse to the applicable Acquired Company; or (iv) is, or may become, unable to satisfy such Material Supplier’s current and future obligations to either Acquired Company. Neither Acquired Company is involved in any material dispute involving any Material Supplier.

Section 4.21 No Brokers. Except as set forth in Section 4.21 of the Disclosure Schedules, neither Acquired Company has any Liability of any kind (including for any fees or commissions or to which either Acquired Company may have Liabilities from and after the Closing) to, or is subject to any claim of, any broker, finder, investment banker or agent in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contract of the Acquired Companies.

Section 4.22 Environmental.

(a) Each Acquired Company (including any current or former Subsidiaries) is, and for the prior three (3) years (except, as to former Subsidiaries, only while owned by either Acquired Company) has been, in material compliance with all applicable Environmental Laws. Each Acquired Company possesses all Permits necessary for the conduct of the Business by it and for the ownership, use, and operation of its Assets under Environmental Laws; such Permits are valid and in full force and effect; each Acquired Company is, and for the prior three (3) years has been, in material compliance with all such Permits, and to the Company’s Knowledge, there is no Action pending or threatened that seeks the revocation, cancellation, suspension or adverse modification of any such Permit. Neither Acquired Company (nor any of their current Subsidiaries or former Subsidiaries while owned by either Acquired Company) has received any written notice, demand, request for information, citation, summons or

Governmental Order, and, to the Company’s Knowledge, there is no Action pending or threatened against either Acquired Company regarding any actual or alleged violation by such Acquired Company of, or Liabilities arising under, any applicable Environmental Laws that remains unresolved. There are no material Liabilities existing or, to the Company’s Knowledge, threatened relating to the Business under any Environmental Laws. Except as set forth in Section 4.22 of the Disclosure Schedules, there has been no Release of any Hazardous Materials on, at, under or from any Owned Real Property or Leased Real Property during the time owned or leased by either Acquired Company (or any of their current or former Subsidiaries) or, to the Company’s Knowledge, prior to the ownership or lease by either Acquired Company (or any of their current or former Subsidiaries) or, to the Company’s Knowledge, any property formerly owned, leased or occupied by either Acquired Company (or any of their respective current Subsidiaries or former Subsidiaries while owned by either Acquired Company) or, to the Company’s Knowledge, any off-site location to which Hazardous Materials generated by either Acquired Company were sent for treatment, recycling, storage or disposal that has resulted in any material remedial or corrective action obligation or any material Liability of either Acquired Company under any Environmental Law that remains unresolved or that could reasonably be expected to result in any material remedial or corrective action obligation or any material Liability of either Acquired Company under any Environmental Law. Except as set forth in Section 4.22 of the Disclosure Schedules, neither Acquired Company has assumed or provided indemnity against any Liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action.

(b) Each Acquired Company has made available to Buyer true, correct and complete copies of all reports of environmental audits, assessments, investigations, sampling results or other environmental studies or analyses (including any environmental inspection of the sort generally referred to as a Phase I environmental site assessment or Phase II environmental site assessment or similar reports) in the Acquired Company’s possession or control relating to the Owned Real Property, Leased Real Property, or any property formerly owned, leased or occupied by the Acquired Company or any of its current or former Subsidiaries.

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.22 are the sole and exclusive representations and warranties with respect to environmental matters, including any arising in respect of Environmental Laws or Permits required thereunder.

Section 4.23 Inventory. Except as set forth in Section 4.23 of the Disclosure Schedules, all inventory of each Acquired Company, whether or not reflected in the Audited Financial Statements, consists of a quality and quantity usable, salable or rentable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 4.23 of the Disclosure Schedules, all such inventory is owned by the applicable Acquired Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. Except as set forth in Section 4.23 of the Disclosure Schedules, no other Person owns any of the inventory used by either Acquired Company in the Business. Section 4.23 of the Disclosure Schedules contains a non-exhaustive list of items included in the inventory of each Acquired Company as of the Signing Date.

Section 4.24 Indebtedness; Accounts Receivable; Accounts Payable.

(a) Section 4.24 of the Disclosure Schedule sets forth a complete and accurate accounting of all Indebtedness owed by either Acquired Company to any Person in excess of $50,000, calculated as of the Signing Date.

(b) Except as set forth in Section 4.24(a) of the Disclosure Schedules, the accounts receivable reflected on the Financial Statements and the accounts receivable arising after the Interim Statement Date (a) have arisen from bona fide transactions entered into by either Acquired Company involving the sale or lease of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute undisputed (other than ordinary course disputes that are not material in amount) claims of either Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The allowance for doubtful accounts on the Financial Statements has been determined in the Ordinary Course of Business. To the Company’s Knowledge, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made by either Acquired Company with respect to any accounts receivable (other than as shown on the invoice), and there is no pending contest or dispute with respect to the amount or validity of any amount of any accounts receivable. No accounts receivable has been assigned or pledged to any other Person.

(c) All accounts payable and accrued expenses reflected on the Financial Statements, arising after the Interim Statement Date or due from either Acquired Company as of the Closing Date are valid and genuine and arose from purchases actually made or services actually received by either Acquired Company in the Ordinary Course of Business.

Section 4.25 Capital Projects; Capital Expenditures. Section 4.25 of the Disclosure Schedule sets forth a complete and accurate capital expenditure budget of the Acquired Companies as of the Signing Date (the “CapEx Budget”), including a list of all capital projects related to the Business of the Acquired Companies that have been initiated but not yet been completed as of the Signing Date or that have not yet been initiated but for which a quote or contract has been accepted by a customer as of the Signing Date and good faith estimates as of the Signing Date of (i) the associated costs reasonably expected to be incurred until completion and (ii) the timeline for completion, in each case, on a project-by-project basis.

Section 4.26 Anti-Bribery; Sanctions and Anti-Corruption.

(a) Neither the Company, HoldCo nor, to the Company’s Knowledge, any of their respective officers, directors, employees, or Representatives (in such capacity on behalf of the Company or HoldCo), has made an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any official or employee of a Governmental Authority to improperly influence official action by such official or employee for the benefit of any of the Company, HoldCo, Seller or any of their respective officers, directors, or employees (in each case in their capacity as a representative or agent of the Company, HoldCo, or Seller), or to otherwise secure an improper business advantage for the Company or HoldCo, in each case, in violation of any Applicable Anticorruption Laws. To the Company’s Knowledge, since December 31, 2020, the Company and HoldCo have conducted the Business in compliance with Applicable Anticorruption Laws.

(b) To the Company’s Knowledge, (i) the operations of the Company and HoldCo are being conducted and, since December 31, 2020, have been conducted, in compliance with all applicable Anti-Money Laundering Legislation, and (ii) no Action involving the Company or HoldCo with respect to such Anti-Money Laundering Legislation is pending or threatened.

(c) Neither the Company, HoldCo or Seller nor, to the Company’s Knowledge, any of their respective officers, directors, employees or Representatives, (in such capacity) is a Person that is, or is owned or controlled by a Person that is:

(i) the subject of any economic sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (“Sanctions”); or

(ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions administered by OFAC (including the Crimea region of the Ukraine, Cuba, Iran, North Korea, and Syria).

Section 4.27 Bank Accounts. Each Acquired Company has made available to Buyer a true and correct list of (a) all banks or other financial institutions with which either Acquired Company has an account, showing the type and account number of each such account, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith and (b) all valid powers of attorney issued by either Acquired Company with respect to any such accounts that remain in effect.

Section 4.28 Books and Records. All Books and Records have been maintained in accordance with Law in all material respects and in the Ordinary Course of Business. At the Closing, the Acquired Companies will own and have in their possession true, correct and complete copies of all of the Books and Records material to the operation of the Business as currently conducted.

Section 4.29 Export Control. To the Company’s Knowledge, each Acquired Company is and for the last three (3) years has been in compliance in all material respects with applicable Ex-Im Laws and each Acquired Company has obtained, reasonably satisfied the requirements of, or is otherwise qualified to rely on all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (a) the export, import and re-export of products, services, software and technologies and (b) releases of technologies and software to foreign nationals located in the United States and abroad.

Section 4.30 Product and Service Warranties and Liabilities.

(a) Section 4.30(a) of the Disclosure Schedules sets forth a complete and accurate list and descriptions of all product or service guarantees, warranties or other indemnities made, issued or given by either Acquired Company, as a result of which either Acquired Company has incurred costs in excess of $250,000 during any fiscal year other than routine claims in the Ordinary Course of Business. In the past three (3) years, to the Company’s Knowledge, neither Acquired Company has committed any act or failed to commit any act which would reasonably be likely to result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of either Acquired Company with respect to products manufactured, repaired, maintained, sold or installed or services provided by either Acquired Company, in each case, to the extent that such liability would reasonably be expected to have a Company Material Adverse Effect and has not been subsequently resolved in the Ordinary Course of Business.

(b) Except as set forth in Section 4.30(b) of the Disclosure Schedules, none of the services provided or rendered, or products manufactured, sold or leased by either Acquired Company pursuant to any Material Contract, in each case, is subject to any warranty beyond the applicable standard product warranties contained in such Material Contract. Each Acquired Company has made available true, complete and accurate copies of such warranties to Buyer.

Section 4.31 Investment Intent; Investment Experience; Restricted Securities. In acquiring Parent Common Units, Seller is not offering or selling, and shall not offer or sell the Parent Common Units received as Equity Consideration, in connection with any distribution of such Parent Common Units, and Seller has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Seller acknowledges that it can bear the economic risk of its investment in the Parent Common Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Common Units. With the assistance of Seller’s own professional advisors, to the extent Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of any investment in Parent Common Units. Seller confirms that it is not relying on any communication (written or oral) of Buyer, its Affiliates and their respective Representatives, as investment or tax advice or as a recommendation to acquire any Parent Common Units, other than the representations and warranties contained herein. Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

Section 4.32 Restrictions on Transfer or Sale of Parent Common Units.

(a) Seller understands that the Parent Common Units to be issued as Equity Consideration have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Buyer is relying upon the representations and covenants in this Agreement (and any supplemental information) for the purposes of determining whether the Contemplated Transactions meet the requirements for such exemptions.

(b) Seller understands that the Parent Common Units to be issued as received as Equity Consideration: (i) have not been registered under applicable federal and state securities laws; (ii) will constitute “restricted securities” under applicable federal securities laws; (iii) may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws; (iv) may not be transferred in a manner that violates the terms of the Parent Partnership Agreement; and (v) shall contain or be subject to a restrictive legend as provided for in the Parent Partnership Agreement and the following private placement legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SUCH LAWS. SUCH EXEMPTIONS IMPOSE SUBSTANTIAL RESTRICTIONS ON THE SUBSEQUENT TRANSFER OF SECURITIES SUCH THAT THE HOLDER HEREOF MAY NOT SUBSEQUENTLY RESELL THIS SECURITY UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(c) Seller understands that the Restricted Units shall contain or be subject to the following legend (the “Contract Legend”):

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 8.10 OF THE STOCK PURCHASE AGREEMENT, DATED AS OF NOVEMBER 29, 2025, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG USA COMPRESSION PARTNERS, LLC, USA COMPRESSION PARTNERS, LP, WESTERMAN, LTD., J-W ENERGY COMPANY AND J-W POWER COMPANY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

Section 4.33 No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the Parent Common Units to be issued as Equity Consideration or made any finding or determination concerning the fairness or advisability of such an investment.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT) TO WHICH SELLER, HOLDCO OR THE COMPANY IS A PARTY, SELLER, HOLDCO AND THE COMPANY DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SELLER, HOLDCO AND THE COMPANY HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY, INCLUDING ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE SHARES OR THE HOLDCO OWNED SHARES, SELLER, HOLDCO, THE COMPANY, THE BUSINESS OF THE ACQUIRED COMPANIES, THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.

The Buyer Parties, jointly and severally, represent and warrant to Seller, HoldCo, and the Company as follows, except as disclosed in any Parent SEC Reports filed with or furnished to the SEC prior to the date of this Agreement and publicly available for access via EDGAR:

Section 5.1 Organization.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(c) Buyer has all requisite limited liability power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as now conducted, is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Buyer Party Material Adverse Effect.

(d) Parent has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as now conducted, is duly qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Buyer Party Material Adverse Effect.

Section 5.2 Authority; Valid Issuance.

(a) Each Buyer Party has the requisite power and authority to execute and deliver each of the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Buyer Party has duly executed and delivered this Agreement and at the Closing will deliver all of the other Transaction Documents to which it will be a party. The execution, delivery and performance by each Buyer Party of each of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the Contemplated Transactions, have been duly and validly authorized by such Buyer Party, and no other proceedings on the part of either Buyer Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Contemplated Transactions. This Agreement constitutes, and the Ancillary Agreements to which each Buyer Party is a party when fully executed and delivered by such Buyer Party and all other parties thereto will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its or their terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) The issuance of the Parent Common Units comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of Parent. The Parent Common Units comprising the Equity Consideration, when issued and delivered to Seller in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA), and free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and the Parent Partnership Agreement and this Agreement and (ii) the applicable terms and conditions of the Organizational Documents of Parent. Upon issuance and delivery of the Parent Common Units comprising the Equity Consideration, Seller will be duly admitted as an additional Limited Partner (as defined in the Parent Partnership Agreement).

Section 5.3 No Conflict. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which such Buyer Party will be a party, and the consummation of the Contemplated Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any Liability or loss of any benefit under any provision of the Organizational Documents of either Buyer Party or any applicable Law or Action or require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which such Buyer Party is a party, except where such conflict, violation, default or breach would not result in a Buyer Party Material Adverse Effect.

Section 5.4 Consents. No Consent or Governmental Order is required by or with respect to either Buyer Party in connection with the execution and delivery of the Transaction Documents by such Buyer Party or the consummation by such Buyer Party of the Contemplated Transactions except for (i) filings under the HSR Act or any other applicable Antitrust Laws, (ii) any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange; or (iii) such Consents for which the failure to obtain would not reasonably be expected to result in a Buyer Party Material Adverse Effect.

Section 5.5 Enforceability of Parent Partnership Agreement. The Parent Partnership Agreement has been duly authorized and executed by Parent GP and is a valid and legally binding agreement of Parent and Parent GP, enforceable against Parent and Parent GP in all material respects in accordance with its terms.

Section 5.6 Sufficient Funds. Buyer has, and as of the Closing will have, readily available and unrestricted funds that are sufficient to effect the Closing and pay the Estimated Aggregate Closing Cash Consideration Amount and the other amounts owed by Buyer in accordance with the Transaction Documents.

Section 5.7 Listing. The Parent Common Units are listed on the New York Stock Exchange.

Section 5.8 Financial Statements; Parent SEC Reports. Parent has timely filed all Parent SEC Reports since January 1, 2023. All such Parent SEC Reports filed by Parent, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No Parent SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such Parent SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the Signing Date, there are no outstanding or unresolved comments received from the SEC with respect to any Parent SEC Reports. No Subsidiary of Parent is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 5.9 Investment Purpose. In acquiring the Shares, Buyer is not offering or selling any security in connection with any distribution of such Shares, and Buyer has no participation in, and shall not participate in, any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Shares have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Shares are characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.10 Brokers’ and Finders’ Fees. Except with respect to engaging Wells Fargo Securities, LLC as financial advisor, no Buyer Party has incurred, or will incur, directly or indirectly, any direct or indirect Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contracts of such Buyer Party.

Section 5.11 No Foreign Person Status; No Pending or Proposed Foreign Investment. Neither Buyer Party nor any Buyer Affiliate is, or will become prior to the Closing, a “Foreign Person,” “Foreign National,” “Foreign Entity,” or “Foreign Government” (each as defined in 31 C.F.R. Part 800) (collectively, a “Foreign Person”). No Foreign Person directly or indirectly, individually or in the aggregate with any other Foreign Person, holds or will hold at the Closing, (a) any right to appoint a director, observer, or other Representative to the governing body of Parent GP, (b) any right to access material non-public technical information of Parent or (c) any involvement in substantive decision-making of Parent regarding the management, development, or release of any critical technology, the operation or supply of any covered investment critical infrastructure or the collection or maintenance of sensitive personal data of U.S. citizens. Parent has no present intent, agreement, or understanding, whether oral or written, to issue, transfer, pledge, or otherwise dispose of any equity, voting, governance, information, or other rights in Parent or its Affiliates to any Foreign Person that could reasonably be expected to result in the Contemplated Transactions becoming subject to CFIUS jurisdiction.

Section 5.12 Form S-3. As of the Signing Date, Parent is eligible to register the resale of the Parent Common Units to be issued as Equity Consideration under Form S-3 promulgated under the Securities Act.

Section 5.13 Tax Matters. For U.S. federal income tax purposes, (a) Parent is properly classified as a partnership and (b) Buyer is disregarded as an entity separate from Parent. Neither Parent nor Buyer has made an election under Treasury Regulation section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT) TO WHICH THE APPLICABLE BUYER PARTY IS A PARTY, NEITHER BUYER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND EACH BUYER PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, INCLUDING ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PARENT COMMON UNITS, THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

[RESERVED]

ARTICLE VII

CERTAIN PRE-CLOSING COVENANTS

Section 7.1 Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the Signing Date until the earlier to occur of the Closing and the earlier termination of this Agreement pursuant to ARTICLE X (the “Pre-Closing Period”), each of the Parties shall use its commercially reasonable efforts to promptly take or cause to be taken all actions required to consummate and make effective the Contemplated Transactions (including the satisfaction of the closing conditions set forth in ARTICLE IX), as promptly as possible. Each Party shall (and shall cause its respective controlled Affiliates to) use its commercially reasonable efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable during the Pre-Closing Period, the transactions contemplated by this Agreement and the other Transaction Documents. Except as otherwise expressly set forth in this ARTICLE VII, under no circumstances shall Buyer, Seller, HoldCo or the Company be required pursuant to this Section 7.1 to make any material payment to any Person or incur any other Liability (except for the payment by Buyer of the HSR notification filing fees), including to secure such Person’s Consent and, except as otherwise expressly set forth in ARTICLE IX, the failure to obtain any Consent referenced above shall not be a condition to the obligation of any Party to consummate the Contemplated Transactions.

Section 7.2 Conduct of the Business Prior to the Closing.

(a) During the Pre-Closing Period, except as (i) expressly permitted or expressly required by this Agreement (including as set forth in Section 7.2 of the Disclosure Schedules), (ii) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) required by applicable Law, Seller, HoldCo and the Company shall (A) use, and shall cause to be used, commercially reasonable efforts to conduct the Business in the Ordinary Course of Business and (B) shall not, and shall cause each of their respective Affiliates not to:

(i) amend the Organizational Documents of either Acquired Company (other than administrative or ministerial changes);

(ii) effect any liquidation (or partial liquidation), dissolution or winding up of either Acquired Company, or adopt a plan of any of the foregoing;

(iii) declare, set aside, make or pay any dividend or other distribution;

(iv) (A) issue, reserve for issuance, sell, transfer or otherwise dispose of any Equity Interests of either Acquired Company, (B) issue or grant any Right with respect to either Acquired Company, (C) make any change in the capital structure of either Acquired Company by split, combination, reclassification, repurchase or redemption of any Equity Interests, or (D) form or create any Subsidiaries;

(v) purchase or acquire (whether by merger, consolidation, combination or otherwise) any business, line of business or any Assets (including Equity Interests) of any Person, other than any purchase or acquisition of Assets in the Ordinary Course of Business;

(vi) grant any Encumbrances on any Assets of either Acquired Company (other Encumbrances on non-material Assets in the Ordinary Course of Business);

(vii) grant any Encumbrances on any Equity Interests of HoldCo or the Company;

(viii) (A) amend or modify in any material respect, or grant any material waiver under, any Material Contract (other than Real Property Leases and Compression Contracts, but including any compression Contract which produces rental revenue in excess of $360,000 annually), (B) terminate any Material Contract (other than Real Property Leases) (other than any non-renewal or expiration thereof in accordance with its terms or due to breach of the counterparty), or (C) enter into any Contract that, if in existence on the Signing Date would have been required to be disclosed in Section 4.15(a) of the Disclosure Schedules (in each case, as to this clause (C), other than any renewal of any existing Contract on substantially similar terms or the entry into any Permitted Contracts);

(ix) change any accounting or auditing practices unless required by GAAP (or any interpretation thereof), applicable Law or the Acquired Companies’ auditors;

(x) allow any material Permit or material Consent from a Governmental Authority to lapse, expire, terminate or be materially and adversely modified, or fail to obtain or renew any material Permit or material Consent from a Governmental Authority required to conduct the material business or operations of either Acquired Company in any material respect;

(xi) except with respect to Permitted Contracts, sell, lease, transfer, voluntarily abandon, license or otherwise dispose of any of the Assets with a value in excess of $175,000 individually, or $175,000 in the aggregate material to the business or operations of either Acquired Company (excluding surplus, worn-out, damaged, defective or obsolete equipment, inventory, or other assets);

(xii) amend, modify or otherwise supplement in any material respect, terminate (other than any non-renewal or the expiration thereof in accordance with its terms), grant any material waiver with respect to or enter into any Real Property Lease, other than, in each case, in the Ordinary Course of Business;

(xiii) make or incur capital expenditures (A) that, in the aggregate, exceed one hundred ten percent (110%) of the aggregate of the budgeted amounts set forth on the CapEx Budget or (B) exceed $500,000 for any item not included in the CapEx Budget, except for (1) necessary or routine capital expenditures, (2) capital expenditures required in order to comply with the terms of any Material Contract, (3) capital expenditures required for the health and safety of the employees and contractors of either Acquired Company or any of their respective customers or suppliers, or (4) capital expenditures resulting from the entry into any Permitted Contracts;

(xiv) (A) incur or assume, guarantee, or become obligated with respect to any Indebtedness other than Indebtedness (i) incurred, assumed, or guaranteed in the Ordinary Course of Business, and (ii) that will not accelerate or otherwise be required to be satisfied upon or as a result of the consummation of the transactions contemplated by this Agreement, or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, any such Indebtedness of any Person or (B) create an Encumbrance against any property or Assets of, or Equity Interest in either Acquired Company other than as directed by Buyer in writing;

(xv) materially change any policies, practices or procedures with respect to working capital or cash management, accrual of revenue, collection or accrual of accounts receivable, payment or accrual of expenses, accounts payable or other liabilities in a manner other than in the Ordinary Course of Business;

(xvi) change the customary payment cycles for any of the payables or receivables of either Acquired Company, other than such changes made in the Ordinary Course of Business;

(xvii) enter into any settlement, compromise or conciliation of any Action to which an Acquired Company is a party that (A) results in restrictions or limitations that materially affect the ability of either Acquired Company to conduct its business after the Closing, (B) results in liabilities or obligations of either Acquired Company exceeding $175,000 (except for Actions the liability for which is covered by insurance, and collection of accounts receivables in the Ordinary Course of Business), (C) imposes injunctive or equitable remedies on either Acquired Company or otherwise results in any non-monetary relief or restrictions on the operation of either Acquired Company, (D) involves any admission of wrongdoing by either Acquired Company or (E) involves any regulatory agency or other Governmental Authority or alleged criminal wrongdoing;

(xviii) hire or terminate any employees that can become an Affected Employee on or after the Closing, except for (A) employees terminated for cause and (B) employees hired to fill any existing budgeted vacancy; provided that the hiring of such replacement or the filling of such vacancy shall (x) be completed in accordance with the applicable practices, policies and procedures for hiring any employees in the Ordinary Course of Business and (y) be for the same position and on substantially similar terms and conditions of employment as similarly situated employees;

(xix) enter into, adopt, extend or amend any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment to Union with respect to any employee who could become an Affected Employee;

(xx) except as required by the terms and provisions of any Employee Plan in effect on the Signing Date, (A) establish, adopt, amend, modify, create or terminate any Employee Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Plan if in effect on the Signing Date, (B) increase, or accelerate or commit to accelerate the funding, payment or vesting of, the compensation or benefits of any current or former employee or other individual service provider with respect to either Acquired Company (or any of their respective dependents or beneficiaries), except for retention-based compensation increases for up to ten (10) at-risk compression services technicians, in each case within such compression services technician’s current pay band that is assigned to such individual’s role or level within the applicable Acquired Company as of September 30, 2025, or (C) grant any new compensation or benefits, including deferred compensation, severance special pay, consulting, retention or termination pay, to any of the current or former employee or other individual service provider with respect to either Acquired Company (or any of their respective dependents or beneficiaries);

(xxi) agree to or effect any change in payment terms with any Material Supplier or Material Customer that is inconsistent with the Ordinary Course of Business and reasonably expected to impact the working capital of either Acquired Company in an adverse manner;

(xxii) (A) make any settlement of or compromise any Tax Liability, claim, audit, examination, dispute, deficiency or assessment or seek any Tax ruling from any Governmental Authority; (B) change or rescind any Tax method of accounting with respect to Tax; (C) make, change or rescind any Tax election (other than in the Ordinary Course of Business and consistent with prior practices); (D) consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment; (E) amend any material Tax Return; (F) fail to pay any Tax as such Tax becomes due and payable (unless such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted); (G) enter into any closing agreement, Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement relating to Taxes (excluding this Agreement and any agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes); (I) file any Tax Return inconsistent with past practices; or (J) take any action that would create a Encumbrance for Taxes (other than a Permitted Encumbrance);

(xxiii) pay, incur or permit the payment or incurrence of any amount of Leakage, that, individually or in the aggregate, exceeds $500,000; or

(xxiv) authorize or agree to take any of the foregoing actions.

(b) Without limiting the foregoing in this Section 7.2, nothing in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the business or operations of Seller or either Acquired Company prior to the Closing. Prior to the Closing, Seller shall continue to exercise, consistent with the terms and conditions of this Agreement, complete and exclusive control and supervision of the business and operations of the Acquired Companies and their other businesses and operations. Seller shall promptly notify Buyer in writing if it becomes aware of a payment or transaction in excess of $250,000 in the aggregate since the Signing Date that constitutes or will constitute, if made, Leakage.

Section 7.3 Access to Premises and Information. During the Pre-Closing Period, Seller shall permit Buyer to have reasonable access (at reasonable times, upon reasonable notice, under the supervision of each Acquired Company’s personnel, in such a manner as to minimize interference with the normal operations of the applicable Acquired Company and subject in all respects to the Confidentiality Agreement) to the Assets, premises, books, records, Business Records (including applicable Tax records) and Contracts of each Acquired Company and, during such period, each Acquired Company shall promptly furnish such information concerning the Business, Assets and personnel of such Acquired Company as Buyer shall reasonably request; provided, that neither Acquired Company shall be required to provide access to or to disclose information where such access or disclosure (a) would jeopardize the privilege of such Acquired Company with respect to attorney-client communications or attorney work product, (b) relates to information or materials required to be kept confidential by Contract or any applicable Law and not permitted to be disclosed to other Persons pursuant to a confidentiality restriction, (c) relates to any information that is reasonably pertinent to any litigation in which either Acquired Company and Buyer are adverse parties, or (d) reveals the terms of any bids received from third parties in connection with the Contemplated Transactions (and any information and analysis relating to any such bids) or the negotiation, execution and delivery of this Agreement; provided, however, that each Acquired Company will notify Buyer in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and to permit disclosure of such information in the cases of the foregoing to the extent possible, in a manner consistent with privilege, the applicable Contract or the applicable Law; provided, further, that Seller, HoldCo and the Company shall be obligated to use commercially reasonable efforts to, and shall cause their respective Affiliates and Representatives to use commercially reasonable efforts to, request consents and waivers necessary for Buyer and its Affiliates and Representatives to gain access to material records or information to the extent reasonably necessary for Buyer to conduct its confirmatory due diligence review of the Acquired Companies, the Business and the Assets relating thereto and the ownership, operation and maintenance thereof. The information provided pursuant to this Section 7.3 shall be used solely for the purpose of the Contemplated Transactions (including any financing in connection therewith), and such information shall be kept confidential by Buyer and Buyer’s Affiliates and Representatives in accordance with the terms and conditions of the Confidentiality Agreement. Prior to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and Buyer shall cause its Affiliates and Representatives to not, contact any suppliers to, or customers of, either Acquired Company, regarding the Contemplated Transaction provided that Seller may withhold such consent in its reasonable and good faith discretion if Buyer requests to contact (x) any non-Material Customer or non-Material Supplier, or (y) more than one-half of the Material Customers or Material Suppliers. During the Pre-Closing Period, Buyer shall have no right to conduct any Phase II environmental assessments.

Section 7.4 Antitrust Regulatory Efforts.

(a) Buyer and the Acquired Companies shall, as promptly as practicable but in no event later than fifteen (15) Business Days after the Signing Date, each prepare and file all notifications, filings, submissions and applications as may be required for the Antitrust Regulatory Approvals, including pre-merger notification and reports under the HSR Act. Buyer and the Acquired Companies shall furnish to each applicable Governmental Authority any additional information requested as soon as practicable after receipt of such request. Buyer and the Acquired Companies shall each control its own preparation of its own premerger notification filing under the HSR Act and any other filings under the Antitrust Laws. Each of Buyer and the Acquired Companies shall reasonably cooperate with the other Party in connection with any required filings and shall promptly furnish to the other Party on an outside counsel basis the information reasonably required in connection with or to be included in the other Party’s filing, where permitted under the Antitrust Laws; provided, however, that such information may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law. Buyer shall be responsible for the required filing fee under the HSR Act.

(b) From and after the Signing Date until the Closing, Buyer and Parent shall, and shall cause its or their Affiliates to, use reasonable best efforts necessary to avoid, eliminate, and resolve any and all impediments under any Antitrust Law that may be asserted by any Governmental Authority or any other Person with respect to the Contemplated Transactions and to obtain all Antitrust Regulatory Approvals to enable the Parties to close the Contemplated Transactions as promptly as practicable, which efforts shall include the obligation to take, commit to take and cause its Affiliates to take any and all actions, whether prior to or following the Closing, and to agree to, propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, any and all conditions, undertakings, sales, transfers, dispositions, divestitures, hold-separate orders (through a trust or otherwise), behavioral remedies, licensing commitments, licenses, supply obligations, price constraints, business divulgences, data access, terminations, modifications or assignments of existing relationships, contracts or obligations, changes or modifications to any course of conduct regarding current or future operations, taking or committing to take any action that would limit Buyer’s, Parent’s or its or their Affiliates’ freedom of action with respect to, or their ability to retain, the Acquired Companies’ operations, divisions, businesses, product lines, customers, Assets, or rights or interests, or any other restrictions or requirements, including litigating, appealing or defending any administrative or judicial action; provided that, notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall not be required to take (and neither Acquired Company shall take, without the prior written consent of Buyer) any actions under this Section 7.4 that (i) would adversely affect any operations, divisions, businesses, product lines, customers, or Assets of Buyer, Parent or its or their Affiliates, or (ii) would, individually or in the aggregate, reasonably be expected to have an adverse impact that is material to the Business.

(c) If any Action is instituted (or threatened) challenging the Contemplated Transactions as violating any Antitrust Law or if any decree, order, judgment or injunction (whether temporary, preliminary or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the Contemplated Transactions illegal or otherwise delay or prohibit the consummation of the Contemplated Transactions, Buyer shall use reasonable best efforts to litigate or contest any and all administrative or judicial action or proceeding or any decree, order, judgment or injunction (whether temporary, preliminary or permanent) to avoid or resolve any such Action, provided that Buyer shall not be required to take any action that (i) would adversely affect any operations, divisions, businesses, product lines, customers, or Assets of Buyer, Parent or its or their Affiliates, or (ii) would individually or in the aggregate, reasonably be expected to have an adverse impact that is material to the Business.

(d) Each of Buyer and the Acquired Companies shall have the right to review in advance and will consult the other Party with regard to any substantive written materials submitted to any Governmental Authority in connection with any request; provided that materials related to either Buyer or either Acquired Company required to be provided pursuant to this Section 7.4 may be withheld or redacted (i) as necessary to address attorney-client or other privilege concerns, to address confidentiality concerns or to comply with applicable Law, and (ii) to remove any personal (including financial) information. Each of Buyer and the Acquired Companies, as it deems advisable and necessary, shall be entitled to designate any applicable material provided to the other Party under this Section as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the other Party and will not be disclosed by such outside counsel to Representatives of such other Party unless express written permission is obtained in advance from the source of the materials or its legal counsel. None of Buyer or either Acquired Company or any of their counsel shall independently participate in any substantive call or meeting with any Governmental Authority relating to any consent required to be obtained from any Governmental Authority without first giving the other Party or its counsel prior notice of such call or meeting and the opportunity to attend and participate, in each case, to the extent permitted by such Governmental Authority or applicable Law.

(e) Each of Buyer and the Acquired Companies agrees that Buyer shall have the primary responsibility to devise and implement the strategy for all filings, submissions, engagement, and communications with any Governmental Authority in connection with any filing pursuant to the HSR Act or other applicable Antitrust Laws, so long as (i) Buyer considers in good faith the view of the Acquired Companies and (ii) such strategy complies with the terms and conditions of this Agreement. Each of Buyer and the Acquired Companies shall keep the other Party reasonably informed, and promptly (and in any event within forty-eight (48) hours) provide the other Party with copies of all substantive written communications and summaries of all substantive oral communications with any Governmental Authority.

(f) Buyer and Parent shall not permit the withdrawal of the premerger notification and report filings under the HSR Act or the lapse, withdrawal or expiration of any other filing made pursuant to any Antitrust Law without the prior written consent of the Acquired Companies (which consent shall not be unreasonably withheld), and shall not enter into any agreement delaying consummation of the Contemplated Transactions without the prior written consent of the Acquired Companies (which consent shall not be unreasonably withheld).

Section 7.5 No Solicitation. Each of Seller, HoldCo and the Company agrees that, during the Pre-Closing Period, Seller, HoldCo and the Company shall not, and each of Seller, HoldCo and the Company shall instruct its or their Representatives not to, directly or indirectly, (a) negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a direct or indirect sale or disposition of the Equity Interests or Assets of HoldCo or the Company, whether by merger, consolidation, business combination, reorganization, joint venture, purchase or disposition of capital stock or otherwise (an “Alternate Transaction”) other than the Contemplated Transactions, (b) solicit, initiate, facilitate, participate in, or encourage any proposals, offers or inquiries from any third party with respect to, or enter into negotiations or any agreement regarding the terms of, any Alternate Transaction or (c) furnish or cause to be furnished, to any Person, any non-public information concerning the business, operations, assets, liabilities and financial condition of the Acquired Companies or of the Business, or relating to the Shares or the Equity Interests of the Company, in connection with any Alternate Transaction. Seller, HoldCo and the Company shall, and shall cause their respective Affiliates, and shall direct their and their Affiliates’ respective Representatives to, immediately cease and terminate any existing discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) regarding or relating in any way to an Alternate Transaction, and Seller, HoldCo and the Company shall immediately close online data room access to all such Persons.

Section 7.6 Payoff Letters. Prior to the Closing, each Acquired Company shall obtain the Payoff Letters from the lenders listed on Section 7.6 of the Disclosure Schedules and make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases to Buyer as soon as practicable after the Closing.

Section 7.7 Termination of Related Party Contracts. Prior to the Closing, Seller shall cause all Contracts for Related Party Transactions listed in Section 2.5(a)(xi) of the Disclosure Schedules to terminate in their entirety without any remaining obligations or Liabilities for either of the Acquired Companies or Buyer or any of its Affiliates.

Section 7.8 Office Lease Transfer; Sublease. Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, Seller shall be permitted to transfer or assign to Westerman Family Office, LLC (or such other Affiliate of Seller (excluding an Acquired Company)) the Headquarters Lease (as defined in Section 4.16(b) of the Disclosure Schedules) at its sole discretion (and, for the avoidance of doubt, without obtaining consent or approval from any Buyer Party).

Section 7.9 Gregg County Lease Assignment. From and after the Signing Date, Seller shall use its commercially reasonable efforts to obtain any Consents required to transfer and assign the Lease, dated as of November 15, 2004, between Gregg County, Texas and J-W Operating Company, as disclosed in Section 4.10(b) of the Disclosure Schedules (the “Gregg County Lease”) to Company from J-W Operating Company to the Company. Within two (2) Business Days of receiving any such Consent to assign, Seller shall take or cause to be taken all actions required to transfer and assign the Gregg County Lease from J-W Operating Company to the Company (at no cost or expense to Buyer). If such Consent to assign the Gregg County Lease is not obtained by the Closing, then Seller shall cause J-W Operating Company to hold the Gregg County Lease for the benefit of Buyer or the Company until the consummation of the assignment of the Gregg County Lease contemplated in this Section 7.9.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Employee Matters.

(a) Buyer covenants that not later than fifteen (15) days prior to the Closing Date, Buyer, or Buyer’s Affiliates, shall extend a written offer of continuing employment, transition employment or day one severance to each employee of the Acquired Companies (each, an “Offered Employee”), including any such employee who is on FMLA leave or any other approved leave of absence, provided that such employee returns or is expected to return on or before one hundred eighty (180) days following the date upon which such employee’s absence commenced (or, if later, such time that is required under applicable Law). Buyer or Buyer’s applicable Affiliate shall hire (effective as of the Closing Date, or if later, on such date on which such Offered Employee returns or is approved to return to work in accordance with the FMLA or the requirements of such other approved leave of absence) each Offered Employee who accepts an offer of continuing employment or transition employment, subject to such employee’s satisfaction of the Buyer Hiring Protocols; provided that the Buyer Hiring Protocols shall not apply with respect to any Offered Employee who receives a written offer for day one severance. Any such employment offers shall be “at-will” and contingent upon the Closing. Offers made to each of the Offered Employees shall provide for either Benefit Period Qualifying Offer Terms or language that provides for the employee to elect to receive severance if the offer fails to satisfy the Benefit Period Qualifying Offer Terms. Except as otherwise provided above, all offers of continuing or transition employment made by Buyer or any of its

Affiliates shall be subject to such employee’s satisfaction of Buyer’s or its applicable Affiliate’s standard hiring and onboarding protocols and policies, including, without limitation, completion of a Form I-9 and proof of identity and right to work in the United States (collectively, the “Buyer Hiring Protocols”). Buyer covenants that each Offered Employee shall have no less than five (5) Business Days in which to accept or reject Buyer’s or its Affiliate’s offer of continuing employment or transition employment offer and the required period for any employee to consider a day one severance offer. Notwithstanding the foregoing, neither Buyer nor its Affiliates shall have any obligation to make any severance payment to (i) an employee of the Acquired Companies who is on an unapproved leave of absence, (ii) an employee of the Acquired Companies who is on an approved leave of absence but is not expected to return to work on or before one hundred eighty (180) days following the date upon which such employee’s absence commence (or, if later, such time that is required under applicable Law), and (iii) an Offered Employee who (A) rejects a Benefit Period Qualifying Offer Term of continuing or transition employment; (B) is eligible for severance but does not execute (or executes but later revokes) a Separation Agreement and Full Release of Claims; or (C) does not become an Affected Employee as a result of failing to satisfy the Buyer Hiring Protocols (each such employee, a “Disqualified Employee”). The employment of each Disqualified Employee shall be terminated, and Seller agrees to bear the cost, if any, of such termination, including any severance obligations, it being understood that Seller shall indemnify Buyer and its Affiliates to the extent WARN obligations arise in connection with a Disqualified Employee’s termination.

(b) With respect to any employee benefit plan, program or policy that is made available by Buyer or its Affiliates after the Closing Date to any Offered Employee who is not otherwise a Disqualified Employee and who continues their employment with Buyer or an Affiliate thereof following the Closing (each, an “Affected Employee” and, collectively, the “Affected Employees” and such plans, the “Buyer Plans”): (i) service for eligibility and vesting purposes, with the service that is credited under the corresponding Employee Plan in which such Affected Employee participated immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Employee Plan); provided, however, that Buyer or its Affiliates may exclude any such prior service credit that would result in a duplication of benefits (excluding defined benefit plans, severance or post-employment welfare compensation and benefits), except to the extent such credit would result in a duplication of benefits, and (ii) with respect to any Buyer Plans that are group health plans, Buyer shall use commercially reasonable efforts to cause such Buyer Plans to (A) provide credit for any co-payments or deductibles and maximum out-of-pocket payments by such Affected Employee during the year in which the Closing occurs, and (B) waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied under corresponding Employee Plans prior to the Closing Date.

(c) From the Closing and for a period of at least one (1) year immediately thereafter (or, if earlier, the date of the Affected Employee’s termination of employment) (the “Benefit Period”), Buyer shall or shall cause its Affiliates (including the Acquired Companies) to provide to each Affected Employee who continues to be employed by Buyer, the Acquired Companies or any of their respective Affiliates with (i) a rate of total compensation (including base salary or base wages, as applicable, as well as any cash and equity incentive compensation opportunities) that is no less than the aggregate total compensation that such Affected Employee received immediately prior to the Closing, and (ii) employee benefits (including retirement and health and welfare but excluding any defined benefit and supplemental pensions, retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) provided to similarly situated employees of Buyer or its Affiliate (“Benefit Period Qualifying Offer Terms”). Except as otherwise provided with respect to a Disqualified Employee, for a period of ninety (90) days following the Closing, Buyer shall not, and shall cause the Acquired Companies not to, take any action that would trigger advance notice obligations under the WARN Act without satisfying any such obligations. At the Closing, Seller will provide to Buyer a list of the name and site of employment of any employees of the Acquired Companies who experienced an “employment loss” (as defined in the WARN Act) within the ninety (90) days prior to the Closing, along with the date of the employment loss.

(d) Buyer shall (or shall cause one of its Affiliates to) honor the terms of any retention bonus plans (and any corresponding award agreements) in a manner consistent with the terms and conditions thereof as set forth in Section 8.1(d)(i) of the Disclosure Schedules (collectively, the “Retention Obligations”); provided, that Seller shall reimburse Buyer (or its Affiliate) for any and all costs associated with paying retention bonuses under the Retention Obligations up to that certain maximum amount set forth in Section 8.1(d)(i) of the Disclosure Schedules. In addition, Buyer shall adopt, for the benefit of those certain Affected Employees set forth on Section 8.1(d)(ii) of the Disclosure Schedules, that certain USA Compression/J-W Energy Company Transaction Severance Plan (the “Severance Plan”), substantially in the form set forth in Section 8.1(d)(iii) of the Disclosure Schedules; provided, at least five (5) Business Days prior to the Closing, Seller or the Acquired Companies, as applicable, shall execute resolutions to terminate any Employee Plan that currently provides severance benefit to any Affected Employees (each, a “Seller Severance Plan”), which termination of each Seller Severance Plan shall become effective prior to the Closing Date, which resolutions shall be provided to Buyer in draft form for Buyer’s reasonable comment prior to the execution thereof. In addition, Seller shall reimburse Buyer (or its Affiliate) for any and all costs associated with paying severance benefits under the Severance Plan to that certain subset of such Affected Employees, during that certain period, and up to that certain amount, in each case, as set forth in Section 8.1(d)(ii) of the Disclosure Schedules. Except as otherwise provided in this Section 8.1(d) and the Disclosure Schedules thereunder, Buyer and its Affiliates shall have no obligation or Liability to provide retention, severance or any similar benefits to the Affected Employees under, or with respect to, any Employee Plan. Notwithstanding anything contained in this Agreement to the contrary, during the one (1)-year period following Closing, Buyer shall not (and shall cause its Affiliates not to) terminate, or amend or modify in a manner that is adverse to the interests of the Affected Employees, the Severance Plan.

(e) Unless Buyer determines otherwise by providing the Seller and the Acquired Companies with written notice at least five (5) Business Days prior to the Closing, the Acquired Companies and Seller shall, and Seller shall cause its Affiliates to, as applicable, (i) execute resolutions to terminate any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”) and (ii) fully vest each employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one (1) day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Acquired Companies and Seller shall, and Seller shall cause its Affiliates to, as applicable, provide Buyer with executed resolutions authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws and the termination, which resolutions shall be provided to Buyer in draft form for Buyer’s reasonable comment prior to the execution thereof. The Acquired Companies and Seller shall, and Seller shall cause its Affiliates to, as applicable, also take such other commercially reasonable actions in furtherance of the termination of each Company 401(k) Plan as Buyer may reasonably require, including such actions as Buyer may reasonably require prior to the Closing Date to support Buyer obtaining a determination letter with respect to the termination of each Company 401(k) Plan following the ERISA Effective Date.

(f) Effective as of the Closing Date, Buyer will, or will cause its Affiliate to, maintain or designate a Code Section 401(k) cash or deferred arrangement (the “Buyer 401(k) Plan”) for the Affected Employees to participate. Buyer shall cause, or shall cause its Affiliates to cause, the Buyer 401(k) Plan to accept a direct rollover of any Affected Employee’s accounts under the Company 401(k) Plan and Buyer will, or will cause its Affiliates to, cause such Buyer 401(k) Plan to accept direct rollover of any promissory notes for outstanding loans; provided, however, all underlying assets are rolled over with respect to any such Affected Employee’s accounts.

(g) Seller and Buyer each will, and each will cause its Affiliates as necessary to, cooperate (i) in carrying out the provisions of this Section 8.1 (including working with third-party administrators and insurance carriers and making available to the other such records and other information as the other may reasonably request to facilitate the determination of the period of service and salary or wages of any Affected Employee) and (ii) in the preparation, execution and filing of documents required by the transfer of assets and liabilities pursuant to this Section 8.1. All obligations undertaken pursuant to this Section 8.1 may be satisfied in whole or in part by an Affiliate of Seller or Buyer.

(h) Notwithstanding anything in this Section 8.1 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Employee Plan maintained by the Acquired Companies, Buyer or any of their Affiliates, or shall limit the right of the Acquired Companies or Buyer to amend, terminate or otherwise modify any employee benefit plan maintained by the Acquired Companies, Buyer or any of their Affiliates following the Closing Date. If (i) a Person other than the Parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by the Acquired Companies, Buyer or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan maintained by the Acquired Companies, Buyer or any of their Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by the Acquired Companies, Buyer or any of their Affiliates at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(i) The Parties acknowledge and agree that all provisions contained in this Section 8.1 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any current employee or former employee of the Acquired Companies, any participant in any employee benefit plan maintained by Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates for any period of time or upon any particular terms and conditions.

(j) To the extent any “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (hereafter, “Section 280G”)) of the Company or any of its Affiliates (a “Disqualified Individual”) may receive any payment(s) or benefit(s) as a result of or in connection with the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit could constitute “parachute payments” under Section 280G or could result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company shall, prior to the Closing, use reasonable best efforts to: (i) obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); and (ii) solicit a vote of stockholders in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver. The Section 280G Waivers, calculations, disclosure, equityholder consents, and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 8.1(j) shall be provided to Buyer no later than five (5) Business Days prior to the Closing Date and shall be subject to Buyer’s prior reasonable review and comment, and the Company shall implement any reasonable comments provided by Buyer. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Buyer written evidence of satisfaction of the requirements of this Section 8.1(j) or written notice of the nonsatisfaction thereof.

(k) Notwithstanding anything to the contrary herein, in the event that any employee participating in the J-W Energy Company Long Term Cash Incentive Plan referenced in Item 11 of Section 4.7 of the Disclosure Schedules (the “LTCIP”) is terminated within six (6) months of the Closing Date, any payments under the LTCIP to such employee arising from such termination shall be considered Seller Transaction Expenses. In the event that, after six (6) months following the Closing Date, any employee participating in the LTCIP remains an Affected Employee of Buyer, Buyer shall convert such employee’s awards under the LTCIP to equity awards under a Buyer Plan; provided, however, that if Buyer and such employee so agree, Buyer shall instead assume the terms of the LTCIP award for such employee as a cash-based retention obligation.

Section 8.2 Tax Matters.

(a) Tax Returns.

(i) Seller shall, or shall cause the Acquired Companies to, prepare or cause to be prepared and timely file or cause to be timely filed (1) all Tax Returns of the Acquired Companies that are first due (taking into account applicable extensions) on or after the Signing Date and on or before the Closing Date and (2) all Tax Returns of or with respect to the Acquired Companies that are filed on an affiliated, consolidated, combined, unitary or similar group basis with Seller (together with the Tax Returns described in clause (1), the “Seller Prepared Returns”). All of the Seller Prepared Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Acquired Companies, except as otherwise required by applicable Law.

(ii) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Acquired Companies with respect to Tax periods beginning on or before the Effective Time Cut-Off Date that are first due after the Closing Date (other than Seller Prepared Returns) (collectively “Buyer Prepared Returns”). All such Buyer Prepared Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Acquired Companies, except as otherwise required by applicable Law. Buyer shall not, and shall cause its Affiliates (including the Acquired Companies following the Closing) to not, make, cause or permit any election under Section 338 of the Code (or any analogous provision of applicable Tax Law) to be made with respect to the Contemplated Transactions.

(b) Cooperation. Buyer, the Acquired Companies, and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to any such Tax Return or to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall be provided without charge except for reimbursement of reasonable out-of-pocket costs and expenses, which shall be borne by the requesting Party. Seller and Buyer shall each (i) retain all Books and Records in its possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the other Parties, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority; and (ii) Seller shall give to Buyer and the Acquired Companies reasonable written notice before transferring, destroying or discarding any such Books and Records and, if Buyer or either of the Acquired Companies so requests, Seller shall allow Buyer or the Acquired Companies to take possession of such Books and Records. The Acquired Companies shall retain all Books and Records in their possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date, and abide by all record retention agreements entered into with any taxing authority.

(c) Tax Actions. If any Governmental Authority commences a Tax Action, Buyer shall promptly, and in any event no more than ten (10) Business Days following Buyer’s receipt of notice of such, give written notice to Seller of such Tax Action. With respect to any Tax Action relating to a Pre-Effective Time Tax Period or a Straddle Period relating to any of the Acquired Companies, except as provided below, Buyer shall have the right to control all actions and may make all decisions taken in connection with such Tax Action (including selection of counsel or any accounting firm); provided, however, that, (i) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax Action, (ii) Buyer shall provide Seller with copies of all written correspondence with any Governmental Authority relating to the Tax Action, (iii) Seller may participate in such Tax Action (including through its own counsel) at its own expense, and (iv) no Tax Action may be settled without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Refunds; Seller Transaction Expenses Deductions Payment.

(i) All refunds of Taxes received (whether in the form of cash received or a credit or offset against Taxes) by the Acquired Companies (including with respect to any over-payment of estimated Taxes) for any Pre-Effective Time Tax Period (or the portion of any Straddle Period ending on the Effective Time Cut-off Date as determined in accordance with the same principles provided for in Section 8.2(f)) shall be the property of Seller (except to the extent such refund, credit or payment was taken into account in the determination of Final Closing Indebtedness, Final Seller Transaction Expenses, Final Effective Time Working Capital or Final Income Tax Liability Amount). To the extent that Buyer, any Buyer Affiliate, or the Acquired Companies receives a refund that is the property of Seller, Buyer shall pay the amount of such refund (and interest received from the Governmental Authority with respect thereto) to Seller by wire transfer of immediately available funds to an account designated by Seller. The amount due to Seller shall be payable within ten (10) days after receipt of the refund from the applicable Governmental Authority (or offset against Taxes due to such refund), net of any reasonable out-of-pocket costs and expenses (including any brokerage or contingency fees incurred in connection with respect thereto) incurred by Buyer, any Buyer Affiliate or the Acquired Companies in procuring such Tax refund. For the avoidance of doubt, the Parties agree that to the extent the aggregate amount of unpaid income Taxes of the Acquired Companies that are taken into account in the calculation of the Final Income Tax Liability Amount exceeds the aggregate amount of such unpaid income Taxes of the Acquired Companies for the Pre-Effective Time Tax Period and the portion of any Straddle Period that ends on the Effective Time Cut-off Date (as determined in accordance with the same principles provided for in Section 8.2(f)) reflected as due and owing on the income Tax Returns of the Acquired Companies (determined, in the case of a Straddle Period, in accordance with the same principles provided for in Section 8.2(f)) (such excess, a “Deemed Tax Refund”), such Deemed Tax Refund shall be treated as a refund of Taxes described in this Section 8.2(d)(i) and Buyer shall pay such amount to the Seller in accordance with and subject to the limitations of this Section 8.2(d)(i). Buyer shall take (and shall cause the Acquired Companies to take) commercially reasonable actions after the Closing to cooperate with the Seller in claiming any refund of Taxes described in this Section 8.2(d)(i) on behalf of the Acquired Companies and in calculating the amount of any Deemed Tax Refund.

(ii) To the extent there is a reduction in cash Taxes payable by the Acquired Companies (a “Tax Reduction”) in the taxable year that includes the Closing Date or the subsequent taxable year as a result of or attributable to any Seller Transaction Expenses Deductions, Buyer shall, within ten (10) Business Days of receiving such Tax Reduction (if it is in the form of a Tax refund), or within ten (10) Business Days of filing the Tax Return realizing the Tax Reduction (if it is in the form of a Tax credit, offset, or reduction in cash Taxes paid), pay to Seller the amount of such Tax Reduction by wire transfer to an account designated by Seller; provided, for purposes of determining the amount of the Tax Reduction, Seller Transaction Expenses Deductions shall be treated as the last deduction taken during the taxable year or the last net operating loss deduction carried forward from the taxable year including the Closing Date available to be utilized.

(e) Transfer Taxes. Any Transfer Taxes shall be borne by Buyer. Seller and Buyer shall reasonably cooperate with each other to prepare and timely file any Tax Returns required with respect to any such Transfer Taxes.

(f) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to:

(i) Taxes (A) based on the income or receipts of the Acquired Companies for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (including sales, use and Transfer Taxes), other than Transfer Taxes as set forth in Section 8.2(e), for a Straddle Period, or (C) withholding Taxes, the determination of the Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Effective Time Cut-off Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Effective Time Cut-off Date and the other which began at the beginning of the day following the Effective Time Cut-off Date and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming (solely for the purposes of this Section 8.2(f)) that the books of the Acquired Companies were closed at the close of the Effective Time Cut-off Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period); provided, further, that Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period; and

(ii) Taxes of the Acquired Companies not described in Section 8.2(f)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Effective Time Cut-off Date shall be calculated by allocating to the periods before and after the Effective Time Cut-off Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Effective Time Cut-off Date, on the one hand, and the number of days in the Straddle Period in the period after the Effective Time Cut-off Date, on the other hand.

(g) To the extent the actual amount of a Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.4, the Parties shall utilize the most recent information available in estimating the amount of the Tax for purposes of such adjustment. The Income Tax Liability Amount shall be determined: (i) in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns (including, for the avoidance of doubt, any such Tax Returns filed after the date hereof and prior to the Closing), including with respect to reporting positions, elections, and accounting methods; (ii) by excluding all deferred Tax Liabilities; (iii) by including only liabilities (A) with respect to which Tax Returns have not yet been filed and are not yet due or (B) with respect to which Tax Returns have been filed, but only to the extent the Taxes shown as due on such Tax Returns have not yet been paid as of the Closing Date; (iv) by only including jurisdictions in which the applicable member of the Acquired Companies has historically filed or is currently filing Tax Returns for the applicable Tax; (v) by excluding any liabilities for accruals or reserves established or required to be established for contingent Taxes or with respect to uncertain Tax positions; and in accordance with Section 8.2(f) with respect to a Straddle Period.

(h) Limitations. Without the prior consent of Seller (which consent shall not to be unreasonably withheld, conditioned or delayed), Buyer will not (and will cause or permit the Acquired Companies, or Affiliate of Buyer in respect of the Acquired Companies, to) in respect of any Pre-Effective Time Tax Period of the Acquired Companies: (i) amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Return; (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency; (iii) enter into any closing agreement; (iv) settle any Tax claim or assessment; (v) make or change any election or change any method of accounting with respect to Taxes; (vi) surrender any right to claim a refund of Taxes; (vii) initiate any discussion or procedure with any Governmental Authority regarding any voluntary disclosure involving Taxes; or (viii) take any other similar action, or omit to take any action, relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the Tax Liability of Seller (including pursuant to this Agreement) or the Acquired Companies.

(i) Tax Treatment.

(i) The Parties intend that, for U.S. federal income Tax purposes, the Equity Purchase shall be treated as (A) a contribution by Seller to Parent of a portion of the Shares in exchange for the Equity Consideration in a transaction described in Section 721 of the Code, and (B) a sale by Seller to Parent of a portion of the Shares in exchange for the cash amount determined under Section 2.3(a). No Party shall take any position inconsistent with the Tax treatment described in this Section 8.2(i) for any Tax purpose or in any Tax-related context, including in the preparation and filing of any Tax Return or the defense of any audit, examination or other Tax controversy except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign applicable Law); provided, however, that nothing shall prevent any Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such position.

(j) Prohibition on Tax Liquidation. Parent and Buyer shall not (and shall cause any of their Affiliates to not) effect any liquidation (or partial liquidation), dissolution, winding up, conversion or other transaction or filing with respect to HoldCo (or adopt a plan of any of the foregoing) that would cause HoldCo to be treated as liquidated for U.S. federal income tax purposes prior to the earlier of (i) the date on which Seller and its Affiliates no longer hold any of the Parent Common Units issued to Seller pursuant to this Agreement and (ii) the fifth anniversary of the Closing Date.

(k) Powers of Attorney. Seller shall cooperate with Buyer to terminate any power of attorney with respect to Taxes or Tax Returns of the Acquired Companies existing on the Closing Date.

(l) Overlap. In the event of any conflict between the provisions of this Section 8.2 and the provisions of ARTICLE XI, the provisions of this Section 8.2 shall control.

Section 8.3 Indemnification of Directors and Officers.

(a) Indemnification. From and after the Closing, Buyer shall, and shall cause the Company and HoldCo to, fully and completely indemnify, defend and hold harmless each present and former director and officer of the Acquired Companies (each, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) to the same extent such Persons are currently indemnified by the Acquired Companies pursuant to each Acquired Company’s Organizational Documents for acts or omissions occurring at or prior to the Closing Date in connection with such D&O Indemnified Person’s service as a director or officer of the Acquired Companies.

(b) Survival of Indemnification. To the fullest extent not prohibited by Law or the Organizational Documents of the Acquired Companies, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified Persons, including employees or agents of the Acquired Companies, with respect to their activities as such prior to, on or after the Closing Date, as provided in each of the respective Organizational Documents or indemnification agreements of the Acquired Companies in effect on the date of such activities or otherwise in effect on the Signing Date, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance. On or prior to the Closing, the Acquired Companies shall obtain D&O Insurance that covers actions, omissions and events occurring prior to the Closing, on terms and in amounts no less favorable to the D&O Indemnified Persons than (i) the existing directors’ and officers’ liability insurance of the Acquired Companies, and (ii) the indemnification and exculpation provisions of the Company and HoldCo under their Organizational Documents, for a period of six (6) years after the Closing.

(d) Successors. In the event that, after the Closing Date, either of the Acquired Companies or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and Assets to any Person, then, in either such case, proper provisions shall be made so that the successors and assigns of either of the Acquired Companies or Buyer, as the case may be, shall specifically assume the obligations of Buyer and/or the Acquired Companies set forth in this Section 8.3.

(e) Benefit. The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such Person’s prior written consent. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 8.3.

Section 8.4 Publicity. No press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by Buyer, on the one hand, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), or by Seller, HoldCo or the Company, on the other hand, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or any Governmental Authority, in which case Buyer, Seller, HoldCo or the Company, as applicable, shall, to the extent not prohibited by applicable Law or any Governmental Authority, have the right to review such press release, public announcement or other disclosure prior to its issuance; provided, that, the foregoing shall not restrict any Party from disclosing any information regarding the transactions contemplated by the Agreement or the other Transaction Documents (a) to any of its Affiliates or any of its or their respective direct or indirect equity holders (including any holder of Rights), financing sources, hedge providers or any Representatives of any of the foregoing, (b) for purposes of compliance with its or its Affiliates’ respective financial reporting obligations, (c) to the extent reasonably necessary in connection with any action expressly contemplated by this Agreement, or (d) solely in the case of Buyer, in connection with (i) Buyer’s, Parent’s or its or their respective Affiliate’s respective reporting obligations pursuant to the Securities Act or the Exchange Act or (ii) Buyer’s, Parent’s or its or their respective Affiliate’s requirements with respect to the New York Stock Exchange.

Section 8.5 Waiver of Conflicts; Retention of Privilege.

(a) Each Party acknowledges and agrees that each of Jackson Walker LLP and Miller Mentzer Walker, P.C. (collectively, the “Firms”) have acted as counsel to the Acquired Companies and Seller in connection with the negotiation of this Agreement and the consummation of the Contemplated Transactions.

(b) In connection with any matter or dispute under this Agreement, each Buyer Party hereby irrevocably waives and agrees not to assert, and agrees to cause the Acquired Companies following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) either of the Firm’s prior representation of the Acquired Companies and (ii) either of the Firm’s representation of Seller in connection with the Contemplated Transactions or any Transaction Document after the Closing.

(c) Each Buyer Party further agrees, on behalf of itself and, after the Closing, on behalf of the Company and HoldCo, that all communications in any form or format whatsoever between or among either of the Firms or any of their respective Affiliates and any of the Company, HoldCo or Seller (collectively, the “Protected Parties”), or any of their respective Representatives that exclusively relate to the negotiation, documentation and consummation of the Contemplated Transactions (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by Seller on behalf of the Protected Parties and shall not pass to or be claimed by such Buyer Party or, following the Closing, the Acquired Companies. The privilege and the expectation of client confidence relating to all Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall belong solely to Seller and the Protected Parties, shall be controlled by Seller on behalf of the Protected Parties, and shall not pass to or be claimed by such Buyer Party or, following the Closing, the Acquired Companies. Notwithstanding anything to the contrary in the foregoing, nothing contained herein shall (i) limit the rights of either Buyer Party or its applicable Affiliates (including the Acquired Companies following the Closing) (A) as to any privileged communications that are related to the Business or any Assets, Liabilities, Losses, Actions or other matters associated with either Acquired Company that in each case are only tangentially related to the Deal Communications or (B) to seek discovery of only the Deal Communications in accordance with the rules of discovery (but subject to Seller’s control of the attorney-client privilege in the Privileged Deal Communications) or (ii) be deemed to be a waiver by a Buyer Party or any of its applicable Affiliates (including the Acquired Companies following the Closing) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Deal Communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between a Buyer Party or, after the Closing, the Acquired Companies, on the one hand, and a third party other than Seller, on the other hand, such Buyer Party or, following the Closing, the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither such Buyer Party, nor, following the Closing, the Acquired Companies may waive such privilege without the prior written consent of Seller (which consent may be granted or withheld in the sole and absolute discretion of Seller, for any reason or no reason). In the event that a Buyer Party or, following the Closing, an Acquired Company is legally required by any order of any Governmental Authority or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, such Buyer Party, and, after the Closing, the Acquired Companies, shall promptly (and, in any event, within one (1) Business Day) notify Seller in writing (including by making specific reference to this Section 8.5(d)) so that Seller can seek a protective order and such Buyer Party, and, after the Closing, such Acquired Company, agrees to use all commercially reasonable efforts to assist therewith.

(e) Neither of the Firms shall have any duty to reveal or disclose any Privileged Deal Communications by reason of any attorney-client relationship between each of the Firms, on the one hand, and the Acquired Companies, on the other hand, so long as such files or other materials would be subject to the attorney-client privilege if they were being requested in a proceeding by an unrelated third party.

(f) Each Buyer Party agrees on behalf of itself and, following the Closing, the Acquired Companies, that (i) to the extent that any Privileged Deal Communications may remain on the computer systems of or in documents in the possession of either Acquired Company following the Acquired Companies, such existence or possession shall not be deemed a waiver of the attorney-client privilege of the Protected Parties described in this Section 8.5 and (ii) neither a Buyer Party nor, following the Closing, the Acquired Companies shall assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege with respect to the Privileged Deal Communications due the occurrence of the conditions descried in clause (i) of this sentence.

Section 8.6 Notification. Each of Seller and Buyer shall keep the other apprised of the status of matters relating to completion of the Contemplated Transactions. Until the date that is three (3) Business Days prior to the Closing Date, Seller or the Acquired Companies may (but shall have no obligation), in response to any fact, circumstance, situation or development in each case that occurs after the Signing Date (for the avoidance of doubt, the mere discovery of any fact, circumstance, situation or development occurring prior to the Signing Date shall not be subject to this Section 8.6) and causes any of the representations and warranties set forth in Article III and Article IV to be inaccurate or incomplete in any respect, deliver to Buyer written supplements to the Disclosure Schedules disclosing the such fact, circumstance, situation or development within two (2) Business Days after the earlier of (x) Company obtaining Company Knowledge and (y) Seller or any of its Affiliates obtaining actual conscious knowledge of the same (each such written supplement meeting such requirements, a “Schedule Supplement”); provided, however, that such Schedule Supplement shall be disregarded for all purposes of this Agreement and shall not qualify, or cure any breach of, any representation or warranty of Seller or the Acquired Companies contained in this Agreement unless all of the following conditions are satisfied: (x) the additional information disclosed in such Schedule Supplement(s) would result in a failure of the closing condition set forth in Section 9.1(a), (y) Buyer has actual and conscious knowledge of the failure of such condition and (z) Buyer nevertheless agrees to proceed with the Closing (any such Schedule Supplement for which all of the foregoing conditions in clauses (x), (y) and (z) are satisfied, a “Qualifying Schedule Supplement”). As to any Qualifying Schedule Supplement, the matter disclosed in such Qualifying

Schedule Supplement shall be considered accepted and any violation of the applicable representation and warranty with respect to such disclosed matter shall be considered waived for all purposes, and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.6 is intended to, or shall be construed to, limit any of Buyer’s rights in Article X.

Section 8.7 No Other Representations; Non-Reliance.

(a) Each of Buyer and Parent acknowledges and agrees that it and its respective Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of Seller, HoldCo and the Company, the Business, results of operations, prospects, condition (financial or otherwise) or Assets of the Acquired Companies, as applicable, and each of Buyer and Parent acknowledges and agrees that it has been provided adequate access to the personnel, properties, Assets, premises, Books and Records, and other documents and data of Seller, HoldCo and the Company for such purpose, as applicable. Each of Buyer and Parent acknowledges and agrees that: (i) in making its or their decisions to enter into this Agreement and to consummate the Contemplated Transactions, each has relied solely upon its own investigation and the express representations and warranties of Seller, HoldCo and the Company set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules), the Company Certificates and the other Ancillary Agreements, acknowledges and agrees that Seller, HoldCo and the Company have not and do not make any representations and warranties in connection with this Agreement or the Contemplated Transactions except for the express representations and warranties of Seller, HoldCo and the Company set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Agreements; and (ii) none of Seller, HoldCo, the Company or any of its or their respective Affiliates or its or their respective Representatives (including the managers, directors and officers of Seller, HoldCo or the Company) or any other Person has made any representation or warranty as to Seller, HoldCo or the Company or the accuracy or completeness of any such information regarding Seller, HoldCo or the Company furnished or made available to Buyer, Parent or its or their Affiliates and Representatives, except as expressly set forth in ARTICLE III and ARTICLE IV of this Agreement, the Company Certificates and the Ancillary Agreements.

(b) In connection with the due diligence investigation of the Company, HoldCo, and Seller by Buyer, Parent and its or their Affiliates and its or their respective Representatives, Buyer, Parent and its or their Affiliates and its or their respective Representatives have received, and may continue to receive after the Signing Date, from Seller, HoldCo, the Company or its or their Affiliates and its or their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies, the Business and the each Acquired Company’s operations. Each of Buyer and Parent hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, and that, other than as provided under this Agreement or the Ancillary Agreements, neither Buyer nor Parent will have any claim against Seller, HoldCo, the Company or any of its or their respective Affiliates or its or their respective Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of Section 8.7(a), each of Buyer and Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules), the Company Certificates, and the other Ancillary Agreements, neither Seller, HoldCo, the Company nor any of its or their Affiliates or its or their respective Representatives (including the directors and officers of the Company) has made or is making any express or implied representation or warranty with respect to any such estimates, projections, forecasts, forward-looking statements or business plans. To this end, Buyer and Parent hereby acknowledge and agree that neither Seller, the Company, HoldCo or its or their Affiliates shall have any liability to Buyer, Parent or any Buyer Related Party (including following the Closing, the Company) or any other Person resulting from the distribution to Buyer, Parent or Buyer’s or Parent’s use of, any such information relating to Seller, HoldCo or the Company, or prepared by or on behalf of Seller, HoldCo or the Company, and supplied to Buyer or Parent or any information, documents or materials made available to Buyer or Parent in any data rooms, any presentations or any other form relating to the Business, Seller, HoldCo or the Company in connection with the Contemplated Transactions; provided, however, that nothing contained herein shall limit the ability of Buyer to rely on the representations and warranties contained in ARTICLE III or ARTICLE IV (including the related portions of the Disclosure Schedules).

(c) EACH OF BUYER AND PARENT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, HOLDCO, THE COMPANY NOR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, AND SELLER (FOR ITSELF AND FOR HOLDCO AND THE COMPANY) AND ITS RESPECTIVE AFFILIATES MAKES NO AND DISCLAIMS ANY, AND BUYER AND PARENT WAIVE AND DISCLAIM ANY RELIANCE ON, ANY OTHER REPRESENTATIONS OR WARRANTIES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV) WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING (i) ANY ASSET, (ii) THE QUALITY, CONDITION, OR OPERABILITY OF ANY REAL OR PERSONAL PROPERTY, EQUIPMENT OR FIXTURES, INCLUDING FREEDOM FROM LATENT OR PATENT DEFECTS, THEIR MERCHANTABILITY, THEIR FITNESS FOR ANY PARTICULAR PURPOSE OR THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY CONSULTANTS RELATING TO ANY ASSETS OF THE ACQUIRED COMPANIES, (iv) ANY ESTIMATES OF THE VALUE OF THE SHARES OR THE ASSETS OF THE ACQUIRED COMPANIES OR FUTURE REVENUES TO BE GENERATED THEREFROM, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, STATUS, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSETS OF THE ACQUIRED COMPANIES, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PERSON WITH RESPECT TO THE SHARES, THE ACQUIRED COMPANIES OR EACH ACQUIRED COMPANY’S ASSETS, (vii) ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO BUYER, PARENT OR ITS OR THEIR AFFILIATES, OR ITS OR THEIR ADVISORS, AGENTS, CONSULTANTS, EMPLOYEES OR REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR ANY DISCUSSION OR PRESENTATION RELATED THERETO, (viii) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF ANY ASSETS OF THE ACQUIRED COMPANIES AND (ix) WHETHER THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (BUT NOT WITH RESPECT TO ANY FRAUD RELATING TO ANY INCLUSIONS OR OMISSIONS IN THE DISCLOSURE SCHEDULES) OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT) CONTAIN ANY MATERIAL OMISSIONS. THE INCLUSION BY SELLER OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY SELLER, HOLDCO OR THE COMPANY UNDER ANY LAW. Buyer and Parent agree that, to the extent required by Law to be effective, the disclosures contained in this Agreement are “conspicuous” for purposes of any such Laws. Seller’s Affiliates and their respective members, partners, stockholders, managers, directors, officers, agents and employees are express third party beneficiaries of this Section 8.7.

(d) This Section 8.7 shall survive the termination of this Agreement and the Closing.

Section 8.8 Release.

(a) As of the Closing, Seller, on behalf of itself and each other Seller Related Party, hereby forever fully and irrevocably releases and discharges each Buyer Related Party from any and all Released Claims and hereby irrevocably agrees to refrain from asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Buyer Related Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 8.8(a), the provisions of this Section 8.8(a) shall not release, waive, discharge, relinquish or otherwise affect or diminish, (i) the obligations of Buyer and Parent set forth in any provision of this Agreement or any Ancillary Agreement, (ii) the obligations of the Acquired Companies (following the Closing) to indemnify, defend and hold harmless their respective equityholders, directors, officers and employees under applicable Law (and pursuant to the terms of this Agreement), (iii) the obligations of any insurer under any insurance policy or (iv) any liability of any Buyer Related Party arising out of Fraud.

(b) As of the Closing, each Buyer Party, on behalf of itself, the Acquired Companies (following the Closing) and each other Buyer Related Party, hereby forever fully, unconditionally and irrevocably releases and discharges each Seller Related Party from any and all Buyer Released Claims and hereby irrevocably and unconditionally agree to refrain from asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Seller Related Party based upon any Buyer Released Claim. Notwithstanding the preceding sentence of this Section 8.8(b), the provisions of this Section 8.8(b) shall not release, waive, discharge, relinquish or otherwise affect or diminish, (i) the obligations of Seller expressly set forth in any provision of this Agreement, the other documents delivered pursuant to this Agreement or the other agreements referred to herein, (ii) the obligations of any insurer under any insurance policy, or (iii) any liability of any Seller Related Party arising out of Fraud.

Section 8.9 Lock-Up of Equity Consideration. Seller hereby irrevocably agrees, without the prior written consent of Parent, Seller will not, during the Restricted Period, Transfer any Parent Common Units comprising the Equity Consideration other than in Permitted Transfers.

Section 8.10 Lock-Up of Restricted Units.

(a) Seller hereby irrevocably agrees, without the prior written consent of Buyer, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person) any Restricted Units, or (ii) publicly disclose the intention to do any of the foregoing. For the avoidance of doubt, (A) the registration of the resale of the Equity Consideration pursuant to the Registration Rights Agreement shall not violate this Section 8.10(a) and (B) nothing in this Section 8.10 shall restrict or otherwise limit the ability of Seller to distribute or use any cash or distributions received in respect of the Restricted Units following the Closing.

(b) Following the adjustment of the purchase price pursuant to Section 2.4(d) (including the surrender of any Adjustment Common Units required thereunder), any remaining Adjustment Common Units shall no longer be Restricted Units, and Buyer shall promptly cause Parent and Parent’s transfer agent to, promptly (and in any event within two (2) Business Days) take all actions necessary to effect the removal of the Contract Legend from any outstanding Adjustment Common Units. Without limiting the foregoing, Buyer shall deliver (and shall cause Parent to deliver) any customary legal opinions of Parent’s counsel, transfer agent letters, issuer representation letters or other documentation reasonably required by Parent’s transfer agent to remove the Contract Legend (and, following such removal, the restrictions set forth in Section 8.10(a) shall automatically terminate with respect to such Adjustment Common Units). Parent shall bear all fees and expenses of Parent’s transfer agent and Parent’s counsel in connection with such legend removal and related actions. Seller shall provide any customary representation letter reasonably requested by Parent’s transfer agent in connection with such legend removal.

(c) On the twelve (12)-month anniversary of the Closing, the following number of Indemnification Reserve Common Units shall no longer be Restricted Units (the “12-Month Indemnification Reserve Released Common Units”): the positive difference, if any, between (x) the remaining Indemnification Reserve Common Units on such date and (y) the sum of (i) fifty percent (50%) of the Indemnification Reserve Common Units as of the Closing plus (ii) the number of additional Indemnification Reserve Common Units (valued at the Parent Common Unit Price) reasonably necessary to satisfy any unresolved Buyer Indemnified Party Claims made as of the twelve (12) month-anniversary of the Closing. Following the twelve (12)-month anniversary of the Closing, Buyer shall promptly cause Parent and Parent’s transfer agent to, promptly (and in any event within two (2) Business Days) take all actions necessary to effect the removal of the Contract Legend from the 12-Month Indemnification Reserve Released Common Units. Without limiting the foregoing, Buyer shall deliver (and shall cause Parent to deliver) any customary legal opinions of Parent’s counsel, transfer agent letters, issuer representation letters or other documentation reasonably required by Parent’s transfer agent to remove the Contract Legend (and, following such removal, the restrictions set forth in Section 8.10(a) shall automatically terminate with respect to the 12-Month Indemnification Reserve Released Common Units). Parent shall bear all fees and expenses of Parent’s transfer agent and Parent’s counsel in connection with such legend removal and related actions. Seller shall provide any customary representation letter reasonably requested by Parent’s transfer agent in connection with such legend removal.

(d) On the fifteen (15)-month anniversary of the Closing, the following number of Indemnification Reserve Common Units shall no longer be Restricted Units (the “15-Month Indemnification Reserve Released Common Units”): the positive difference, if any, between (x) the remaining Indemnification Reserve Common Units on such date and (y) the number of Indemnification Reserve Common Units (valued at the Parent Common Unit Price) reasonably necessary to satisfy any unresolved Buyer Indemnified Party Claims made as of such date. Following the fifteen (15)-month anniversary of the Closing, Buyer shall promptly cause Parent and Parent’s transfer agent to, promptly (and in any event within two (2) Business Days) take all actions necessary to effect the removal of the Contract Legend from the 15-Month Indemnification Reserve Released Common Units. Without limiting the foregoing, Buyer shall deliver (and shall cause Parent to deliver) any customary legal opinions of Parent’s counsel, transfer agent letters, issuer representation letters or other documentation reasonably required by Parent’s transfer agent to remove the Contract Legend (and, following such removal, the restrictions set forth in Section 8.10(a) shall automatically terminate with respect to the 15-Month Indemnification Reserve Released Common Units). Parent shall bear all fees and expenses of Parent’s transfer agent and Parent’s counsel in connection with such legend removal and related actions. Seller shall provide any customary representation letter reasonably requested by Parent’s transfer agent in connection with such legend removal.

(e) After the fifteen (15)-month anniversary of the Closing, any remaining Indemnification Reserve Common Units shall cease to be Restricted Units (the “Remaining Indemnification Reserve Release Common Units”) upon the final resolution of all Buyer Indemnified Party Claims pursuant to all applicable provisions of ARTICLE XI, including the cancellation or retirement of any Surrendered Units in accordance with Section 11.10. Following such resolution, Buyer shall promptly cause Parent and Parent’s transfer agent to, promptly (and in any event within two (2) Business Days) take all actions necessary to effect the removal of the Contract Legend from the Remaining Indemnification Reserve Released Common Units. Without limiting the foregoing, Buyer shall deliver (and shall cause Parent to deliver) any customary legal opinions of Parent’s counsel, transfer agent letters, issuer representation letters or other documentation reasonably required by Parent’s transfer agent to remove the Contract Legend (and, following such removal, the restrictions set forth in Section 8.10(a) shall automatically terminate with respect to the Remaining Indemnification Reserve Released Common Units). Parent shall bear all fees and expenses of Parent’s transfer agent and Parent’s counsel in connection with such legend removal and related actions. Seller shall provide any customary representation letter reasonably requested by Parent’s transfer agent in connection with such legend removal.

Section 8.11 NYSE Listing. Parent shall file with the NYSE a subsequent listing application covering the Parent Common Units to be issued as Equity Consideration, subject to notice of issuance, prior to the Closing.

Section 8.12 Financial Information. During the Pre-Closing Period, Seller shall, and shall cause its Representatives and each of HoldCo and the Company and each of their respective Representatives, to provide such reasonable assistance and cooperation as Parent may reasonably request as may be necessary for Parent and its Affiliates to comply with their respective obligations under the Securities Act, or with filings that are required by the SEC or that may otherwise be reasonably required by Parent and its Affiliates in order to prepare financial information and statements, in each case at Buyer Parties’ sole cost and expense (including Buyer Parties’ reimbursement of the reasonable and documented costs and expenses of third party Representatives in connection with compliance with this Section 8.12, required for Parent and its auditor to file with the SEC pursuant to Rule 3-05 and Article 11 of Regulation S-X (the “Requisite Financial Statement Information”)), including (a) at Buyer Parties’ sole cost and expense for reasonable and documented out-of-pocket expenses, causing the Acquired Companies’ auditors and officers to reasonably cooperate with Parent, its Affiliates and its and their respective accountants in connection with the preparation of the Requisite Financial Statement Information and (b) at Buyer Parties’ sole cost and expense for reasonable and documented out-of-pocket expenses, delivering to the Acquired Companies’ or Parent’s auditors any customary representation letters that are reasonably required to allow Parent’s auditors, to complete an audit or review of any Requisite Financial Statement Information, including providing customary consents as Parent and its Affiliates may reasonably request, and furnishing Parent, (x) within a reasonable amount of time and no later than January 15, 2026, audited consolidated balance sheets and related statements of income and cash flows of the Company as of and for the year ended October 31, 2025, together with all related notes thereto (in each case, prepared in accordance with the Company’s historical practice), and (y) with respect to any interim period since October 31, 2025 that is completed prior to the Closing Date, within a reasonable amount of time and no later than 45 days following the end of such interim period, unaudited consolidated balance sheets and related statements of income and cash flows of each Acquired Company as of and for the applicable interim period together with all related notes thereto (in each case, prepared in accordance with each Acquired Company’s historical practice). Parent shall, subject to Seller, HoldCo and the Company’s provision of assistance and cooperation as described herein, be solely responsible for obtaining any auditor consents to the inclusion of audit reports in SEC filings and for all related fees. None of Seller, HoldCo or the Company shall have liability for any refusal by any auditor to provide such consent. Parent shall indemnify and hold harmless Seller, HoldCo, the Company and their respective Representatives from and against any Losses arising out of or related to Parent’s or its Affiliates’ use of the Requisite Financial Statement Information or SEC filings, except to the extent finally determined by a court of competent jurisdiction to have resulted from fraud by such indemnified party.

Section 8.13 Anti-Manipulation. Parent shall declare and make distributions in accordance with the requirements set forth in the Parent Partnership Agreement.

Section 8.14 Termination of Support Obligations. During the period from and after the Signing Date and until the Closing Date, Seller shall, and shall cause its Affiliates to, promptly, but in no event later than the Closing Date, (i) cause all of HoldCo’s obligations under those certain Support Obligations listed in Item 1 of Section 4.22 of the Disclosure Schedules to be terminated in full, in each case without any further Liabilities to any Acquired Company or Buyer or any of their respective Affiliates and (ii) and deliver evidence reasonably satisfactory to Buyer of such termination of obligations referenced in the foregoing clause (i).

ARTICLE IX

CONDITIONS TO CLOSE

Section 9.1 Conditions to Buyer Party Obligations. The obligations of the Buyer Parties to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. All representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement, other than the Fundamental Representations, will be true and correct in all respects as of Signing Date and the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time) without giving effect to any materiality, Company Material Adverse Effect or similar qualifications contained therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Company Material Adverse Effect; provided, however, that the Fundamental Representations shall be true and correct in all respects as of Signing Date and the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time) other than for de minimis inaccuracies.

(b) Performance. Seller, HoldCo and the Company shall have performed and complied in all material respects with all agreements, obligations and covenants of such Parties contained in this Agreement that are required to be performed or complied with by such Parties at or prior to the Closing.

(c) Other Deliverables by Seller. Seller shall have delivered to Buyer the documents referenced in Section 2.5(a).

(d) Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws will have expired or otherwise been terminated.

(e) Governmental Prohibition. Subject to Section 7.4, no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or any final, non-appealable Governmental Order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions (each, a “Governmental Prohibition”).

(f) Material Adverse Effect. During the period between the Signing Date and the Closing Date, there shall not have been a Company Material Adverse Effect, a HoldCo Material Adverse Effect or a Seller Material Adverse Effect.

Section 9.2 Conditions to Seller’s, HoldCo’s and the Company’s Obligations. The obligations of Seller, HoldCo and the Company to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Seller in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. All representations and warranties contained in ARTICLE V of this Agreement will be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time) without giving effect to any materiality, Buyer Party Material Adverse Effect or similar qualifications contained therein.

(b) Performance. Each Buyer Party will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by a Buyer Party at or prior to the Closing.

(c) Other Deliverables by the Buyer Parties. The applicable Buyer Party shall have delivered to the applicable Persons the payments and documents referenced in Section 2.5(b).

(d) Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws will have expired or otherwise been terminated.

(e) Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Law or any final non-appealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any Party whose actions (including actions constituting a breach of this Agreement) resulted in any applicable Law or Governmental Order that had the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(c) by Seller or Buyer, if the Closing has not occurred on or before Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) will not be available to a Party if such Party’s material breach of its obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by the Termination Date; provided, further, that if, on the Termination Date, (i) the condition set forth in Section 9.1(d) has not been satisfied and (ii) all of the other conditions to the Closing contained in ARTICLE IX have been satisfied or are capable of being satisfied at the Closing, then, at the option of Buyer, with written notice to Seller, the Termination Date shall be automatically extended for an additional sixty (60) days.

(d) by Seller if (i) any of the representations and warranties of a Buyer Party contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.2(a) would not be satisfied or (ii) a Buyer Party shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 9.2(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation or, (B) if curable, shall continue unremedied at the Termination Date or, if earlier, by the tenth (10th) day following written notice by Seller to Buyer of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller if Seller is then in breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 9.1; or

(e) by Buyer if (i) any of the representations and warranties of Seller, HoldCo or the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.1(a) would not be satisfied or (ii) Seller, HoldCo or the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 9.1(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation or, (B) if curable, shall continue unremedied at the Termination Date, or, if earlier, by the tenth (10th) day following written notice by Buyer to Seller of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Buyer if Buyer is then in breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 9.2.

(f) If Seller or Buyer desires to terminate this Agreement pursuant to Sections 10.1(b)-(e) (as applicable), then such Party shall give written notice of such termination to the other Parties hereto (but no advance notice shall be required).

Section 10.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, this Agreement (other than the provisions of this ARTICLE X, ARTICLE I, Section 7.3, Section 8.4, Section 8.7, and ARTICLE XII, as well as any defined terms used in such sections, which provisions shall expressly survive any such termination and shall remain in full force and effect) shall then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party; provided, however, that nothing in this Agreement shall limit any Party’s rights or remedies in the case of Fraud by another Party.

Section 10.3 Termination Remedies.

(a) In the event that (i) all conditions precedent to the obligations of the Buyer Parties set forth in Section 9.1(a)-(c) have been satisfied or waived in writing by such Buyer Party (except for those conditions that by their nature are to be satisfied at the Closing, all of which Seller is ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 10.1(d) because the conditions precedent to the obligations of Seller set forth in Section 9.2(a)-(c) are not satisfied as of the date set forth in Section 10.1(d) solely as a result of an intentional breach or intentional failure of Buyer’s representations, warranties, or covenants hereunder, including, if and when required, Buyer’s obligations to consummate the Contemplated Transactions at the Closing, then Seller shall be entitled, as its sole and exclusive remedies, to either (x) seek specific performance in accordance with Section 12.9 or (y) terminate this Agreement and receive the Termination Fee for the sole account and use of Seller as liquidated damages, but shall not be entitled to both seek specific performance in accordance with Section 12.9 and terminate this Agreement and receive the Termination Fee. With respect to situations in which this Section 10.3(a) applies and Seller elects to terminate this Agreement, Seller and Buyer acknowledge and agree that (A) Seller’s actual damages upon the event of such a termination described in Section 10.3(a) are difficult to ascertain with any certainty, (B) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (C) such liquidated damages do not constitute a penalty. Upon the occurrence of a termination by Seller in accordance with this Section 10.3(a), Buyer shall pay the Termination Fee to Seller by wire transfer of immediately available funds to an account designated by Seller on the first (1st) Business Day following the termination of this Agreement under this ARTICLE X. To the extent not timely paid, the Termination Fee shall accrue interest from the due date until paid at the lesser of (x) twelve percent (12%) per annum or (y) the highest lawful rate of interest under the Laws of the State of Delaware.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 9.2(a)-(c) have been satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied at the Closing, all of which Buyer stands ready, willing and able to satisfy) and (ii) Buyer is entitled to terminate this Agreement under Section 10.1(e) because the conditions precedent to the obligations of Buyer set forth in Section 9.1(a)-(c) are not satisfied as of the date set forth in Section 10.1(e) solely as a result of a breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the Contemplated Transactions at the Closing, then Buyer shall be entitled, as its sole and exclusive remedies, to either (x) seek specific performance in accordance with Section 12.9 or (y) terminate this Agreement and seek its actual damages.

ARTICLE XI

INDEMNIFICATION; SURVIVAL

Section 11.1 Indemnification by Seller. Effective as of the Closing, subject to the limitations set forth in this ARTICLE XI, Seller is responsible for, shall pay on a current basis and agrees to defend, indemnify and hold harmless each Buyer Party and their respective Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents and Representatives (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, arising from, based upon or related to:

(a) any breach by Seller or HoldCo of any representation or warranty made by Seller or HoldCo contained in ARTICLE III or any representation or warranty made by the Company or HoldCo contained in ARTICLE IV, respectively, or in any certificate delivered by Seller, HoldCo or the Company pursuant to this Agreement;

(b) any breach by Seller of its covenants and agreements contained in this Agreement which require performance or compliance following the Closing Date;

(c) Seller Transaction Expenses;

(d) Indemnified Taxes;

(e) any and all Liabilities of HoldCo to the extent unrelated to either the Business or the Assets used in the Business (including, for the avoidance of doubt, the matters disclosed in Item 1 and Item 2 of Section 4.22 of the Disclosure Schedules and the matter disclosed in Item 3 of Section 4.6(g) of the Disclosure Schedules), in each case whether arising before or after the Closing;

(f) any and all Liabilities and/or Losses in connection with the workers compensation audit disclosed in Section 4.7 of the Disclosure Schedules to the extent attributable to pre-Effective Time periods; and

(g) any and all Liabilities and/or Losses in connection with the general liability and auto policy audit disclosed in Section 4.7 of the Disclosure Schedules to the extent attributable to pre-Effective Time periods.

Section 11.2 Indemnification by Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and agree to, defend, indemnify, hold harmless Seller and its Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents and Representatives (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising from, based upon or related to:

(a) any breach by a Buyer Party of its representations or warranties contained in ARTICLE V or in any certificate delivered by a Buyer Party pursuant to this Agreement which requires performance or compliance following the Closing; and

(b) any breach by a Buyer Party of its covenants and agreements contained in this Agreement which require performance or compliance following the Closing.

Section 11.3 Limitation on Liability; Other Matters.

(a) Except in the case of Fraud, and except with respect to the Fundamental Representations and the representations and warranties included in Section 4.9(e) and Section 4.13, if the Closing occurs, Seller shall have no liability for any indemnification under Section 11.1(a): (i) for any Losses with respect to any occurrence, claim, award or judgment that do not individually exceed $350,000 (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Losses for which Claim Notices for claims meeting the Individual Claim Threshold that are timely delivered by Buyer to Seller exceed one percent (1%) of the Purchase Price, and in such event Seller shall (subject to the limitation in the last sentence of this Section 11.3(a)) be liable to the Buyer Indemnified Parties to the extent the aggregate amount of all Losses in excess of the Individual Claim Threshold exceed one percent (1%) of the Purchase Price. Except with respect to breaches of the Fundamental Representations and the representations and warranties included in Section 4.9(e) and Section 4.13, and except in the case of Fraud, in no event will Seller be liable for Losses indemnified under Section 11.1(a) to the extent such Losses exceed ten percent (10%) of the Purchase Price. Notwithstanding anything in this Agreement to the contrary, except with respect to claims of Fraud, in no event will Seller’s aggregate liability under this Agreement exceed an amount equal to one hundred percent (100%) of the Purchase Price.

(b) Notwithstanding anything to the contrary contained in this Agreement, Losses in respect of which a Buyer Indemnified Party would otherwise be entitled to indemnification shall be offset by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Losses, including in respect of any insurance proceeds actually received, excluding any Tax benefits (collectively, the “Third-Party Recovery Proceeds”).

(c) Each Buyer Indemnified Party and each Seller Indemnified Party shall take commercially reasonable steps to mitigate any Loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise to a claim assertable under this ARTICLE XI. Without limiting the foregoing, the Buyer Indemnified Parties shall take commercially reasonable efforts to pursue all remedies and sources of recourse available under any Third-Party Recovery Proceeds, and the Buyer Indemnified Parties shall take commercially reasonable efforts, and cause each of its or their Affiliates to take all commercially reasonable efforts, to obtain the maximum Third-Party Recovery Proceeds for each matter pursuant to which an indemnification payment under this Agreement has been sought from or made by Seller.

(d) For purposes of determining (a) the amount of Losses resulting from a breach of either Party’s representations and warranties herein for which any Indemnified Party is entitled to indemnification hereunder and (b) whether there has been any such breach, any materiality qualifiers (including any Company Material Adverse Effect, HoldCo Material Adverse Effect, Seller Material Adverse Effect or Buyer Party Material Adverse Effect qualifiers) contained in such Party’s representations or warranties shall be disregarded.

(e) To the extent Seller or Buyer is required to make any indemnification payments directly pursuant to Section 11.1 or Section 11.2, then subject to Section 11.10, such Party shall pay directly by wire transfer of immediately available funds to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, the amount of such Loss within three (3) Business Days after the final, binding determination thereof. To the extent that any Third-Party Recovery Proceeds are recovered by a Buyer Indemnified Party after the related indemnification payment has been made by Seller pursuant to this Agreement for the same Loss, in order to prevent any recovery of a Loss more than once in respect to the same Losses suffered, such Buyer Indemnified Party shall promptly pay over to Seller, in cash, the full amount of any and all such Third-Party Recovery Proceeds for which indemnification payments have previously been made by Seller, promptly (and in any event within three (3) Business Days) after such Third-Party Recovery Proceeds are actually recovered, and if any payment by Buyer or any Buyer Indemnified Party is not timely made, then such payment shall accrue interest at the Contract Rate.

Section 11.4 Express Negligence. THE INDEMNIFICATION, RELEASE, ACQUIRED COMPANY OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

Section 11.5 Exclusive Remedy for Agreement. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims of Fraud, from and after the Closing, Section 11.1 and Section 11.2 contain the Parties’ exclusive remedy against each other with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party at the Closing pursuant to Section 2.5. Except for (a) the remedies contained in this ARTICLE XI, (b) other remedies available to the Parties at Law or in equity for breaches of Section 7.5 and (c) the remedies contained in Section 10.3, from and after the Closing, Seller and Buyer each release, remise and forever discharge the other Party and its Affiliates and all such Persons’ equityholders, officers, directors, employees, agents, advisors and representatives from any and all Losses (whether arising in Law or in equity), known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the Contemplated Transactions, (ii) the ownership of the Shares or the HoldCo Owned Shares, or the ownership, use or operation of each Acquired Company’s Assets prior to the Closing, or the condition, quality, status or nature of each Acquired Company’s Assets prior to the Closing, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, (vi) common Law rights of contribution with respect to this Agreement, and (vii) rights under insurance maintained by Seller or any of its Affiliates with respect to this Agreement. The receipt of the foregoing waivers, releases, remises and discharges is an essential inducement to each Party entering into this Agreement and the Ancillary Agreements. Each of the Buyer Related Parties covenants and agrees that it will not, at any time hereafter, directly or indirectly, commence or initiate (or cause another to commence or initiate), or participate in, any proceeding against or involving any Seller Related Party that relates to the matters covered by the waivers, releases, remises and discharges set forth above, unless and until requested to do so by such Seller Related Party (and then at Buyer’s sole option) or compelled to do so under penalty of Law pursuant to the lawfully issued process of a Governmental Authority. Each of the Seller Related Parties covenants and agrees that it will not, at any time hereafter, directly or indirectly, commence or initiate (or cause another to commence or initiate), or participate in, any proceeding against or involving any Buyer Related Party that relates to the matters covered by the waivers, releases, remises and discharges set forth above, unless and until requested to do so by such Buyer Related Party (and then at Seller’s sole option) or compelled to do so under penalty of Law pursuant to the lawfully issued process of a Governmental Authority.

Section 11.6 Indemnification Procedures. All claims for indemnification under Section 11.1 and Section 11.2 shall be asserted and resolved as follows:

(a) For purposes of this ARTICLE XI, the term “Indemnifying Party”, when used in connection with particular Losses, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this ARTICLE XI, and the term “Indemnified Party”, when used in connection with particular Losses, shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this ARTICLE XI.

(b) To make a claim for indemnification under Section 11.1 or Section 11.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.6, including the details of and basis under this Agreement for its claim (the “Claim Notice”) prior to the expiration of such representation, warranty, covenant or agreement pursuant to Section 11.7. In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.6 shall not relieve the Indemnifying Party of its obligations under Section 11.1 or Section 11.2 (as applicable) except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days from its receipt of the Claim Notice to notify the Indemnified Party whether the Indemnifying Party admits or denies the Indemnifying Party’s liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits in writing its obligation to indemnify as to a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim; provided, however, that where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings. Except as provided in the preceding sentence, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not be permitted to settle, compromise, take any corrective action or remedial action or enter into any agreed Governmental Order that subjects the Indemnified Party to any criminal Liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on, or requires any payment from, the Indemnified Party without the Indemnified

Party’s prior written consent. If requested by the Indemnifying Party, the Indemnified Party agrees to use commercially reasonable efforts to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest; provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person or to incur any out-of-pocket costs or expenses or to admit any Liability or commitment to any payments. Subject to Section 11.6(e), the Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s liability in respect of such Third Party Claim (including in the case of a settlement an unconditional written release of the Indemnified Party from all liability for Losses in respect of such Third Party Claim) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 11.7 Survival.

(a) (i) Seller’s representations and warranties (except for Fundamental Representations and the representations and warranties included in Section 3.5, Section 4.9(e), Section 4.13, and Section 4.22) shall survive for fifteen (15) months after the Closing; (ii) Seller’s Fundamental Representations and the representations and warranties included in Section 4.9(e) shall survive until the later of (A) four (4) years following the Closing and (B) the expiration of the applicable statute of limitations (taking into account any applicable extensions); (iii) Seller’s representations and warranties in Section 3.5 shall survive indefinitely, and Seller’s representations and warranties included in Section 4.13 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions); and (iv) Seller’s representations and warranties included in Section 4.22 shall survive for four (4) years from the Closing Date.

(b) (i) those covenants and agreements of Seller and the Acquired Companies contained herein that by their terms contemplate performance, in each case, prior to or at the Closing shall terminate upon the Closing; provided however, the indemnities in Section 11.1(b) in respect of such covenants shall survive until the date that is 180 days following the Closing Date; and (ii) those covenants and agreements of Seller, the Acquired Companies, Buyer or Parent contained herein that by their terms contemplate performance, in each case, after the Closing, in each case, shall survive until completion, satisfaction or waiver of such covenants or agreements; provided however, that the covenants and agreements of Seller, the Acquired Companies, Buyer or Parent relating to Taxes shall survive until thirty (30) days following the expiration of the applicable statutes of limitation (taking into account any applicable extensions);

(c) Buyer’s representations, warranties and covenants contained herein shall survive the Closing until thirty (30) days following the expiration of the applicable statutes of limitation (taking into account any applicable extensions).

(d) Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement prior to its expiration date with respect to such a representation, warranty, covenant or agreement.

(e) The indemnities in Section 11.1(a), Section 11.1(b) (subject to Section 11.7(b)(i)), Section 11.2(a) and Section 11.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification as set forth in this Section 11.7. The indemnities set forth in Section 11.1(d) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions). Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted prior to the date of termination pursuant the indemnities in Section 11.1 and Section 11.2 for such indemnity.

Section 11.8 Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES OR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE CONTEMPLATED TRANSACTIONS, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND FOR THE AVOIDANCE OF DOUBT, NO PARTY WAIVES ANY RIGHTS WITH RESPECT TO CLAIMS AS TO DIRECT DAMAGES (INCLUDING IN RESPECT OF REASONABLY FORESEEABLE DAMAGES BUT ONLY TO THE EXTENT CONSTITUTING DIRECT DAMAGES).

Section 11.9 Waiver of Right of Rescission. Seller and Buyer acknowledge that, subject to any express rights the Parties may have hereunder to seek and obtain specific performance hereunder or other equitable remedies, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As such, each of Buyer and Seller waives any right to rescind this Agreement or any of the Contemplated Transactions.

Section 11.10 Indemnification Reserve Common Units.

(a) With respect to each claim for indemnification asserted by a Buyer Indemnified Party against Seller pursuant to Section 11.1 (any such claim, a “Buyer Indemnified Party Claim”) from time to time during the period from and after the Closing Date up to the date that is fifteen (15) months following the Closing Date, upon final resolution of such Buyer Indemnified Party Claim pursuant to a final, non-appealable determination of a court of competent jurisdiction or the written agreement of Buyer and Seller, as applicable, Seller shall surrender to Buyer a number of Indemnification Reserve Common Units equal to the lesser of (x) the final value of such Buyer Indemnified Party Claim divided by the Parent Common Unit Price (such surrendered Indemnification Reserve Common Units, the “Surrendered Units” and such Surrendered Units multiplied by the Parent Common Unit Price, the “Surrendered Unit Indemnification Payment”) and (y) the remaining number of Indemnification Reserve Common Units. In the event of any such surrender, Buyer shall cause such Surrendered Units to be cancelled or retired, and Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to Parent’s transfer agent.

(b) The Indemnification Reserve Common Units shall not be the sole or exclusive source of recovery for Buyer Indemnified Party Claims; provided however that, for so long as there remain any Indemnification Reserve Common Units, Buyer shall first seek recovery for Buyer Indemnified Party Claims pursuant to Section 11.10(a) prior to seeking any other source of recovery.

Section 11.11 Tax Treatment. The Parties shall treat any amounts paid under this ARTICLE XI as an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable Laws.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by email. Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service or (c) the day of sending, if sent by email prior to 5:00 p.m. (Central Time) on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m. (Central Time) on any Business Day or on any day other than a Business Day:

If to Buyer (or to HoldCo or the Company after the Closing), to:

USA Compression Partners, LLC

8117 Preston Road, Suite 510A

Dallas, Texas 75225

Attention:	Christopher Porter
Email:	cporter@usacompression.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP 1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention:	George Vlahakos
Atman Shukla
Email:	gvlahakos@sidley.com
ashukla@sidley.com

If to HoldCo or the Company (prior to the Closing), to:

J-W Power Company

16479 N. Dallas Parkway, Ste 850, LB-8

Addison, Texas 75001

Attention: John Dutton

Email: jdutton@jwenergy.com

If to Seller:

Westerman, Ltd.

16479 N. Dallas Parkway, Ste 110, LB-14

Addison, Texas 75001

Attention: Avril Westerman

Email: aw@westermanfamilyoffice.com

with a copy of communications to either Acquired Company (prior to the Closing) and Seller (which shall not constitute notice) to:

Jackson Walker LLP 2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention:	Richard Waggoner
Natalie Kosydar
Danny Nappier
Email:	rwaggoner@jw.com
nkosydar@jw.com dnappier@jw.com

Each of the Parties hereto may specify a different address or addresses by giving notice in accordance with this Section 12.1 to each of the other Parties hereto.

Section 12.2 Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio; provided, however, that no consent shall be required in connection with an assignment pursuant to Section 8.3(d). Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and Seller. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.4 Entire Agreement. This Agreement, together with the other Ancillary Agreements constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly provided for herein and therein. The Parties acknowledge that, except as expressly provided in ARTICLE III, ARTICLE IV, and ARTICLE V and in the Ancillary Agreements, none of the Parties has made or is making any representations or warranties whatsoever, implied or otherwise.

Section 12.5 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page or by DocuSign or other similar service) and each such counterpart signature page will constitute an original for all purposes.

Section 12.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under any Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, any Law.

Section 12.7 Governing Law. This Agreement, the rights of the Parties hereto under this Agreement and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction; provided, however, that the internal operations of the Acquired Companies shall be governed by the Law of the State of Texas.

Section 12.8 Venue; Waiver of Jury Trial; Service of Process.

(a) ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED IN THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS; PROVIDED, THAT THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS, THEN ANY SUCH LEGAL ACTION MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF TEXAS (DALLAS DIVISION) OR ANY OTHER TEXAS STATE COURT IN DALLAS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c) Service of Process. Each of the Parties hereto hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by the Laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.9 Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties hereto agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement (including Section 7.4 by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Parties hereto are entitled at Law or in equity). Without limiting the generality of the foregoing, if all of the conditions set forth in ARTICLE IX hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing) then, each of the Parties hereto shall be entitled to cause the other Parties hereto to consummate the Closing by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 12.10 Disclosure Schedules. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate schedules corresponding to the subsections of this Agreement. The representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedules corresponding to the particular subsection of ARTICLE III or ARTICLE IV in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedules by reference to another part of the Disclosure Schedules; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of any Law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Acquired Companies contained in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 12.11 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated, except that the following shall be paid one hundred percent (100%) by Buyer: (a) the required filing fee under the HSR Act and (b) the premiums associated with the D&O Insurance “tail” policy.

Section 12.12 Further Assurances. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; provided, however, that if such further actions relate to any indemnification claim under this Agreement or to any other dispute between the Parties, the terms of this Section 12.12 will not apply.

Section 12.13 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of, or by reason of the Contemplated Transactions. This Section 12.13 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

USA Compression Partners, LLC

By:	/s/ M. Clint Green
Name: M. Clint Green
Title: President and Chief Executive Officer

PARENT:

USA Compression Partners, LP

By: USA Compression GP, LLC, its general partner

By:	/s/ M. Clint Green
Name: M. Clint Green
Title: President and Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLER:

WESTERMAN, LTD.

By: Westerman Interests, Inc., its general partner

By:	/s/ Avril Westerman
Name: Avril Westerman
Title: Vice President, Chief Investment Officer, Treasurer

Signature Page to Stock Purchase Agreement

HOLDCO:

J-W ENERGY COMPANY

By:	/s/ Avril Westerman
Name:	Avril Westerman
Title:	Secretary

COMPANY:

J-W POWER COMPANY

By:	/s/ John Dutton
Name:	John Dutton
Title:	President

Signature Page to Stock Purchase Agreement

Exhibit A

Form of Sublease Agreement

[Omitted.]

Exhibit B

Form of Registration Rights Agreement

[See attached.]

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among USA Compression Partners, LP, a Delaware limited partnership (the “Parent”), and the parties set forth on Schedule I hereto (collectively, the “Holders” and each, individually, a “Holder”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into that certain Stock Purchase Agreement, dated as of November 29, 2025 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among USA Compression Partners, LLC, a Delaware limited liability company (the “Purchaser”), the Parent, Westerman, Ltd., a Texas limited partnership (the “Seller”), J-W Energy Company, a Texas corporation (“J-W Energy”), and J-W Power Company, a Texas corporation, pursuant to which, among other things, as partial consideration for the sale of all of the issued and outstanding capital stock of J-W Energy to the Purchaser pursuant to the Purchase Agreement, the Parent will issue an aggregate [•] newly issued common units representing limited partnership interest of the Parent (“Parent Common Units”) at the direction of the Seller to the Holders; and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and, in connection with the Closing, the Parent and the Holders wish to enter into this Agreement to provide the Holders certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, or any similar successor statute (collectively, the “Securities Act”), with respect to Parent Common Units.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parent and the Holders hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Block Trade” shall have the meaning set forth in Section 2.02.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning set forth in the recitals.

“Effectiveness Period” shall have the meaning set forth in Section 2.04(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or governmental or quasi-governmental authority of any nature, including any governmental agency, branch, commission, department, official, or entity, any court, judicial authority, or other tribunal, and any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

“Initial Holder” means the Holders as of the date of this Agreement, as indicated on the signature pages hereto.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act or (any successor to such Section)) that Parent shall designate as a National Securities Exchange for purposes of this Agreement.

“Opt-Out Notice” shall have the meaning set forth in Section 2.09.

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Units” shall have the meaning set forth in the recitals.

“Parent Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

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“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the recitals.

“Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) Parent Common Units beneficially owned by the Holders as of the date of this Agreement and (ii) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when a Registration Statement covering such Registrable Unit becomes or has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Registration Statement, (B) when such Registrable Unit has been disposed of pursuant to any Section of Rule 144 (or any similar provision then in effect) under the Securities Act; and (C) when such Registrable Unit becomes eligible for sale pursuant to Rule 144(b)(1)(i) without limitation under any other requirements of Rule 144 under the Securities Act (or any similar provision then in effect) (the “Rule 144 Fall-Away Date”).

“Registration Expenses” shall have the meaning set forth in Section 2.06.

“Registration Statement” means any registration statement of the Parent under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the recitals.

“Seller” shall have the meaning set forth in the recitals.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

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“Shelf Underwritten Offering” shall have the meaning set forth in Section 2.01(b).

“Suspension Period” shall have the meaning set forth in Section 2.03.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Within 90 days following the date hereof, the Parent shall use commercially reasonable efforts to prepare and file a Registration Statement to permit the public resale of the Registrable Units held by the Holders from time to time as permitted by Rule 415 of the Securities Act (a “Shelf Registration Statement”) in accordance with the provisions of this Agreement; provided, that the Parent shall only be obligated to prepare and file one such Shelf Registration Statement pursuant to this Section 2.01 on behalf of the Holders. The Parent shall effect such Shelf Registration Statement using a registration statement on Form S-3 whenever the Parent is eligible to do so. The Parent shall use its commercially reasonable efforts to (i) cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective during the Effectiveness Period. The Parent shall provide written notice to the Holders in accordance with Section 3.05 hereof, at least five Business Days prior to the proposed filing date of such Shelf Registration Statement and the Parent shall include in such Shelf Registration Statement all of the Registrable Units then beneficially owned by the Holders who request inclusion therein and provide the Parent such information the Parent requires, including completing and executing any selling unitholder questionnaire, at least two Business Days prior to the filing of such Shelf Registration Statement.

(b) At any time and from time to time following the effectiveness of the Shelf Registration Statement required by Section 2.01(a), any Holder may request to sell all or a portion of their Registrable Units in an underwritten offering that is registered pursuant to such Shelf Registration Statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that the Holders may not demand more than two Shelf Underwritten Offerings, which, for the avoidance of doubt, shall include Block Trades pursuant to Section 2.02 hereof, during the Effectiveness Period, and provided, further, that such Holder(s) reasonably expect(s) to sell Registrable Units yielding aggregate gross proceeds of (x) at least $150,000,000 or (y) the remaining amount of all Registrable Units held by such Holder(s). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Parent (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Units proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three Business Days after receipt of any Shelf Takedown Notice, the Parent shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Units (the “Parent Shelf Takedown Notice”) and, subject to the provisions of Section 2.01(c), shall include in such Shelf Underwritten Offering all Registrable Units with respect to which the Parent has received written requests for inclusion therein within five Business Days after sending the Parent Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.02. The Parent shall enter into an underwriting agreement in a form as is customary in underwritten offerings of securities by the Parent with the managing underwriter selected by the Holder(s) requesting such

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Shelf Underwritten Offering (which managing underwriter shall be subject to approval of the Parent, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the disposition of such Registrable Units in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this Section 2.01(b), subject to Section 2.03, the underwriting agreement into which each Holder and the Parent shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Parent.

(c) In connection with any Shelf Underwritten Offering, if the managing underwriter advises the Parent that in its opinion the number of Registrable Units proposed to be included in such offering exceeds the maximum number of Parent Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of Parent Common Units proposed to be sold in such offering), the Parent shall include in such Shelf Underwritten Offering the Registrable Units of the Holders pro rata based on the total amount of Registrable Units requested to be included therein by each such Holder that can be sold without exceeding such maximum number of Parent Common Units.

Section 2.02 Block Trades. Notwithstanding the foregoing, at any time and from time to time when a Shelf Registration Statement is on file with the SEC and is effective, if a Holder wishes to engage in an underwritten registered offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected by such Holder to be at least, in the aggregate, either (x) $50,000,000 or (y) all remaining Registrable Units held by the Holder, then notwithstanding the time periods provided for in Section 2.01(b), such Holder need only notify the Parent of the Block Trade at least two Business Days prior to the day such offering is to commence and the Parent shall use commercially reasonable efforts to facilitate such Block Trade; provided that the Holders representing a majority of the Registrable Units wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Parent and any underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade. Notwithstanding anything to the contrary in this Agreement, a Block Trade shall be counted against the aggregate number of Shelf Underwritten Offerings or Block Trades available to the Holders under this Agreement only if such Block Trade is launched and results in the sale of Registrable Units. Unsuccessful wall-crosses, aborted launches or offerings that are withdrawn prior to pricing or closing (including any withdrawal at the request of the managing underwriter(s) or the Parent) shall not be deemed launches and shall not be counted so long as the Holder requesting a Block Trade agrees to pay the Parent’s Registration Expenses related to such attempted Block Trade.

Section 2.03 Suspension Periods. The Parent may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Shelf Registration Statement in conjunction with a registration of Registrable Units, a Shelf Underwritten Offering or Block Trade, pursuant to Section 2.01 or Section 2.02, as applicable, but in each such case only if the Parent determines in good faith that (a) such delay would enable the Parent to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Parent (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Parent unable to comply with applicable

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securities Laws or (c) obtaining any financial statements (including required consents) required to be included in any such Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the Parent has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.03 is herein called a “Suspension Period.” In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360-day period exceed 120 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.04 Obligations of the Parent and the Holders.

(a) Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Parent shall:

(i) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by such Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) the Rule 144 Fall-Away Date (the “Effectiveness Period”);

(ii) furnish to each selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be supplements or amendments), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by such Registration Statement or other registration statement;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States, in each case using its commercially reasonable efforts to prevent any period in which the Registrable Units would not be subject to a Shelf Registration Statement;

(iv) if applicable, use commercially reasonable efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

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(v) the Parent shall ensure that a Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which a statement is made, not misleading). As soon as practicable following the effective date of a Registration Statement, but in any event within one Business Day of such date, the Parent will notify the selling Holders of the effectiveness of such Registration Statement;

(vi) promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Parent’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any Prospectus thereto, the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Parent of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. Subject to Section 2.03, The Parent agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(vii) upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

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(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(ix) in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.02, enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind;

(x) in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.02, use commercially reasonable efforts to (A) cause the Parent’s independent accountants to provide customary “cold comfort” letters to the managing underwriter(s) of such offering in connection therewith and (B) cause the Parent’s counsel to furnish customary legal opinions to such underwriters in connection therewith; and

(xi) use commercially reasonable efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Parent are then listed.

(b) It shall be a condition precedent to the obligations of the Parent to take any action pursuant to this Agreement that the Holders shall furnish to the Parent such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Parent shall reasonably request and as shall be required in connection with the action to be taken by the Parent.

(c) The Holders agree by having their Parent Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Parent of the occurrence of an event pursuant to Section 2.04(a)(vi) when the Parent is entitled to do so pursuant to Section 2.03, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to any Registration Statement until it is advised in writing by the Parent that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.04(a)(vi), and, if so directed by the Parent, the Holders will deliver to the Parent all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d) The Parent may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such Registrable Units without the Parent’s prior written consent.

(e) It is understood and agreed that the Parent shall not have any obligations under this Article II at any time following the termination of this Agreement, unless an underwritten offering in which any Holder participates has been priced, but not completed, prior to the applicable date of such termination, in which event the Parent’s obligations under this Section 2.04 shall continue with respect to such offering until it is so completed.

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Section 2.05 Other Registration Rights Agreements. Other than certain Registration Rights Agreement, dated as of April 2, 2018, among the Parent, Energy Transfer Equity, L.P., Energy Transfer Partners, L.P. and USA Compression Holdings, LLC, and that certain Registration Rights Agreement, dated as of April 2, 2018, among the Parent and the purchasers named therein, the Parent has not entered into and, unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement that is inconsistent with the rights granted to the Holders with respect to Registrable Units in this Agreement or otherwise conflicts with the provisions hereof in any material respect.

Section 2.06 Expenses of Registration. All expenses incurred in connection with any Registration pursuant to Section 2.01 of this Agreement, and any offerings under the Registration Statements filed in such Registrations, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications) and the reasonable and documented fees and disbursements of one legal counsel for the Holders in connection with any Shelf Underwritten Offering (including a Block Trade) subject to a maximum fee of $100,000 (“Registration Expenses”), shall be paid by the Parent. The Holders shall bear and pay all incremental selling expenses relating to the sale of Registrable Units, such as the underwriting fees, discounts, commissions and brokerage fees applicable to securities offered for their account in connection with any Registrations, Block Trades and underwritten offerings made pursuant to this Agreement.

Section 2.07 Indemnification.

(a) The Parent shall indemnify, to the fullest extent permitted by Law, the Holders and their respective directors, officers, affiliates, employees, agents and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable and documented attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Parent by any Holder or to the Parent by any participating underwriter for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto. In connection with an underwritten offering in which any Holder participates conducted pursuant to a registration effected hereunder, the Parent shall indemnify each participating underwriter to substantially the same extent as provided above with respect to the indemnification of the Holders.

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(b) In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify, to the fullest extent permitted by Law, the Parent and its respective directors, officers, affiliates, employees, agents and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable and documented attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Parent by or on behalf of such participating Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, the participating Holders shall indemnify each participating underwriter to substantially the same extent as provided above with respect to the indemnification of the Parent.

(c) Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, of a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

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(e) If the indemnification provided for in or pursuant to this Section 2.06 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.08 Lockup. Each Holder shall, in connection with any underwritten offering of Parent Common Units in which such Holder is selling Registrable Units, upon the request of the underwriters managing the underwritten offering of Parent Common Units, agree in writing not to effect any sale, disposition or distribution of any Registrable Units (other than that included in such Registration) and such other customary exceptions agreed to by the managing underwriters for any underwritten offering, without the prior written consent of the underwriters for such period of time as such underwriters may specify, but in no event to exceed 60 days from the date of the final Prospectus with respect to each such underwritten offering.

Section 2.09 Opt-Out. Any Holder may deliver written notice (an “Opt-Out Notice”) to Parent requesting that such Holder not receive any notice of any event that would lead to a Suspension Period as contemplated by Section 2.03; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), Parent shall not deliver any notice to such Holder pursuant to Section 2.03, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify Parent in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.09) and the Suspension Period remains in effect, Parent will so notify such Holder, within one Business Day of such Holder’s notification to Parent, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 2.10 Removal of Restrictive Legends. The private placement legend on any Parent Common Units covered by this Agreement shall be removed if (a) such Parent Common Units are sold or disposed of pursuant to an effective Shelf Registration Statement, (b) such Parent Common Units are sold pursuant to Rule 144 and each Holder and participating broker delivers to the Parent a letter in customary form for Rule 144 representing that such Holder has complied with the applicable provisions of Rule 144 or (c) a Holder requests after the Rule 144 Fall-Away Date and such Holder delivers to the Parent a letter in customary form for Rule 144 representing that

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the applicable provisions of Rule 144 have been met in connection with such Rule 144 Fall-Away Date. The Parent shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Parent Common Units pursuant to this Section 2.10 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied. In connection with any legend removal pursuant to this Section 2.10, if required by the Parent’s transfer agent, the Parent shall cause an opinion of counsel to be delivered to and maintained with the Parent’s transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Parent Common Units without any such legend, but only if the Parent, its counsel and/or the Parent’s transfer agent shall have timely received from such Holder documentation and evidence (which such documentation or evidence may require a medallion guarantee if reasonably requested by the Parent’s transfer agent to comply with applicable Law) reasonably requested by it in order to cause the removal of such legend, including, as may be appropriate, any information the Parent deems necessary to determine that the legend is no longer required, including a certification that, among other things, such unitholder is not an Affiliate of the Parent. The Parent shall bear all of its direct costs and expenses associated with the removal of a legend pursuant to this Section 2.10.

ARTICLE III

MISCELLANEOUS

Section 3.01 Termination. Except as provided in Section 2.07 and Section 2.10, this Agreement and all obligations of the Parent and each of the Holders hereunder shall automatically terminate and have no further force or effect as of the earlier of (i) the date as of which all of the Registrable Units held by such Holder have been sold pursuant to the Shelf Registration Statement, and (ii) the Rule 144 Fall-Away Date.

Section 3.02 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 3.03 Amendment and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parent and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of Parent Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

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Section 3.04 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Parent to:

USA Compression Partners, LP

8117 Preston Road, Suite 510A

Dallas, Texas 75225

Attention: Christopher W. Porter

E-Mail: cporter@usacompression.com

with a copy to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Attention: George J. Vlahakos

E-Mail: gvlahakos@sidley.com

and if to any Holder, at such Holder’s address or email as set forth in the Parent’s books and records.

Section 3.06 Transfer or Assignment of Registration Rights. The rights to cause the Parent to register Registrable Units under Article II may be transferred or assigned by each Holder only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with express prior written consent of Parent, provided, in each case, (i) Parent is given written notice prior to any transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Units with respect to which such registration rights are being transferred and (ii) that any such transferee shall not be entitled to the rights provided in this Agreement unless each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding anything to the contrary contained in this Section 3.06, any Holder may elect to transfer all or a portion of its Registrable Units to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Units so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 3.06.

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Section 3.07 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.08 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.07 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 3.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email and other electronic signatures (including, without limitation, DocuSign and AdobeSign)) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Section 3.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 3.13 Governing Law. This Agreement and the transactions contemplated hereby and any and all claims, controversies, disputes, suits, proceedings and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 3.14 Venue; Waiver of Jury Trial; Service of Process.

(a) ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS; PROVIDED, THAT THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS, THEN ANY SUCH LEGAL ACTION MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF TEXAS (DALLAS DIVISION) OR ANY OTHER TEXAS STATE COURT IN DALLAS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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(c) Each of the Parties hereto hereby (i) consents to service of process in any suit, proceeding, action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise among any of the Parties hereto in any way relating to this Agreement or any of the transactions contemplated by this Agreement permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.05, will constitute good and valid service of process in any such suit, proceeding, action or cause of action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such suit, proceeding, action or cause of action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 3.15 Remedies. The Parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 3.01, the Parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the Parties hereto hereby waives any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The Parties further agree that, by seeking the remedies provided for in this Section 3.15, no Party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 3.15 are not available or otherwise are not granted, or (ii) under the Purchase Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

USA Compression Partners, LP

By:	USA Compression GP, LLC
its general partner

By:
[Name]
[Title]

Signature Page to Registration Rights Agreement

Westerman, Ltd.

By:
[Name]
[Title]

Signature Page to Registration Rights Agreement

Schedule I

Holders

Name	Number of Parent Common Units
Westerman, Ltd.	[•]

Exhibit C

Form of Board Observer Rights Agreement

[See attached.]

BOARD OBSERVER RIGHTS AGREEMENT

THIS BOARD OBSERVER RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•] (the “Effective Date”), by and among USA Compression GP, LLC, a Delaware limited liability company (the “Parent GP”), USA Compression Partners, LP, a Delaware limited partnership (“Parent”) and Westerman, Ltd., a Texas limited partnership (“Seller”). Parent GP, Parent and their respective subsidiaries are herein referred to as the “USAC Entities,” and Parent GP, Parent and Seller are herein referred to as the “Parties.”

RECITALS

WHEREAS, on November 29, 2025, Parent entered into the Stock Purchase Agreement (the “SPA”) by and among Parent, USA Compression Partners, LLC, a Delaware limited liability company (“Buyer”), Seller, J-W Energy Company, a Texas corporation (“HoldCo”), and J-W Power Company, a Texas corporation, pursuant to which Buyer acquired all of the issued and outstanding shares of common stock of HoldCo and all of the issued and outstanding shares of preferred stock of HoldCo from Seller, and Seller will receive, as a portion of the consideration therefor, common units representing limited partnership interests in Parent (the “Parent Common Units”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the SPA, on the Effective Date each of Parent GP, Parent and Seller are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Section 1. Board Observer.

(a) From the Closing Date (as defined in the SPA) until the first anniversary thereof, Seller shall have the right to appoint Avril Westerman as a non-voting board observer (the “Board Observer”), to the board of directors of Parent GP (the “Board of Directors”). The Board Observer shall enter into a board observer agreement with confidentiality obligations in the form attached hereto as Exhibit A. In no event shall the Board Observer (i) be deemed to be a member of the Board of Directors, (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to Parent GP, Parent or their respective equity holders, affiliates and representatives, or (iii) have the right to vote on, or consent to, any matters presented to the Board of Directors or propose or offer any motions or resolutions to the Board of Directors. The presence of the Board Observer shall not be required for purposes of establishing a quorum at any meeting of the Board of Directors.

(b) Parent GP shall provide the Board Observer (i) notice of the applicable meeting of the Board of Directors or action taken by written consent by the Board of Directors at the same time and in the same manner as notice is given to the Board of Directors, (ii) access to all materials and other information given to the full Board of Directors (excluding, for the avoidance of doubt, any materials or other information given solely to committees of the Board of Directors) in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to the full Board of Directors, and (iii) the right to attend such meetings (virtually, telephonically or in-person, at Parent GP’s sole discretion). For the avoidance of doubt, the Board Observer shall not have the right to attend meetings of committees of the Board of Directors. Notwithstanding the foregoing, the Board of Directors may exclude the Board Observer from the relevant portion of any meeting of the Board of Directors (and from receiving information provided to other directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between Seller, its affiliates or the Board Observer, on the one hand, and the USAC Entities, on the other hand, or that would otherwise violate applicable law (provided that any such exclusion shall only apply to such portion of such material or meeting which would relate to the conflicts of interest). Parent GP reserves the right to exclude the Board Observer from access to any materials, information or meeting or portion thereof if Parent GP determines, in good faith, that such access could cause the loss of the attorney-client privilege protection otherwise afforded to any such information or prevent the directors from engaging in attorney-client privileged communication (provided that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege). Seller shall not exercise any control over Parent GP, Parent or their respective affiliates through the Board Observer, and neither Seller nor the Board Observer shall act or otherwise represent themselves as employees of Parent GP, Parent or their respective subsidiaries. The Board Observer shall not have any individual authority to assume or create any commitment or obligation on behalf of, or to bind, the USAC Entities.

(c) Parent GP shall include Seller and the Board Observer on applicable insider lists for Parent and provide customary advance notice of applicable blackout periods. Parent GP shall not have any obligation to disclose material non-public information (MNPI) for the purpose of enabling trading, but will use commercially reasonable efforts to provide Seller with the anticipated timing of quarterly earnings releases.

Section 2. Miscellaneous.

(a) Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by Parent GP, Parent or any of their respective affiliates to Seller or any of its affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b) Incorporation by Reference. The following sections of the SPA are hereby incorporated by reference into this Agreement, mutatis mutandis: Section 1.2 (Interpretation), Section 12.3 (Amendment and Waivers), Section 12.5 (Counterparts; Electronic Signature), Section 12.6 (Severability), Section 12.7 (Governing Law), Section 12.13 (Non-Recourse).

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(c) Notices. All notices and demands provided for in this Agreement shall be in writing and shall be delivered to the following addresses:

If to any USAC Entity, as set forth below:

USA Compression GP, LLC

8117 Preston Road, Suite 510A

Dallas, Texas 75225

Attention: Christopher Porter

Email: cporter@usacompression.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Ave, Suite 5900

Houston, Texas 77002

Attention: George Vlahakos; Atman Shukla

Email: gvlahakos@sidley.com; ashukla@sidley.com

If to Seller, as set forth below:

Westerman, Ltd.

16479 N. Dallas Parkway, Ste 110, LB-14

Addison, Texas 75001

Attention: Avril Westerman

Email: aw@westermanfamilyoffice.com

with a copy (which shall not constitute notice) to:

Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, Texas 75201

Attn: Richard Waggoner; Natalie Kosydar

Email: rwaggoner@jw.com; nkosydar@jw.com

(d) Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(e) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the first anniversary of the Closing Date and (ii) such earlier date as the Parties may otherwise agree.

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(f) Expenses. Parent GP shall reimburse the reasonable, documented, out-of-pocket travel expenses of the Board Observer incurred to attend in-person meetings of the Board of Directors or Board committees in accordance with Parent GP’s standard travel policies provided to the Board Observer in advance. For the avoidance of doubt, the Board Observer shall not receive any compensation from the USAC Entities for her role as a non-voting board observer.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

USA COMPRESSION GP, LLC

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP

By: USA Compression GP, LLC, its general partner,

By:
Name:
Title:

Signature Page to Board Observer Rights Agreement

WESTERMAN, LTD.

By: Westerman Interests, Inc., its general partner

By:
Name:
Title:

Signature Page to Board Observer Rights Agreement

Exhibit A

[Form of Board Observer Agreement]

[•]

USA Compression GP, LLC

8117 Preston Road, Suite 510A

Dallas, Texas 75225

Attn: Board of Directors

Dear Ladies and Gentlemen:

Pursuant and subject to Section 1 of that certain Board Observer Rights Agreement (the “Board Observer Agreement”), dated as of [•], by and among USA Compression GP, LLC, a Delaware limited liability company (the “Parent GP”), USA Compression Partners, LP, a Delaware limited partnership (“Parent”) and Westerman, Ltd., a Texas limited partnership (“Seller”), Seller has exercised its right to appoint Avril Westerman as a non-voting board observer (acting in such capacity, the “Board Observer”) to the board of directors (the “Board of Directors”) of Parent. The Board Observer and Seller acknowledge that at the meetings of the Board of Directors and at other times the Board Observer may be provided with and otherwise have access to non-public information concerning Parent GP and its affiliates, including Parent. In consideration for and as a condition to Parent GP furnishing access to such information, the Board Observer and Seller hereby agree to the terms and conditions set forth in this letter agreement (this “Agreement”):

1. As contemplated by Section 1 of the Board Observer Agreement, Parent may, from time to time, furnish or make available to (or cause to be furnished or made available to) the Board Observer, certain information, including information regarding Parent GP and its affiliates. All non-public information that is treated by Parent GP as confidential (whether written or oral) furnished or made available on or after the date hereof to the Board Observer by or on behalf of Parent GP and any notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Board Observer or Seller which contain or reflect any such information, is herein referred to as “Confidential Information”. The term “Confidential Information” does not, however, include any information that (i) at the time of disclosure or thereafter is generally known by the public at large other than as a result of its disclosure by the Board Observer or her affiliates or any of her or their respective directors, officers, employees, advisors, agents, consultants, controlling persons or other representatives, including, without limitation, financial advisors, accountants, or legal counsel (such affiliates and other persons being herein referred to collectively as the “Representatives”) in breach of this Agreement, (ii) is already known to the Board Observer or her Representatives at the time of disclosure or was available to the Board Observer on a non-confidential basis prior to disclosure by or on behalf of Parent, (iii) is lawfully received by the Board Observer or her Representatives from a third party having no obligation of confidentiality with respect thereto, (iv) is independently developed by the Board Observer or any of her Representatives without the use of or reference to any Confidential Information, or (v) Parent GP and the Board Observer agree is not confidential. The term “Representatives” does not include any of Seller’s affiliates, none of whom may receive Confidential Information without the prior written approval of Parent GP unless they have received Confidential Information with such written approval.

2. Except to the extent permitted by this Paragraph 2 or by Paragraph 3, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may share Confidential Information with the Seller; provided, further, that the Seller shall keep such Confidential Information strictly confidential. The Board Observer and Seller shall not use any Confidential Information made available to the Board Observer in her capacity as an observer of the Board of Directors or by the Board Observer to Seller for any purpose other than evaluating and monitoring the management of the business and operations of Parent for purposes of evaluating and monitoring Seller’s ownership of Parent Common Units (as defined in the Board Observer Agreement) received pursuant to the SPA (as defined in the Board Observer Agreement) as Equity Consideration (as defined in the SPA) and exercising the Seller’s rights as an investor in Parent and its rights under this Agreement (collectively, the “Purpose”); provided, that the Board Observer and Seller may share Confidential Information with their respective Representatives so long as such persons are informed of the confidential nature of such information and agree to be bound by the terms of this Agreement by entering into a confidentiality agreement with Parent GP and Parent in content as protective of the Confidential Information to be shared as the provisions of this Agreement and in a form that is satisfactory to Parent GP and Parent. In furtherance of the foregoing, none of the Board Observer, Seller or their Representatives shall use any Confidential Information for any reason other than for the Purpose. The Board Observer may not record the proceedings of any meeting of the Board of Directors by means of an electronic recording device. The Board Observer and Seller shall direct all of their respective Representatives on the confidential nature of the Confidential Information. The Board Observer and Seller shall be responsible for any breach of this Agreement by any of their respective Representatives, unless such Representative has entered into a similar confidentiality agreement with Parent GP.

3. Confidential Information shall not include any information that is legally required to be disclosed by the Board Observer or Seller to comply with applicable laws, court order or governmental rules or regulations (including, without limitation, any rule of any stock exchange or similar organization); provided, that the Board Observer or Seller (unless otherwise prohibited by law or not feasible) promptly provides timely prior written notice of such required disclosure to Parent GP and takes all reasonable and lawful actions to avoid or minimize the extent of such disclosure (including, but not limited to, cooperating with Parent GP to avoid or minimize disclosure) and directs that the Confidential Information disclosed pursuant to this paragraph is afforded confidential treatment by the third party receiving such Confidential Information.

4. All Confidential Information disclosed by Parent GP or its Representatives to the Board Observer (or by the Board Observer to Seller) is and will remain the property of Parent GP or Parent, as applicable, so long as such information remains Confidential Information. Written Confidential Information, and any copies thereof, shall be, upon Parent GP’s written request, returned to Parent GP or destroyed (in either case, at the Board Observer’s or Seller’s election, as applicable), and no copies will be retained by the Board

Observer, Seller or any of their respective Representatives, unless expressly agreed by Parent GP. Notwithstanding the foregoing, Seller may retain a copy of any written, electronic or photographic Confidential Information provided by Parent GP under this Agreement (i) to the extent required by applicable law, regulation or valid order issued by a court or governmental agency of competent jurisdiction or (ii) if retained on a disaster recovery and/or automatic electronic backup system.

5. It is understood and acknowledged that none of Parent GP, Parent or any of their respective affiliates or any of their respective partners, members, directors, officers, managers, employees, agents, consultants, advisors or other representatives has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of the Confidential Information. None of Parent GP, Parent or any of their respective partners, members, directors, officers, managers, employees, agents, consultants, advisors or other representatives shall have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) to the Board Observer, Seller or any of their respective Representatives resulting from their use of the Confidential Information, including any errors or omissions therefrom, and none of the Board Observer, Seller or any of their respective Representatives will make any claims whatsoever against such other persons, with respect to or arising out of their use of the Confidential Information.

6. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Board Observer or Seller and that Parent GP shall be entitled to seek specific performance or any other appropriate form of equitable relief without a requirement of posting bond or any other security as a remedy for any such breach in addition to the remedies available to Parent GP at law.

7. This Agreement is personal to the Board Observer, is not assignable by the Board Observer or Seller and may be modified or waived only in writing. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

8. If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

11. Any suit, action or proceeding relating in any way to this Agreement (including counterclaims) must be brought exclusively in the courts of the State of Delaware in the City of Wilmington. The parties irrevocably submit to the jurisdiction of such courts with respect to any such suit, action or proceeding, and the Board Observer and Seller hereby designate and approve Parent GP as its agent for service of process. Notwithstanding the foregoing, a party may commence any suit, action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, (1) any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution; (2) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the courts of the State of Delaware in the City of Wilmington; and (3) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts.

13. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14. This Agreement shall terminate and be of no further force or effect on the two-year anniversary of the earlier of: (i) the date of delivery of written request of termination by Parent GP or (ii) the date on which Seller is no longer entitled to appoint a Board Observer pursuant to the Board Observer Agreement.

15. This Agreement and the Board Observer Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written and oral agreements between the parties regarding the subject matter of this Agreement as well as any “click-through” or similar agreement that Seller or the Board Observer may be required to enter into to access information in a data site or similar arrangement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

BOARD OBSERVER

By:
Name: Avril Westerman

WESTERMAN, LTD.

By: Westerman Interests, Inc., its general partner

By:
Name:
Title:

Agreed to and accepted, effective as of the date first set forth above:

USA COMPRESSION GP, LLC

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP

By: USA Compression GP, LLC, its general partner,

By:
Name:
Title:

Schedule EWC

[Omitted.]